UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Customers Bancorp, Inc.
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customers bancorp

banking built for entrepreneurs

by entrepreneurs

Notice of 2025 Annual Meeting and 2025 Proxy Statement

Let's take on tomorrow... *together*.

customers bancorp

We are here to serve businesses and the people who power them.

Businesses that drive innovation. Create jobs. Shape communities. Change outcomes.

Whether you are taking your company to the next level or starting a new venture, your banker is empowered to help accelerate your success – *as you define it.*

Here, your banker knows you by name — and your industry by heart — and stands ready to leave you saying Wow!

This is banking built for entrepreneurs, by entrepreneurs. And we are uniquely Customers Bank.

Jay Sidhu
Chairman and
Chief Executive Officer

Sam Sidhu
President

CUSTOMERS BANCORP, INC.
701 Reading Avenue
West Reading, Pennsylvania 19611
(610) 933-2000
April 17, 2025

Letter From Our Chairman & Chief Executive Officer and Our President

Dear Fellow Shareholders:
You are invited to attend the 2025 Annual Meeting of Shareholders (“Annual Meeting”) of Customers Bancorp, Inc. (“Customers Bancorp”, “Customers”, “Company”, “we”, “us” or “our”) to be held Tuesday, May 27, 2025, beginning at 10:00 a.m., Eastern Time. Similar to last year, we will hold a virtual Annual Meeting, which will allow all shareholders to attend the Annual Meeting through a live webcast on the Internet and participate in substantially the same way as if attending the meeting in person.
Further information about the Annual Meeting, the various matters on which the shareholders will vote, and how to register for, attend and participate in the Annual Meeting is included in the Notice of Annual Meeting and the Proxy Statement which follow this letter. We encourage you to read Customers’ 2024 Annual Report on Form 10-K, which can be located at www.envisionreports.com/CUBI (please copy and paste the link into your browser).
As we reflect on the past year, we are pleased with our progress and excited about the future of Customers Bank. Our unique business model, niche banking approach, and exceptional customer service have not only positioned us well in a competitive environment but have contributed to ensuring our organization is “built to last.”
Understanding Key Drivers of Financial Performance
We continuously monitor the key drivers of our financial performance. Since 2023, we have reduced our asset sensitivity, significantly increased our capital levels, maintained robust liquidity, and remained laser-focused on credit quality. Our deposit transformation was our top financial priority, and healthy, high-quality commercial deposit growth enabled us to run off less strategic commercial and consumer deposits.
Through much of last year, we averaged about $1 billion of gross deposit inflows per quarter. We used these deposits to continue to remix out our higher-cost deposits improving the cost and quality of our deposit franchise as evidenced by a reduction in average deposit costs of 39 basis points in the fourth quarter, as compared to the third quarter 2024. We grew our loans held for investment 12% during the year, far exceeding industry averages. The combination of these factors provided a strong finish to the year as evidenced by net interest income growth of 6% and an increase in net interest margin of 5 basis points in the fourth quarter of 2024. Additionally, we executed operational excellence initiatives and were on track to achieve the $20 million target, which we will use to reinvest into the franchise.
We’ve said many times before that we believe sustainable growth in revenue, EPS and tangible book value are the key metrics for long-term performance in bank stocks. Over the last five years, we are proud to have delivered awesome annual growth of 15% revenue, 20% Core EPS1 and 16% tangible book value,1 which is higher than the top quartile of banks between $10-$100 billion in assets. We did all of this while maintaining strong capital, liquidity and credit performance.
1 Non-GAAP measure. Please refer to Appendix A to this Proxy Statement for Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation.

Maintaining a Clear Strategic Direction
Our strategy is anchored by a single point-of-contact service model that drives organic growth one relationship at a time. Our model has proven effective, as it is infused with our commitment to exceptional client service. That commitment is the cornerstone of our culture and the key to our success— where our goal each day is to have our clients say, “Wow!”
Our service model is driven by exceptional colleagues who are empowered to serve their clients’ needs. Over time, these relationships compound, driving growth through repeat business and referrals.
Our culture is inspired by the entrepreneurs we serve. It’s this entrepreneurial mindset that allows bankers to develop innovative solutions to address some of our clients’ most pressing challenges. In addition to fostering loyalty and generating referrals, our entrepreneurial culture draws top talent to our organization. In the past year, we welcomed new client-facing team members as well as leaders and team members in areas such as credit, risk management, marketing, technology and operations. We remain focused on providing the sophisticated products and services of a larger bank with the attention and industry expertise of a private bank.
Our unique service model is a key differentiator, and to measure its success, we conducted our first Net Promoter Score survey in 2024. We are proud to share that our initial score of 732 places Customers Bank at the very top of the banking industry and well above many other service-oriented brands. Our exceptional client service has not gone unnoticed and is integral to delivering safe, organic growth.
Reinforcing Strong Risk Management
We have made significant investments in risk management infrastructure—people, processes, and technology—as we strive to meet and exceed our own and regulator expectations. We made several strategic additions to our risk and compliance teams and continue to build out our compliance and risk practice areas. We also invested in a state-of-the-art payments platform that can support new and existing business customers engaging in instant payments. We believe risk management can be a strength and competitive advantage for us.
Looking to Our Future
As we move forward, we remain laser-focused on our core competencies: delivering truly exceptional service, offering sophisticated product offerings, and maintaining our single-point-of-contact model to ensure a seamless client experience. We firmly believe that this commitment to excellence will continue to drive strong performance over the long term and deepen our clients’ trust.
We hope you will be able to attend the meeting virtually. We encourage you to vote your shares by Internet, telephone, or complete, sign and return a proxy card prior to the Annual Meeting. This will ensure that your shares are represented at the Annual Meeting. Every shareholder vote is important. Please read the Proxy Statement carefully before voting your shares. Thank you for your investment in, and ongoing support of, our Company. On behalf of the nearly 800 talented people with whom we have the privilege of working every day, we want to thank you for your support and investment. As a Bank, we are committed to doing everything we can to deliver value to our investors and our customers, employees, and the communities where we live and work.
Let’s take on tomorrow...together!

Sincerely,

Jay S. Sidhu Chairman and Chief Executive Officer	Samvir S. Sidhu President

2 The Qualtrics U.S. Banking Relational Net Promoter® Score (NPS®) benchmark is derived from Qualtrics’ vast Customer Experience dataset. The dataset includes 2022-2023 anonymized results from 50+ U.S. banking organizations, covering 80+ separate relationship surveys, and encompassing 400,000 individual survey respondents.

CUSTOMERS BANCORP, INC.
701 Reading Avenue
West Reading, Pennsylvania 19611
(610) 933-2000
April 17, 2025

Dear Fellow Shareholders:
The Board of Directors of Customers Bancorp, Inc. (“Board”) invites you to attend the 2025 Annual Meeting of Shareholders of Customers Bancorp, Inc. (“Company”) to be held virtually on Tuesday, May 27, 2025, beginning at 10:00 a.m., Eastern Time.
The Board remains committed to its objectives of strong oversight, risk management and the creation of long-term shareholder value through a calculated growth strategy, technological innovation, increased emphasis on succession planning and talent acquisition, and a commitment to strong corporate governance and business ethics. To bolster the Company’s management capabilities and to achieve sustainable growth, we continue to support our top management in identifying, recruiting and appointing an experienced and talented management team with a commitment to executing our vision for 2025 and beyond.
As the Board, we remain fully committed to help the Company, our customers and team members meet the continuing challenges posed by inflation and economic uncertainty. We are focused on continual improvement of the Company’s balance sheet, asset and deposit quality and overall liquidity, and risk and compliance programs. These efforts, combined with our focus on maintaining superior credit quality and loan portfolio diversification, leave us well positioned to deliver for our customers and our shareholders.
The entire Board, including the Nominating and Corporate Governance Committee and the Leadership Development and Compensation Committee, are committed to active engagement with our shareholders. We welcome and value our investors’ input and encourage you to share your thoughts with us, including with respect to our executive compensation practices and corporate governance matters. You can send written correspondence addressed to Customers Bancorp, Inc. Board of Directors, c/o Corporate Secretary, 701 Reading Avenue, West Reading, PA 19611.
We thank you for your continued investment in and support of Customers Bancorp, Inc., and we look forward to continuing dialogue with you in 2025 and beyond.

Sincerely,
The Board of Directors of Customers Bancorp, Inc.

Jay S. Sidhu Chairman and Chief Executive Officer	Daniel K. Rothermel - Lead Director

Andrea R. Allon	Robert N. Mackay

Bernard B. Banks	T. Lawrence Way

Robert J. Buford	Steven J. Zuckerman

CUSTOMERS BANCORP, INC.

701 Reading Avenue
West Reading, Pennsylvania 19611
(610) 933-2000

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME	LOCATION
10:00 a.m. Eastern Time	www.meetnow.global/MXKPVSL
May 27, 2025
ITEMS OF BUSINESS
•Electing two Directors of the Company to serve a three-year term and one Director of the Company to serve a one-year term
•A proposal ratifying the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025
•A proposal approving, on an advisory basis, our named executive officer compensation (“Say on Pay”)
•Any other business that may properly come before our Annual Meeting
Similar to last year, we will hold a virtual Annual Meeting, which will allow our shareholders to attend the Annual Meeting through a live webcast and participate in substantially the same manner as if you were attending the meeting in person, including the ability to submit questions and vote your shares electronically. Shareholders wishing to attend the Annual Meeting should visit www.meetnow.global/MXKPVSL. The Proxy Statement contains additional information regarding registering for and attending the Annual Meeting. The webcast will begin promptly at 10:00 a.m., Eastern Time, and online access will be available beginning at 9:45 a.m. We encourage you to access the webcast prior to the start time.
Record Date. Customers Bancorp, Inc. shareholders as of the close of business on April 1, 2025 (the “Record Date”) will be entitled to vote at our Annual Meeting and any adjournments or postponements of the meeting. As of the Record Date, there were approximately 31,479,132 shares of the Company’s Voting Common Stock outstanding.
Your Vote Is Very Important. Please vote your shares promptly to ensure the presence of a quorum during the 2025 Annual Meeting. You may vote your shares via the Internet or by telephone. If you requested a paper copy of the proxy materials and received a paper copy of the Proxy Card, you may vote by mail. For specific voting instructions, please refer to the information provided in the following Proxy Statement. Submitting your proxy by one of these methods will ensure your representation at the Annual Meeting regardless of whether you attend the meeting through the webcast.

By Order of the Board of Directors,

Andrew B. Sachs, Corporate Secretary
To be mailed on or about April 17, 2025
Important notice regarding internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 27, 2025: Our 2025 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.envisionreports.com/CUBI. These documents are also available on the Company’s website at www.customersbank.com/investor-relations, by selecting “SEC filings” or “Proxy statements”, as appropriate. Information on our website is not incorporated by reference into this Proxy Statement.

PROXY STATEMENT
i

Internet Availability of Proxy Materials
This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.envisionreports.com/CUBI. This website also enables shareholders to vote their proxy. These documents are also available on the Company’s website at www.customersbank.com/investor-relations, by selecting “SEC filings” or “Proxy statements”, as appropriate. Information on our website is not incorporated by reference into this Proxy Statement.
ii

PROXY STATEMENT SUMMARY
This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information you should consider. We encourage you to review all of the important information contained in this Proxy Statement carefully before voting. For purposes of this Proxy Statement, any references to the “Company,” “Customers,” “we,” “us,” or “our” refer to Customers Bancorp, Inc. For purposes of this Proxy Statement, any references to the “Board of Directors” or the “Board” refer to the Board of Directors of Customers Bancorp, Inc. For purposes of this Proxy Statement, any references to the “Bank” refer to Customers Bank.

Customers Bancorp, Inc. 2025 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 27, 2025
10:00 a.m., Eastern Time

Location:	www.meetnow.global/MXKPVSL

HOW TO VOTE YOUR SHARES
You may vote if you were a shareholder as of the close of business on April 1, 2025 (the “Record Date” for the Annual Meeting). Each share of Voting Common Stock outstanding on the Record Date is entitled to one vote for each Director nominee and one vote for the other proposals to be voted on at our Annual Meeting.
Even if you plan to attend our Annual Meeting online through the live webcast, please cast your vote as soon as possible by voting:

Online	By Mail
www.envisionreports.com/CUBI	Complete, sign, date and return your proxy card in the envelope provided if you requested a copy of the proxy materials and received a paper copy of the proxy card

By Phone	Virtual Meeting
Call the phone number located at the top of the proxy card	Attend and vote at our annual meeting via live webcast at www.meetnow.global/MXKPVSL

Shareholders entitled to vote at the Annual Meeting and attending the Annual Meeting through the live webcast may also vote their shares during the meeting. Instructions on how to vote during the meeting are included at: www.meetnow.global/MXKPVSL.
In addition, shareholders entitled to vote at the Annual Meeting who wish to change a previously submitted vote may do so by voting online during the meeting. If you experience any difficulties voting during the meeting, please call 1-888-724-2416.
NOTE THAT IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY OR HAVE ALREADY VOTED ONLINE OR BY PHONE AND DO NOT WANT TO CHANGE YOUR VOTE, YOU DO NOT NEED TO VOTE ELECTRONICALLY DURING THE VIRTUAL ANNUAL MEETING.

ITEMS OF BUSINESS AND BOARD VOTING RECOMMENDATION

PROPOSALS FOR YOUR VOTE	BOARD RECOMMENDATION
1. Electing two Directors of the Company to serve a three-year term and one Director of the Company to serve a one-year term	FOR each nominee

2. Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR

3. Approving, on an advisory basis, compensation of our Named Executive Officers	FOR

To review our 2025 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 on line, go to www.envisionreports.com/CUBI. These documents are also available on the Company’s website at www.customersbank.com/investor-relations, by selecting “SEC filings” or “Proxy statements”, as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of shareholders holding more than 5.0% of our Voting Common Stock as of April 11, 2025:

Name and Address of Beneficial Owner	Voting Common Stock		Percent of Class of Voting Common Stock (1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	4,559,798	(2)	14.44%
Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	3,532,851	(3)	11.19%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,153,952	(4)	6.82%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,075,266	(5)	6.57%
State Street Corporation One Congress Street, Suite 1 Boston, MA 02114	1,781,976	(6)	5.64%
Bay Pond Partners, L.P. c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,770,964	(7)	5.61%

(1)	Based on 31,584,164 shares of Customers Bancorp, Inc. common stock outstanding as of April 11, 2025.
(2)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2024 by BlackRock, Inc. BlackRock, Inc. had sole voting power with respect to 4,459,635 shares and sole dispositive power with respect to 4,559,798 shares.
(3)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on April 4, 2025 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP had shared voting power with respect to 3,532,851 shares and shared dispositive power with respect to 3,532,851 shares.
(4)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2024 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP had sole voting power with respect to 2,116,381 shares and sole dispositive power with respect to 2,153,952 shares.
(5)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024 by The Vanguard Group Inc. The Vanguard Group, Inc. had shared voting power with respect to 33,993 shares, sole dispositive power with respect to 2,015,632 shares and shared dispositive power with respect to 59,634 shares.
(6)
This information is based on Schedule 13G filed with the Securities and Exchange Commission on October 17, 2024 by State Street Corporation. State Street Corporation had shared voting power with respect to 249,679 shares and shared dispositive power with respect to 1,781,976 shares.

(7)	This information is based on Schedule 13G filed with the Securities and Exchange Commission on May 3, 2024 by Bay Pond Partners, L.P. Bay Pond Partners, L.P. had shared voting power with respect to 1,770,964 shares and shared dispositive power with respect to 1,770,964 shares.

The following table sets forth information, as of April 11, 2025, with respect to the beneficial ownership of each Director, each named executive officer, and all Directors and named executive officers as a group.

Name and Address of Beneficial Owner (1)	Voting Common Stock Beneficially Owned (1) (2) (3)		Unvested Restricted Stock Units (4)	Percent of Class of Voting Common Stock (1)
Directors
Andrea R. Allon (5)	38,028		—	*
Bernard B. Banks	14,668		—	*
Robert J. Buford	20,300		—	*
Robert N. Mackay	6,489		—	*
Daniel K. Rothermel	112,676		—	*
Jay S. Sidhu (6)	2,011,905	(7) (8)	78,146	6.37%
T. Lawrence Way	123,303		—	*
Steven J. Zuckerman (9)	76,148		—	*
Named Executive Officers who are not Directors
Lyle P. Cunningham	28,296		25,479	*
Thomas H. Kasulka	1,382		13,533	*
Carla A. Leibold (10)	—		—	*
Samvir S. Sidhu	247,278		47,478	*
Philip S. Watkins (11)	24,739		32,773	*
All Directors and executive officers as a group (15 persons)	2,744,118		231,148	8.69%
* Less than 1%

(1)
Beneficial ownership for each listed person as of April 11, 2025 includes shares held by each person issuable pursuant to options to purchase stock which are exercisable and restricted stock units (“RSUs”) which vest within 60 days of April 11, 2025. Shares subject to options exercisable and RSUs vesting within 60 days of April 11, 2025 are deemed outstanding for purposes of computing the percentage of class of Voting Common Stock attributable to the person or group holding such options and RSUs, but are not deemed outstanding for purposes of computing the percentage of any other person or group. Unless otherwise indicated, the address for each beneficial owner is c/o Customers Bancorp, Inc., 701 Reading Avenue, West Reading, Pennsylvania 19611.

(2)	Based on information furnished by the respective individual and our share records. Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(3)	Includes shares of our Voting Common Stock issuable upon the exercise of stock options in the following amounts: Mr. Jay Sidhu – 620,000, and Mr. Cunningham – 5,123.
(4)
Each RSU has a value equal to the fair market value of a share of our common stock, but does not confer voting rights. RSUs will be settled 100% in shares of our common stock at vesting or, in certain circumstances, after termination of employment, and include the right to receive dividend equivalents. Because they are economically comparable to owning shares of our common stock, certain of these stock units currently qualify for purposes of compliance with our stock ownership and retention guidelines. Unvested RSUs in this column are not treated as beneficially owned under the Securities and Exchange Commission (“SEC”) rules because the holder does not have the right to acquire the underlying stock within 60 days of April 11, 2025. Unvested RSUs include time-based RSUs and time-based performance-based RSUs, reported at target levels.

(5)	Ms. Allon has an indirect beneficial ownership interest in 965 of these securities through her spouse.
(6)	Mr. Jay Sidhu also serves as Chief Executive Officer of Customers Bancorp, Inc.
(7)	Includes 712,171 shares pledged as security.
(8)
Mr. Jay Sidhu has an indirect beneficial ownership interest in 213,560 of these securities through his trust Jay S. Sidhu, A/K/A Jashinder S. Sidhu, FBO Sherry K. Sidhu, A/K/A Pushpinder K. Sidhu, and Descendants Irrevocable Trust; 180,790 of these securities through his trust Sherry K. Sidhu, A/K/A Pushpinder K. Sidhu, Family Trust No. 1, 158,035 of these securities through his trust Sherry K. Sidhu, A/K/A Pushpinder K. Sidhu, Family Trust No. 2 and 5,253 through his spouse.

(9)
Mr. Zuckerman has an indirect beneficial ownership interest in 6,815 of these shares through Steven J. Zuckerman Revocable Trust. Mr. Zuckerman irrevocably transferred the current equivalent of 218,254 shares of Customers Bancorp, Inc. common stock to Sageworth Trust Company, Trustee of the Victoria H. Zuckerman 2006 MG Trust dated 8/21/2006 on May 8, 2012.

(10)
Ms. Leibold’s employment with the Company terminated as of April 10, 2024. Based on information included in a Form 4 filed by Ms. Leibold with the Securities and Exchange Commission on April 8, 2024, as of April 10, 2024, Ms. Leibold owned 14,390 shares and 29,981 RSUs, which RSUs were forfeited in connection with termination of her employment.

(11)	Mr. Watkins was appointed as the Company’s Chief Financial Officer as of April 12, 2024.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1
ELECTION OF THREE DIRECTORS OF THE COMPANY
Our Board of Directors currently consists of eight members and is divided into three classes, with one class of Directors elected each year. Each of the members of our Board of Directors also serves as a Director of Customers Bank. Directors are generally elected to serve a three-year term or until their respective successors shall have been elected and qualified, unless they die, resign or are removed from office.
Two Directors will be elected at the Annual Meeting to serve a three-year term or until their respective successors shall have been elected and qualified and one Director will be elected at the Annual Meeting to serve a one-year term or until his successor shall have been elected and qualified. On the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Andrea R. Allon and Bernard B. Banks for election as Directors with a term to expire in 2028 and Daniel K. Rothermel as a Director with a term to expire in 2026. Mr. Rothermel has indicated a desire to remain on the Board of Directors until the 2026 Annual Meeting in order to assist the Board in implementing its succession plan with respect to transitioning his roles as Lead Independent Director and Chair of the Directors Risk Committee and Nominating and Corporate Governance Committee. Mr. Rothermel has notified the Board that, if elected at the 2025 Annual Meeting, he does not intend to seek reelection at the 2026 Annual Meeting. Each Director nominee has consented to being named in this Proxy Statement.
Under our majority voting standard, in an uncontested election of directors, a nominee for election as a Director must receive the affirmative vote of a majority of the votes cast with respect to the election of that nominee. This means that the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes are not considered votes cast “for” or “against” a nominee.
If a Director nominee is currently serving as a director and fails to receive a sufficient number of votes for re-election, that Director continues to serve on the Board as a “holdover” Director until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A “holdover” Director is required to tender his or her resignation, which resignation is contingent only upon acceptance of the resignation by the Board. Following a tendered resignation, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Governance Committee and other information and factors the Board believes to be relevant, then has 90 days from the date the election results have been certified to determine whether or not to accept the resignation, and must publicly disclose its decision and the rationale for its decision. The Director tendering his or her resignation is not permitted to participate in the recommendation of the Nominating and Governance Committee or the determination of the Board. If the resignation is not accepted by the Board, the Director will continue to serve until the next annual meeting at which the class of Directors of which such Director is a member stands for election and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

The nominees for Directors with terms expiring in 2028 are:

ANDREA R. ALLON
■Age: 63
■Director Since: 2016

■Member of the Audit Committee
■Audit Committee Financial Expert
■Member of the Nominating and Corporate Governance Committee
■Member of the Directors’ Risk Committee
■Chair of the CSR Committee

Professional Highlights
Ms. Allon served as the Chief Operating Officer of the Chamber of Commerce for Greater Philadelphia, one of the largest and oldest chambers of commerce in the United States, from May 2006 until her retirement in June 2024. Prior to joining the Chamber, Ms. Allon was a Partner of Ernst & Young LLP overseeing audit services provided to public companies primarily in the financial services and technology industries. Ms. Allon spent over 20 years with Ernst & Young in the Philadelphia and New York offices and has also taught accounting and auditing at the college level as an adjunct instructor. Ms. Allon earned her MBA from Columbia University and a Bachelor of Science from the Wharton School of the University of Pennsylvania.

Ms. Allon’s long experience in public accounting as well as her experience with the Chamber of Commerce provide the Board with many insights on business, internal controls, and governance matters that are of great value to the Board.

BERNARD B. BANKS
■Age: 61 ■Director Since: 2022 ■Member of the CSR Committee ■Member of the Directors’ Risk Committee ■Member of the Leadership Development and Compensation Committee
Professional Highlights
Dr. Banks is the Director of Rice University’s Doerr Institute for New Leaders where he oversees leader development initiatives for all Rice University students. Prior to joining the Doerr Institute in January 2024, he served on the senior leadership team and faculty at Northwestern University’s Kellogg School of Management for six years. A former career military officer, Dr. Banks served on active duty in the United States Army for 29 years and retired with the rank of Brigadier General. Dr. Banks earned his Ph.D. in social-organizational psychology from Columbia University. He also holds graduate degrees from Northwestern University (MBA), Harvard University (MPA), and Columbia University (MA and MPhil).

Dr. Banks’ extensive experience in the fields of leader development, organizational culture, and organizational change make him uniquely situated to provide valuable perspective to the Board in these areas.

The nominee for Director with a term expiring in 2026 is:

DANIEL K. ROTHERMEL
■Age: 87
■Director Since: 2009

■Lead Independent Director
■Chair of the Directors’ Risk Committee
■Chair of the Nominating and Corporate Governance Committee
■Member of the Executive Committee
■Member of the Leadership Development and Compensation Committee
■Member of the Audit Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Rothermel has been the Chair of the Board of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania, since January 1, 2013. Prior to that, and since 1989, he was President and Chief Executive Officer of Cumru Associates, Inc. Mr. Rothermel also served over twenty years on the Board of Directors of Sovereign Bancorp and Sovereign Bank. At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committees and was chair of the Executive Committee. He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the Washington College of Law of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive experience in corporate governance and as a Director of Sovereign Bank, provides a unique and valuable perspective to the Board.

The persons named as proxies have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by validly executed proxies “FOR” the election of the nominees named above. The proxies cannot be voted for a greater number of persons than the number of nominees named above. The Board knows of no reason why the nominees will be unavailable or unable to serve as a Director. For Director elections, a majority of the votes cast in person or by proxy for each such position is required to elect the applicable nominee.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED
IN PROPOSAL 1 TO ELECT THREE DIRECTORS OF THE COMPANY.

PROPOSAL 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Audit Committee is seeking ratification of this appointment by the shareholders at the Annual Meeting. Deloitte served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024, and has been retained as the Company’s independent registered public accounting firm since March 2019. The Company has been advised by Deloitte that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its affiliates, in any capacity. One or more representatives of Deloitte is expected to participate in this year’s Annual Meeting with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to their examination of the Company’s financial statements and records for the fiscal year ended December 31, 2024.
Although the submission of the appointment of Deloitte is not required by the Company’s Bylaws, the Board is submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, we will not be bound to seek another independent registered public accountant for 2025, but the selection of other independent registered public accounting firms will be considered in future years.
The members of the Audit Committee and the Board of Directors believe that the continued retention of Deloitte to serve as Customers’ independent registered public accounting firm is in the best interest of the Company and its shareholders.
Audit and Other Fees Paid to Independent Registered Public Accounting Firm
The following table presents pre-approved fees billed by Deloitte for professional services rendered for the fiscal years ended December 31, 2024 and 2023, respectively.

Services Rendered	Fiscal 2024	Fiscal 2023
Audit Fees (1)	$1,141,544	$1,099,825
Audit-Related Fees (2)	76,124	127,895
Tax Fees (3)	382,443	354,900
All Other Fees	—	—
Total	$1,600,111	$1,582,620
(1)Audit fees consisted principally of fees related to audit services in connection with the Company’s annual reports, quarterly reports, HUD audit and related out-of-pocket expenses.
(2)Audit-related fees primarily consisted of fees for services for the 401(k) Plan audit, services in connection with a registration statement on Form S-8, various accounting consultations and other technical issues for assurance and related services that were reasonably related to the performance of the audit and related out-of-pocket expenses.
(3)Fees for tax advisory and tax compliance services.

Pre-approval of Audit and Non-Audit Services
Under our Audit Committee charter, the Audit Committee is required to pre-approve all auditing services (including providing comfort letters or consents in connection with securities offerings) and permitted non-audit services to be performed for us by the independent registered public accounting firm. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting.
In addition, the Audit Committee has adopted a pre-approval policy whereby all services performed by the independent auditor are to be pre-approved. Each year, the Audit Committee approves an annual program of work for each of the audit and audit-related services to be performed by the independent auditor. Engagement-by-engagement pre-approval is not required except for exceptional or ad hoc incremental engagements which would result in fees exceeding those pre-approved for the applicable category of service. If necessary, a work program for each category of service can be supplemented with additional pre-approved amounts after the Audit Committee reviews the additional services to be performed. The Audit Committee may also consider specific engagements in the “all other services” category on an engagement-by-engagement basis. All fees paid to Deloitte in 2024 were pre-approved by the Audit Committee.
For Proposal 2, the affirmative vote of a majority of the shares of Voting Common Stock cast, in person or by proxy at the Annual Meeting, is required to approve such proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2 TO RATIFY
THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3
A NON-BINDING ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (“Section 14A”), requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, our Board recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this Proxy Statement.”
As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our team members have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links compensation realized by our executive officers to our performance, and properly aligns the interests of our executive officers with those of our shareholders, and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 39 and the tabular and other disclosures on executive compensation beginning on page 62 of this Proxy Statement.
At our 2024 annual meeting of shareholders, our shareholders voted to recommend a Say-on-Pay vote every year, as recommended by our Board. Accordingly, the Board determined that, each year, we will provide our shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation of our named executive officers. The next Say-on-Pay vote is expected to take place at our 2026 annual meeting of shareholders.
As an advisory vote, this proposal is not binding upon us as a corporation. However, our Board and Leadership Development and Compensation Committee, which are responsible for the design and administration of our executive compensation practices, value the opinions of our shareholders expressed through your vote on this proposal. At the 2024 Annual Meeting of Shareholders, over 97% of the votes cast approved our Say-on-Pay proposal. The Board and Leadership Development and Compensation Committee will continue their outreach program and study best practices in considering future executive compensation arrangements.
For Proposal 3, the affirmative vote of a majority of the shares of Voting Common Stock cast, in person or by proxy at the Annual Meeting, is required to approve such proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE SAY-ON-PAY RESOLUTION.

AUDIT COMMITTEE REPORT
Our Audit Committee is composed of four Board members. Our Board has determined that all Audit Committee members are independent under the New York Stock Exchange (“NYSE”) listing standards and applicable SEC rules and regulations. Our Board has also determined that all Audit Committee members are financially literate in accordance with NYSE listing standards and has qualified Audit Committee member and Director Andrea R. Allon as an “audit committee financial expert” as defined by SEC rules. The Audit Committee’s purposes and responsibilities are stated in our Audit Committee charter, a copy of which is available on our website at www.customersbank.com by selecting “Investors” and then “Governance,” and finally selecting the Audit Committee Charter.
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.
In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2024, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for the fiscal year ended December 31, 2024, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (Communications with Audit Committees) and the SEC, and (c) has received and reviewed the written disclosures and the letter from Deloitte required by Rule 3526 of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and had discussed with Deloitte its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
Respectfully submitted:
T. Lawrence Way, Chairman
Andrea R. Allon, Financial Expert
Robert J. Buford
Daniel K. Rothermel

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT
Board of Directors
Our Board of Directors consists of individuals with considerable and diverse business experiences, backgrounds, skills and qualifications. Collectively, they have a strong knowledge of our Company’s business and markets and are committed to enhancing long-term shareholder value. Our Board is committed to providing effective oversight and challenge of management, orderly succession planning, diversity of thought and experience, and utilizes a deliberate process to assess candidates and nominees. Our Nominating and Corporate Governance Committee is responsible for identifying and selecting Director candidates who meet the evolving needs of our Company. Director candidates must have the highest personal and professional ethics and integrity. Additional criteria considered by the Nominating and Corporate Governance Committee in the Director selection process includes the relevance of a candidate's experience to our business, enhancement of the broad range of experience of our Board, the candidate's independence from conflict or material direct economic relationship with our Company, and the candidate's ability and willingness to devote the proper time to prepare for and attend meetings. The Nominating and Corporate Governance Committee also takes into account whether a candidate satisfies the criteria for independence under the NYSE listing rules, and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise and literacy of a candidate, including whether the candidate qualifies as an Audit Committee financial expert pursuant to Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. Consideration is also given to nominating persons with different perspectives and experience to enhance the deliberation and strategic decision making processes of our Board of Directors.
The names, ages, positions and business backgrounds of each of the Customers Bancorp, Inc. Directors are provided below.

Name	Director Since (1)	Position With Customers Bancorp	Age	Term Expires:	Independent
Andrea R. Allon	2016	Director	63	2025	☒
Bernard B. Banks	2022	Director	61	2025	☒
Robert J. Buford	2020	Director	76	2027	☒
Robert N. Mackay	2022	Director	52	2026	☒
Daniel K. Rothermel	2009	Lead Independent Director	87	2025	☒
Jay S. Sidhu	2009	Director, Chairman and Chief Executive Officer	73	2027	☐ (2)
T. Lawrence Way	2005	Director	76	2026	☒
Steven J. Zuckerman	2009	Director	61	2026	☒

(1)	Pre-2011 dates include services as a Director of Customers Bank prior to its reorganization into a bank holding company structure pursuant to which Customers Bank became a wholly-owned subsidiary of the Company (the “Reorganization”) on September 17, 2011.
(2)	Mr. Jay Sidhu also serves as Chief Executive Officer of Customers Bancorp, Inc. and is the father of Mr. Samvir Sidhu, who serves as the Company’s Vice Chairman and President and the Bank’s President and Chief Executive Officer and as a director on Customers Bank’s board of directors.

Below are the biographies of our Directors, as well as information on their experience, qualifications and skills that support their service as a Director of the Company:

ANDREA R. ALLON
■Age: 63
■Director Since: 2016

■Member of the Audit Committee
■Audit Committee Financial Expert
■Member of the Nominating and Corporate Governance Committee
■Member of the Directors’ Risk Committee
■Chair of the CSR Committee

Professional Highlights
Ms. Allon served as the Chief Operating Officer of the Chamber of Commerce for Greater Philadelphia, one of the largest and oldest chambers of commerce in the United States, from May 2006 until her retirement in June 2024. Prior to joining the Chamber, Ms. Allon was a Partner of Ernst & Young LLP overseeing audit services provided to public companies primarily in the financial services and technology industries. Ms. Allon spent over 20 years with Ernst & Young in the Philadelphia and New York offices and has also taught accounting and auditing at the college level as an adjunct instructor. Ms. Allon earned her MBA from Columbia University and a Bachelor of Science from the Wharton School of the University of Pennsylvania.

Ms. Allon’s long experience in public accounting as well as her experience with the Chamber of Commerce provide the Board with many insights on business, internal controls, and governance matters that are of great value to the Board.

BERNARD B. BANKS
■Age: 61 ■Director Since: 2022 ■Member of the CSR Committee ■Member of the Directors’ Risk Committee ■Member of the Leadership Development and Compensation Committee
Professional Highlights
Dr. Banks is the Director of Rice University’s Doerr Institute for New Leaders where he oversees leader development initiatives for all Rice University students. Prior to joining the Doerr Institute in January 2024, he served on the senior leadership team and faculty at Northwestern University’s Kellogg School of Management for six years. A former career military officer, Dr. Banks served on active duty in the United States Army for 29 years and retired with the rank of Brigadier General. Dr. Banks earned his Ph.D. in social-organizational psychology from Columbia University. He also holds graduate degrees from Northwestern University (MBA), Harvard University (MPA), and Columbia University (MA and MPhil).

Dr. Banks’ extensive experience in the fields of leader development, organizational culture, and organizational change make him uniquely situated to provide valuable perspective to the Board in these areas.

ROBERT J. BUFORD
■Age: 76 ■Director Since: 2020 ■Member of the Audit Committee ■Member of the Directors’ Risk Committee
Professional Highlights
Mr. Buford is the President and CEO of Planned Realty Group (“PRG”), Inc., a Chicago based real estate investment and management company. Mr. Buford began his career in manufacturing, sales and management with Proctor and Gamble, Honeywell, and Pfizer. Mr. Buford founded PRG in 1982. Over succeeding decades, he grew the firm and its assets to include a substantial portfolio of rental apartment properties. Mr. Buford holds a BS in Industrial Engineering from the University of Illinois, MBA from the University of Chicago and a Law Degree from DePaul University.

Mr. Buford’s experience in leadership, commercial real estate, investments, management, entrepreneurship, and building companies makes him uniquely situated to provide the Board with insight in the key areas of commercial real estate, investments, management and strategy.

ROBERT N. MACKAY
■Age: 52 ■Director Since: 2022 ■Member of the CSR Committee ■Member of the Directors’ Risk Committee
Professional Highlights
Mr. Mackay is CEO of Regnology, a leading provider of regulatory technology to banks, insurers, central banks and monetary authorities (2021-Present). Previously, from 2019-2021, Mr. Mackay served as CEO of Itiviti, a fast-growing and innovative capital markets technology leader providing systems for order management, execution management, automated trading and trading connectivity across all asset classes to the global markets. Mr. Mackay led the sale of Itiviti to Broadridge (NYSE: BR) in April 2021. Prior to Itiviti, from 2011-2019, Mr. Mackay led the Cross Asset Trading and Risk businesses for the global fintech leader FIS (formerly SunGard). Mr. Mackay is also a director of banking technology vendor Zafin. Mr. Mackay has 25 years experience in the fintech industry. He has a BA in Biology from Oxford University.

Mr. Mackay’s detailed knowledge of financial technology, regulatory technology, cybersecurity, enterprise risk management and the automation of financial service processes brings great value to the Board.

DANIEL K. ROTHERMEL
■Age: 87
■Director Since: 2009

■Lead Independent Director
■Chair of the Directors’ Risk Committee
■Chair of the Nominating and Corporate Governance Committee
■Member of the Executive Committee
■Member of the Leadership Development and Compensation Committee
■Member of the Audit Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Rothermel has been the Chair of the Board of Cumru Associates, Inc., a private holding company located in Reading, Pennsylvania, since January 1, 2013. Prior to that, and since 1989, he was President and Chief Executive Officer of Cumru Associates, Inc. Mr. Rothermel also served over twenty years on the Board of Directors of Sovereign Bancorp and Sovereign Bank. At Sovereign, he was lead independent Director and served on the Audit, Governance, and Risk Management Committees and was chair of the Executive Committee. He is a graduate of The Pennsylvania State University with a B.S. in Business Administration (finance and accounting) and of the Washington College of Law of the American University with a Juris Doctor.

Mr. Rothermel’s background as an attorney and general counsel, plus his extensive experience in corporate governance and as a Director of Sovereign Bank, provides a unique and valuable perspective to the Board.

JAY S. SIDHU
■Age: 73
■Director Since: 2009

■Chairman and Chief Executive Officer of Customers Bancorp, Inc.
■Chairman of Customers Bank
■Chair of the Executive Committee
■Member of the Directors’ Risk Committee
■Member of the Customers Bank Board Compliance Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Sidhu joined Customers Bank as Chairman and Chief Executive Officer in the second quarter of 2009. Before joining Customers Bank, Mr. Sidhu was the Chief Executive Officer of Sovereign Bank and Sovereign Bancorp, Inc. from 1989 and its Chairman from 2002 until his retirement on December 31, 2006. Mr. Sidhu was also the Chairman and Chief Executive Officer of Sidhu Advisors, LLC, a consulting firm from 2007 to 2009. Mr. Sidhu is a recipient of Financial World’s CEO of the year award, and was also named Turnaround Entrepreneur of the Year, while he was the CEO of Sovereign. In 2016, he was named Financial Technology Entrepreneur of the Year. He has received many other awards and honors, including a Hero of Liberty Award from the National Liberty Museum and Caron Foundation’s Citizen of the Year. Mr. Sidhu also served as Executive Chairman of Megalith Financial Acquisition Corporation. Mr. Sidhu has also served on the boards of numerous businesses and not-for-profits, including as a member of the Board of Grupo Santander in Madrid, Spain and Atlantic Coast Financial Corporation in Jacksonville, Florida. He obtained a MBA from Wilkes University and is a graduate of Harvard Business School’s Leadership Course for CEOs. Mr. Sidhu also helped establish the Jay Sidhu School of Business and Leadership at Wilkes University.

Mr. Sidhu’s demonstration of day-to-day leadership, combined with his extensive banking sector experience, provide the Board with intimate knowledge of the Company’s direction and strategic opportunities.

T. LAWRENCE WAY
■Age: 76
■Director Since: 2005

■Chair of the Audit Committee
■Member of the Nominating and Corporate Governance Committee
■Member of the Directors’ Risk Committee
■Member of the Customers Bank Board Compliance Committee
■Member of Regulatory Affairs Committee

Professional Highlights
Mr. Way was the Chairman and CEO of Alco Industries, Inc., a diversified industrial manufacturing company, from 2000 until his retirement on December 31, 2010. During his 34 year career with Alco Industries, Mr. Way held a variety of positions including that of Chief Financial Officer and President. He is a Certified Public Accountant, received a Master’s in Business Administration from Mount St. Mary’s College, a Juris Doctor degree from Rutgers-Camden School of Law, and graduated from Tufts University. He has experience in varied areas of management, finance, operations, and mergers and acquisitions.

Mr. Way’s background as an attorney and Certified Public Accountant, as well as his experience leading a company through the current economic, social and governance issues as former Chairman and Chief Executive Officer of Alco Industries, Inc., makes him well-suited to serve on the Board.

STEVEN J. ZUCKERMAN
■Age: 61
■Director Since: 2009

■Chair of the Leadership Development and Compensation Committee
■Member of the Nominating and Corporate Governance Committee
■Member of the Customers Bank Board Compliance Committee
■Member of the Directors’ Risk Committee

Professional Highlights
Mr. Zuckerman founded Clipper Magazine in 1983 as a junior at Franklin & Marshall College in Lancaster, PA. He graduated with a BA in Business Management in 1985 and went on to build Clipper into a nationwide media company with over 1,000 employees, publishing and direct mailing advertising magazines to 500 markets in 31 states. His subsidiary companies include Spencer Advertising, Total Loyalty Solutions, Clipper Web Development, Clipper Graphics and Jaxxon Promotions. In 2003, he sold his company to Gannett Corporation, publishers of USA Today. He continued as CEO until June 2013. Since 2013, Mr. Zuckerman is a partner and works in his real estate development firm, Oaktree Development Group, a minor league baseball team, The Lancaster Barnstormers, and other entrepreneurial ventures including a digital and technology based marketing company.

Mr. Zuckerman’s experience in leadership, digital marketing, entrepreneurship, and building companies makes him uniquely situated to provide the Board with insight in the key areas of leadership development, marketing, and customer strategies.

Named Executive Officers
Members of the executive management team are an essential component of Customers’ governance and risk management processes and the Company’s success. The Company exercises great care in the selection of its executive team members, carefully assessing the skills and personal attributes that each member brings to the organization. As the leaders of the Company, the executive management team members are well qualified for their roles and work together with other management members to build the Company and create shareholder value.
For information regarding Jay S. Sidhu; see “Board of Directors”.

SAMVIR S. SIDHU Vice Chair and President of Customers Bancorp, Inc. President and Chief Executive Officer of Customers Bank	Age: 41
Professional Highlights
Mr. Sam Sidhu joined the Board of Customers Bank in 2012 and became a full-time officer of the Bank early in 2020. On July 1, 2021, Mr. Sam Sidhu was named as the President and Chief Executive Officer of Customers Bank and the President of Customers Bancorp. Prior to that, Mr. Sam Sidhu served as Customer Bancorp's Head of Corporate Development and Vice Chair and Chief Operating Officer of Customers Bank. Mr. Sam Sidhu is a member of the Executive Committee of the Company's management and serves on several other management committees. Prior to joining Customers Bank full-time, Mr. Sam Sidhu was a founder (2009) and CEO of Megalith Capital Management, a real estate focused private equity firm making investments primarily in New York City. The firm’s integrated platform specialized in the acquisition, repositioning, development, and management of residential, commercial, and mixed-use properties. Prior to co-founding Megalith, he worked in private equity with Providence Equity Partners and investment banking with Goldman Sachs. Mr. Sam Sidhu holds a BA from the Wharton School of Business at the University of Pennsylvania and an MBA from the Harvard Business School.

PHILIP S. WATKINS Executive Vice President, Chief Financial Officer	Age: 40
Professional Highlights
Mr. Watkins is the Chief Financial Officer of Customers Bancorp, Inc. He is also a member of the Executive Committee of the Company’s management. Mr. Watkins joined Customers Bank in January 2020 and in previous roles lead the Bank’s Real Estate and Digital Lending groups. Mr. Watkins also previously served as CFO of Customers Bank. Prior to joining Customers Bank, Mr. Watkins also served as Principal of Megalith Capital Management, a real estate focused private equity firm making investments primarily in New York City. Mr. Watkins holds an MBA from the Harvard Business School and a BSBA in Finance (cum laude) from the University of Florida.

LYLE P. CUNNINGHAM Executive Vice President, Chief Banking Officer	Age: 61
Professional Highlights
Mr. Cunningham joined Customers Bank in 2014 as EVP and Managing Director of Specialty Finance, and served as Chief Lending Officer for Customers Bank from 2021-2024. Since joining Customers Bank, Mr. Cunningham has overseen the Bank’s specialty banking business lines, including the Fund Finance Group, Specialty Finance, Technology and Venture Capital banking group, Healthcare, and the Financial Institutions Group. Mr. Cunningham is a member of the Executive Committee of the Company's management and serves on the Bank’s C&I, Commercial Real Estate, Consumer, and Warehouse loan committees. Prior to joining Customers Bank, Mr. Cunningham was a Managing Director at CMS Mezzanine Fund (2008-2013), where he provided mezzanine debt to finance private equity sponsored buyouts, non-sponsored buyouts, growth capital and acquisition financing. Prior to that, Mr. Cunningham was a Senior Vice President & Managing Director at National City Bank (1999 - 2008) and a Vice President at CoreStates Bank (1988 - 1998). Mr. Cunningham earned his Bachelor of Science in Accounting and Finance from Penn State University.

THOMAS H. KASULKA Executive Vice President, Chief Credit Officer	Age: 63
Professional Highlights
Mr. Kasulka joined Customers Bank in December 2023 as Chief Credit Officer. Since joining Customers Bank, Mr. Kasulka has overseen the Bank’s Credit Administration, Special Assets, and Commercial Appraisal teams. He is also a member of Customers Bank’s Executive Committee. Mr. Kasulka brings over 39 years of senior banking experience to his role, most recently as Chief Lending Officer (2017 - 2023) and Group Director (2004-2017) of Signature Bank. Mr. Kasulka earned his Bachelor of Arts degree in Economics from SUNY Stony Brook.

Other Executive Officers

Executive Officer	Recent Work Experience	Years of Service	Age
Glenn Hedde Executive Vice President and President, Mortgage Warehouse Lending	President, Mortgage Warehouse Lending since August 2009.	15	64
Nicholas Robinson Executive Vice President and Chief Risk Officer	Chief Risk Officer since September 2024. Previously, Chief Risk Officer, Commercial Bank at Capital One, N.A. (2016-2023)	1	55
Jessie John Deano Velasquez Executive Vice President and Chief Accounting Officer	Chief Accounting Officer since April 2020. Previously, Senior Vice President and Head of Accounting Policy and External Reporting at Webster Bank.	6	46

BOARD AND CORPORATE GOVERNANCE
Customers Bancorp, Inc. is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct, designed to promote compliance with applicable corporate governance laws, regulations, and stock exchange listing requirements, and supporting long-term shareholder value.

Ongoing Shareholder Engagement and Our Response
The Nominating and Corporate Governance Committee (“N&CG Committee”), Leadership Development and Compensation Committee (“LD&CC”) and members of Executive Management regularly consider the feedback received from shareholders, as well as outside proxy advisory services. The Company seeks to communicate with its shareholders in a wide variety of ways, including through its website, annual report, news releases, quarterly reports, investor presentations, industry conferences, analyst days, annual meetings of shareholders and one-on-one meetings with shareholders. In the last year, we proactively reached out to our 25 largest shareholders, representing over 59% of our outstanding shares, offering meetings with our CFO, General Counsel, Lead Independent Director and Chair of our Leadership Development and Compensation Committee. In 2024, three of our 25 largest shareholders (over 7% of outstanding shares) elected to meet with our CFO and General Counsel to discuss proxy related matters. Additionally, our Investor Relations Team conducted 58 meetings in 2024 with existing investors, making our Chair, CFO, Customers Bank CEO, Customers Bank CFO and Head of Investor Relations accessible to discuss Customers’ business strategy and receive investor feedback. We continue to welcome a transparent dialogue with both existing and prospective investors. The Board of Directors and management are very appreciative of the willingness of our shareholders to provide their input, which has and continues to help shape and strengthen the Company’s corporate governance. Engagement feedback related to corporate governance is discussed below, and feedback related to executive compensation is discussed more fully in the Compensation Discussion and Analysis section beginning on page 39.

	What We Heard from Shareholders	Our Response
•
Some of our shareholders advocated for one or more of the following corporate governance changes:

•With respect to the Board, our shareholders generally seek greater diversity, tenure limits, and a better understanding of how the Board evaluates its performance, composition, independence, and succession planning.
•Shareholders requested that the Company enhance its Corporate Social Responsibility (“CSR”) disclosures.
•Shareholders indicated a desire for more frequent say on increases to our stock incentive plan.
•Shareholders indicated a desire for additional restrictions on severance pay.
•Shareholders expressed a desire for a reduction in off-cycle, one-time awards.
•Shareholders indicated a desire for equity ownership among management.
•Shareholders indicated a desire for leadership development and retention.
•Shareholders indicated a desire for additional gender diversity on the Board.

Customers Bancorp has established a track record of strong, measured growth. The Company believes its corporate governance practices are generally in line with other small-and mid-cap bank peers, but recognizes that as it grows, it will transition away from practices designed for smaller companies, and gradually adopt the corporate governance practices of larger and more mature institutions.

The Company has taken the following steps in response to feedback from its shareholders:

1) Increased the number of Board members resulting in a more experienced, diverse and qualified Board with additional expertise in the areas of leadership development, organizational culture, regulatory compliance and technology;

2) Formed Management and Board CSR Committees to oversee the ongoing commitment and progress towards CSR-related goals;
3) Further enhanced our CSR disclosures;
4) Moved to annual proposals for share increases under our stock incentive plan;
5) Adopted prohibition on severance pay in connection with voluntary retirements;
6) We revised our stock ownership guidelines to increase share ownership by our President from 3x to 4x base salary;
7) We recently reformed our Compensation Committee into a Leadership Development and Compensation Committee, with additional duties that include oversight of management’s human capital management function, including but not limited to those relating to leadership development, talent recruiting, progression and retention; and

8) In identifying potential Directors, we consider the current composition of the Board in light of the diverse communities and geographies served by the Company and the interplay of the candidate’s or nominee’s experience, education, skills, background and other qualities and attributes with those of the other Board members. Our Board is currently 25% racially diverse and 13% gender diverse.

As we continue to grow, the Company expects the N&CG Committee to continue to review and recommend the best path forward for the Board to consider.

Corporate Governance Highlights
Customers’ Board governance has many diverse elements, in general characterized by the following major highlights:

Board of Directors
•	A very experienced and diverse Board: 13% female, 25% minority. The Board takes the collective qualifications, skills, and experience of its Directors seriously.
•
Seven (7) out of eight (8) Directors are independent. Two (2) have or have had CPA licenses, three (3) have a Juris Doctor degree, one has a Ph.D. and all Directors offer significant financial experience and expertise.

•	We have an Independent Lead Director who conducts regular executive sessions with and without the Chairman and CEO; he is involved in formation of agendas of Board meetings, Board retreats, and Board / management retreats.
•	The N&CG Committee is also charged with Board succession planning.
•	All standing Board committees, except the Directors’ Risk Committee and Regulatory Affairs Committee, consist solely of independent Directors.
•	Held 17 Board meetings in 2024.
•	Board meets regularly in executive session.
•	92% attendance by Directors at 2024 Board meetings.
•	The Board conducts an explicit examination of the roles and responsibilities of the overall Board as well as each of the Board Committees via the annual completion of a performance self-assessment.
•	Bi-annual off-site retreats to discuss corporate strategy, annual and three-year business plans, and strategic options, as well as Board access to various levels of management at the Company.
•	100% of Directors serve on two or fewer public company boards; any Director that is CEO of a public company serves on no more than one other public company board.
•	The Board conducts a thorough strategic options analysis each year, with contributions from outside advisers.
•
Our Directors bring a wide range of qualification, skills and experience to the Boardroom, including C Suite law, public accounting, entrepreneurship, legal, venture capital, M&A, cryptocurrency, regulatory and risk management, regulatory technology, leadership development, real estate and marketing.

Shareholder Rights and Engagement
•	Our CEO, President, CFO and other members of senior management regularly participate in investor outreach programs to actively solicit input on a range of topics and report shareholder views to the Board.
•
We actively seek to communicate with our shareholders in a wide variety of ways, including through our website, annual report, news releases, quarterly reports, investor presentations, industry conferences, analyst days, annual meetings of shareholders and one-on-one meetings.

•
In the last year, we proactively reached out to our 25 largest shareholders, representing over 59% of our outstanding shares, offering meetings with our CFO, General Counsel, Lead Independent Director and Chair of our Leadership Development and Compensation Committee. In 2024, 3 of our 25 largest shareholders (over 7% of outstanding shares) elected to meet with our CFO and General Counsel to discuss proxy related matters. Additionally, our Investor Relations Team conducted 58 meetings in 2024 with existing investors, making our Chair, CFO, Customers Bank CEO, Customers Bank CFO and Head of Investor Relations accessible to discuss Customers’ business strategy and receive investor feedback. Through our interactions, as well as by tracking industry best practices, we have gained more in-depth understanding of investor viewpoints and concerns that we have incorporated into restructuring our compensation programs and philosophy and corporate governance practices.

•	Investor feedback drives continual enhancements to disclosures, compensation matters, and corporate governance.

Compensation
•
All compensation is based upon a clearly defined pay-for-performance compensation philosophy and model described in greater detail in the Compensation Discussion and Analysis section beginning on page 39.

•	The CEO has taken his short term annual performance awards entirely in stock over the past seven years.
•	Multiple executive compensation clawback and recoupment requirements covering both cash and equity for annual and long-term awards.
•	Stock ownership and retention guidelines for our non-management Directors and executive officers.
•	Prohibition on hedging of Company securities.
•	No single trigger change in control provisions.
•	Independent compensation consultant engaged by LD&CC.
•	A thorough review of peer group is conducted annually to include similarly sized institutions in similar markets and similar lines of business, as well as certain other peers where the Company competes for talent or engages in a unique regional / national line of business.

Strategy and Risk
•	Board oversight of Company’s strategy, financial performance, risk management framework, and risk appetite including a thorough annual strategic option analysis.
•	Risk oversight by full Board and its committees; annually hold at least one all-day Risk Summit meeting of Board and management.
•	Directors Risk Committee, chaired by the Lead Independent Director, includes all Company and Bank Directors. The Directors Risk Committee held eleven meetings and one Company-wide Risk Summit in 2024.
•	Board reinforcement and oversight of strong ethics and risk practices.
•	Compensation programs consistent with risk management and safety and soundness considerations, in addition to clawback and recoupment requirements.
•	Board oversight of CEO and management succession planning; a clear CEO succession plan is in place.
•	Active Bank Board engagement with regulatory matters through regular communications with regulatory authorities.

These highlights are examined in greater depth in the following review of Customers’ corporate governance philosophy and practices.
Corporate Governance Principles
The Company believes in having sound corporate governance principles that support and enhance our business strategy. Having such principles is essential to our business and to maintaining our integrity in the marketplace. The Board of Directors has adopted Corporate Governance Guidelines to provide the framework for effective governance of the Board and the Company. These guidelines are available on the Company’s website at www.customersbank.com by selecting “Investors,” and then “Governance.”
The Company’s mission and corporate purpose is to create a strong, sound and profitable financial services company committed to long-term growth in shareholder value. To guide the Company in achieving its mission, the Company has adopted certain corporate values to provide the foundation for the Company’s corporate culture and to promote the highest ethical conduct among its Directors, officers and team members.
The Board of Directors of the Company is elected by its shareholders to oversee and advise management in the conduct of the Company’s affairs and business and to guide management in the accomplishment of its goal to create shareholder value through superior execution of its annual and long term plans. In this regard, the Board continuously promotes an environment within the Company that is conducive to sound corporate governance, including periodic review, refinement and approval of these Corporate Governance Guidelines, the Company’s Code of Ethics and Business Conduct, and development of Board committees that are designed to effectively accomplish the Board's oversight and advisory responsibilities.
Given the role of guiding the Company in the creation of shareholder value, the Board recognizes that the long-term economic interests of shareholders can often be furthered by giving appropriate and responsible consideration to the interests and concerns of other constituencies, such as the Company’s customers, investors, team members and local communities, as well as government officials, regulatory agencies, and the general public.

Corporate Social Responsibility
Customers Bank is committed to continuous improvement, striving not only to be a profitable business returning exceptional shareholder value, but ensuring that we are meeting expectations with respect to Corporate Social Responsibility (CSR).
The Board has established a CSR Committee, charging the members to drive a positive impact within the communities we serve and through the people and organizations with whom we do business. And, we have published our Corporate Governance and Social Responsibility Report for 2024 to tell you what we have done and what we have accomplished.
Customers Bank’s philanthropic priorities target low and moderate income communities and are focused by these priorities:
•Affordable Housing
•Education & Workforce Development
•Economic Development
•Children’s Needs
•Financial Literacy
•Healthcare
•Food Insecurity
•Veterans
Customers Bank supports our communities through:
•Community Reinvestment Act Investments
•Charitable Contributions
•501(c)(3)s including community & economic development organizations
•Charitable/Educational Sponsorships
•Tax-Credits / Tax-Exempt Financing
•PA Education Improvement Tax Credit Donations
•PA Neighborhood Assistance Program
•NJ Revitalization Tax Program
We tackle our Community Development efforts through:
•Affordable housing for low- or moderate-income individuals;
•Community services to low- and moderate-income individuals;
•Economic development for small business in our communities; and
•Revitalization/stabilization of low- and moderate income geographies, designated disaster areas, or distressed/ underserved non-metropolitan middle-income geographies.
In 2024, Customers Bank contributed over $5.1 million through over 367 contributions or expenditures to more than 273 unique organizations, and team members collectively logged over 1,600 hours of community service and volunteering.
For more detailed information regarding our 2024 CSR program, please see our 2024 Corporate Governance and Social Responsibility Report, which is available on our website at www.customersbank.com/investor-relations/CSR/. Information on our website is not incorporated by reference into this Proxy Statement.

Code of Ethics and Business Conduct
Each of our Directors, officers and team members is required to comply with the Customers Bancorp, Inc. Code of Ethics and Business Conduct (“Code of Conduct”) adopted by us. The Code of Conduct, which is acknowledged annually by the Company’s Directors, officers, and team members, sets forth policies covering a broad range of subjects and requires compliance with laws and regulations applicable to our business. The Code of Conduct is available on our website at www.customersbank.com by selecting “Investors,” and then “Governance”; and any amendments to the Code of Conduct will be posted in the same location.
Specific guidance on the following important matters is contained in the Code of Conduct:
•Anti-Trust and Anti-Money Laundering Compliance
•Bank Bribery Act
•Candor in Dealing with Auditors, Examiners and Legal Counsel
•Civic, Charitable, and Political Activities and Contributions
•Confidential Information and Privacy
•Conflicts of Interest and Self-Dealing
•Compliance with Laws, Rules, and Regulations
•Dealing with Government and Public Officials
•Diversity, Discrimination and Harassment
•Fair Dealing and Preferential Treatment
•Gifts and Entertainment
•Integrity of Records, Accounts and Disclosures
•Outside Activities and Personal Financial Responsibility
•Personal Investments, Insider Trading and Hedging Prohibition
•Use of Company Property and Intellectual Property
•Whistleblower Hotline and Contacts
Zero-Tolerance Policy - Workplace Harassment
Consistent with the Company’s current policies and processes, the Company and our Board of Directors remain committed to a zero-tolerance policy regarding sexual harassment and behaviors that contribute to a hostile work environment. The Company and our Board of Directors remain focused on the prevention of workplace harassment through the application of enhanced education and training to support and encourage a climate of mutual respect among all team members. Further, the Company and our Board of Directors continue to nurture and celebrate a culture that embraces diverse points of views, backgrounds and experiences. We are committed to fairness in how people are treated and the opportunities available to them. Each of our Directors, officers and team members are required annually to review and provide acknowledgment of their understanding of the Company’s Code of Conduct. The Code of Conduct addresses the Company’s commitment to providing an inclusive, respectful, and non-discriminatory working environment, free from harassment or any other inappropriate conduct.
Whistleblower Policy and Hotline
It is important that Customers maintains a culture where anyone feels they can speak up if they believe that something is not right. Customers is pleased that a significant majority of our team members feel comfortable raising concerns directly to their management, our People Experience Team, or our Compliance or Legal teams. However, sometimes team members will not feel comfortable raising concerns using these avenues. At Customers, we have a policy regarding reporting of complaints via the Company’s dedicated Whistleblower Hotline about accounting, internal controls, employment practices, auditing matters, questionable financial practices, Code of Conduct violations or violation of laws, rules or regulations by others. Team members can also submit complaints in writing to the Company’s Legal Counsel, People Experience Team and/or the Chair of the Board’s Audit Committee. The policy is designed to provide a channel of communication for team members and others who have concerns about our conduct or any of our Directors or team members. Complaints are treated seriously, handled expeditiously and appropriately investigated. Complaints that are accounting or financial in nature or allege any immediate threat to the corporate security of the Company are handled by the Company’s Audit Committee and Legal Team.
Team members submitting a complaint need not provide their names or other personal information, and reasonable efforts will be used to conduct the investigation that follows from such complaint from a team member in a manner that protects the confidentiality and anonymity of the team member submitting the complaint.
Team members are reminded of the Company’s Whistleblower Hotline at least annually. We honor a culture of investigation, confidentiality and non-retaliation. Information regarding the Company’s Whistleblower Hotline and Contacts is located on pages 27 and 28 of the Company’s Code of Conduct. The Code of Conduct is available on our website at www.customersbank.com by selecting “Investors,” and then “Governance.”

Stock Ownership Guidelines & Prohibition of Hedging
The Board has adopted a stock ownership policies for Directors and key members of the executive management team.
Each non-management Director is required to own shares of the Company’s common stock having a value equal to five times the annual cash retainer. Directors have five years from their appointment to the Board to reach the targeted level, and then they must maintain at least that stock ownership level while serving as a member of the Board and for one year after service as a Director terminates.
In addition, we have stock ownership guidelines for key members of the executive management team. The share ownership guideline is intended to align the interests of the executive with the interests of the shareholders so that decisions are consistently made considering the shareholders’ interests. The ownership guidelines vary with the individual’s position:
•Chairman & CEO -- six times base salary
•President -- four times base salary
•CFO -- three times base salary
•Other Executive Officers -- one times base salary
Executive officers have five years from the date of hire to accumulate their respective ownership interest.
Equity ownership interests that are counted towards meeting these guidelines include the value of all owned or vested stock issued by the Company, including shares held in the employee stock purchase plan, and unvested restricted share units (excluding unvested performance-based restricted share units).
Under our Code of Conduct, our officers, Directors and team members are prohibited from short selling or conducting other hedging transactions involving Company securities, or the purchase or sale of derivatives related to the Company securities.
Insider Trading Policy
All Directors, officers and team members of our company and its subsidiaries (together, the “Covered Persons”) are required to abide by our Insider Trading Policy. The Company may also determine that other persons should be subject to our Insider Trading Policy, such as contractors or consultants who have access to material nonpublic information. Our Insider Trading Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by the policy. Our Insider Trading Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. Policy guidelines also address prohibited transactions which include, without limitation, short-term trading, short sales, derivatives and hedging transactions. The Company’s Board of Directors has adopted the Insider Trading Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
The Company’s General Counsel is our Insider Trading Policy's Compliance Officer. Directors, officers and team members who, as a result of their position, are likely to possess material non-public information regarding the Company are required to obtain approval from the Compliance Officer before trading in Company securities.
The Company requires Covered Persons to acknowledge at least annually that they have read and understood our Insider Trading Policy. Our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025.
Cybersecurity and Data Protection
While often viewed as a technical discipline, we approach cybersecurity as a corporate governance responsibility that involves risk management, reporting controls, testing, and training, and executive accountability. Our motto is that every member of our organization is a member of our security team, a mantra that is driven as part of Customers’ overall culture.

The cybersecurity group for Customers reports to the Chief Information Security Officer (“CISO”) and is overseen by Customers’ Directors’ Risk Committee. Our Cybersecurity Risk Management and Strategy, Governance, and Incident Disclosure Program is led by the CISO. The Program has been designed to conform with the National Institute of Standards & Technology’s (“NIST”) Cybersecurity Framework, International Organization for Standardization (“ISO”) 27001, as well as the FFIEC guidelines for cybersecurity. We use these frameworks to assist our organization as it seeks to ensure the confidentiality, integrity, and availability of technology and services for its customers, employees, and partners. The Bank has developed a strong suite of programs that utilize these frameworks helping the organization ensure the confidentiality, integrity, and availability of technology, assets, and services. Additionally, our Program is ISO 27001 certified and is audited by an external accredited ISO 27001 certification body.
A HOLISTIC APPROACH
Our Program takes a holistic approach to organizational security focusing on both the protection of our core technologies and the protection of the operations and areas of business they support. The Program manages 32 distinct metrics and operates 24x7x365 to meet the growing needs of Customers as it seeks to ensure the continued protection of its customers. This rigor has resulted in the Bank experiencing zero (0) material cybersecurity breaches in 2024.
Customers’ Directors Risk Committee receives a monthly Cybersecurity Risk Indicators report from the CISO which provides information on cyber risk, vulnerabilities, disaster recovery testing and employee security awareness training. An annual report named “The State of Security” is compiled and shared with Customers’ Directors Risk Committee summarizing the previous year’s activities along with a comprehensive view of trends and the risks they pose. Customers’ security policies are reviewed and ratified on an annual basis by the Board of Directors who provide oversight of executive-level enforcement and compliance. Customers also utilizes several global external advisors to ensure the appropriateness of its security posture, adherence to established controls, proper assessment of risk, and efficient operation of its cybersecurity discipline. Customers’ Board of Directors includes a vetted board member who possesses expertise in Information Security across various domains.

A FOCUS ON DATA PRIVACY & CUSTOMER PROTECTION
The Bank’s Compliance Group executes digital privacy assurance and protection for our digital channel products. Using legislation from California and the European Union as a standard, the organization manages a strict data privacy program which includes opt-in/out management for the Bank’s digital assets, technological controls on data movement to prevent exfiltration and unauthorized disclosure, and program elements that are compliant with the California Privacy Rights Act (“CPRA”), the General Data Protection Regulation (“GDPR”), and New York Stop Hacks and Improve Electronic Data Security (“SHIELD”) Act. In addition, the Bank adheres to the Gramm-Leach-Bliley Act (“GLBA”) and the FFIEC standards for data privacy and confidentiality of consumer information.
Risk Management
Banks are in the business of taking risk, and we consider prudent risk management key to our success over time. The responsibility for risk management begins with the Board of Directors. The Company’s overall objective is to manage its businesses, and the associated risks, in a manner that balances serving the interests of its customers and investors and protects the safety and soundness of the Company.

The Risk Management Framework serves as the foundation for consistent and effective risk management by setting forth clear roles, responsibilities, and accountability for the management of risk. The Risk Management Framework considers risk holistically, and ensures risks are evaluated across the primary risk categories - strategic, credit, liquidity, interest rate, price, operational (including IT, third party, and information security), compliance and reputation risk.
The Directors Risk Committee of the Board of Directors is responsible for overseeing the Company’s overall Risk Management Framework and risk profile and ensuring that all risks associated with the Company’s strategy, environment, and operations are suitably identified, measured, managed, and monitored within defined risk appetite and tolerance levels.
The Company’s strong Risk Management Framework includes various risk management activities and processes related to risk appetite, risk identification, risk measurement, risk mitigation, risk monitoring and reporting, and risk governance across the first, second, and third lines of defense.

Corporate Governance - Our Board of Directors
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The members of our Board bring a variety of backgrounds, qualifications, skills and experiences that contribute to a well-rounded Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations in a rapidly evolving financial services industry. We believe that a board comprised of Directors with a wide range of backgrounds, experiences, perspectives and viewpoints improves the dialogue and decision-making in the boardroom and contributes to overall Board effectiveness.
Board Responsibilities
The Board of Directors has many responsibilities, some requiring a very diverse set of general management as well as specific skills.
The primary functions of the Board of Directors of the Company include the following:

•Oversee the direction and management of the Company.	•Monitor corporate performance on an on-going basis against the profit plan and the performance of peer companies.
•Act in the best interests of the Company and its shareholders, and set a climate of corporate trust, confidence and overall transparency. In discharging these responsibilities, the Board relies on the expertise, honesty and integrity of the Company’s executive management, other senior officers, the internal audit function, the independent accountants, and outside advisors and consultants.
•Review, advise, consult and approve business strategies and the strategic plan constructed to guide management’s efforts to enhance long-term shareholder value.
•Ensure policies and processes are in place for maintaining the integrity and reputation of the Company and reinforcing a culture of ethical conduct of business, compliance with laws and regulations and management of all key business risks.
•Oversee and evaluate internal control systems and processes, financial reporting, and public disclosure of information.
•Develop strategic direction and hold management accountable for the execution of strategy, once it is developed.	•Oversee and evaluate management’s implementation of, and compliance with, the Company’s risk management policies.
•Establish and periodically review, update and amend corporate governance guidelines.	•Annually review the Chief Executive Officer’s performance and approve his compensation.
•Establish and periodically review, update and amend codes of ethics and other appropriate policies for Directors, officers and team members.	•Conduct Board and management succession planning and review.
•Establish and periodically review key policies guiding management in the level of risk the Company is willing to assume, including credit, liquidity, interest rate, operational, reputational, regulatory, and other risks.
•Conduct a self-evaluation at least annually to determine whether the Board and its committees are functioning effectively.
The Board executes its oversight responsibilities directly and through its committees.
Director Qualifications
Our Board believes our Directors best serve our company and shareholders by possessing high personal integrity and character, demonstrated management and leadership ability, extensive experience within our industry and across sectors, and the ability to effective oversight and challenge of management and to exercise their sound and independent judgment in a collegial manner.
Our Board seeks Directors whose complementary knowledge, experience, and skills provide a broad range of perspectives and leadership expertise in financial services, strategic planning and business development, business operations, leadership development, technology, regulatory affairs, corporate governance, and other areas important to our company’s strategy and oversight. Our Board strives to achieve a balance between the perspectives of new Directors and those of longer-serving Directors with industry and institutional insights. Our Board also evaluates whether Directors are able to devote the time necessary to discharge their duties considering the time commitment involved in serving on the Board and its committees.

The N&CG Committee identifies or evaluates and recommends candidates for Board membership to the Board. The Board has approved the following minimum qualifications for first-time nominees for Director: (i) individuals of the highest character and integrity, (ii) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (e.g., chief executive officer, managing partner, president) in a large or recognized organization or governmental entity; (iii) financial literacy or other professional or business experience relevant to an understanding of the Company and its business; and (iv) a demonstrated ability to think and act independently, as well as the ability to work constructively in a collegial environment. In identifying candidates, nominees for Director, or evaluating individuals recommended by shareholders, the N&CG Committee shall determine, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board and will consider the current composition of the Board in light of the many communities and geographies served by the Company and the interplay of the candidate’s or nominee’s experience, education, skills, background and other qualities and attributes with those of the other Board members, as well as such other factors as the N&CG Committee deems appropriate.
Director Independence Standards
All the Directors, other than Mr. Jay Sidhu (Chairman and CEO), are independent Directors as determined by the Board. The Board has adopted the Director Independence Standards set forth in our Corporate Governance Guidelines to assist the Board in making Director independence determinations. The Director Independence Standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the implementing rules of the Securities and Exchange Commission (“SEC”) thereunder (or any other legal or regulatory requirements, as applicable) and the Federal Deposit Insurance Corporation Improvement Act. The Board, with the assistance of the N&CG Committee, will make independence determinations on an annual basis at the time the Board approves Director nominees for inclusion in the Proxy Statement and, if a Director joins the Board between annual meetings, at such time based on the applicable NYSE requirements and an evaluation of all of the relevant facts and circumstances.
Directors are requested to inform the Chair of the N&CG Committee and the Chief Executive Officer of any circumstance that might reasonably affect his or her independence under the requirements of the NYSE and these guidelines. If so notified, the Board, with the assistance of the Committee, will re-evaluate, as promptly as practicable thereafter, such Director’s independence. The Board will include the Chief Executive Officer, and the Board may elect or nominate other members of management as Directors.
Of the nine Directors of the Company that served during 2024, each of Ms. Allon and Messrs. Banks, Buford, Date,3 Mackay Rothermel, Way, and Zuckerman is considered independent, as independence for Board members is defined under NYSE rules.  In determining whether these Directors met the definition of an independent director, the Board of Directors considered routine banking transactions between Customers Bank or its affiliates and certain of the Directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any contributions we made to non-profit organizations with whom any of the Directors are associated, and any transactions that are discussed under “Transactions With Related Parties.”
Director Nominations
Our bylaws contain provisions that address the process by which a shareholder may nominate a candidate to stand for election to the Board of Directors at our Annual Meeting of Shareholders. In evaluating Director nominees, the N&CG Committee considers the following factors:
•The appropriate size of our Board of Directors and its committees;
•The perceived needs of the Board for particular skills, background, and business experience;
•The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board; and
•The nominees’ independence.
3 Mr. Date resigned from the Board effective March 31, 2025.

There are no stated minimum criteria for Director nominees, and the N&CG Committee may also consider such other factors as it may deem are in our best interests and the interests of our shareholders. The N&CG Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert,” that a majority of the members of the Board meet the definition of “independent director” under NYSE rules, and that one or more key members of management participate as members of the Board.
In order to enhance the overall quality of the Board’s deliberations and decisions, the N&CG Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions, and with varied skill sets and expertise.
The N&CG Committee identifies nominees by first evaluating the current members of the expiring class of Directors willing to continue in service. Current members of the expiring class with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service, by members of the expiring class with that of obtaining a new perspective. If any member of the expiring class does not wish to continue in service or if the N&CG Committee or the Board decides not to re-nominate a member for reelection, the N&CG Committee identifies the desired skills and experience of a new nominee, and discusses with the Board suggestions as to individuals that meet the criteria. The N&CG Committee has not in the past engaged third parties to identify, evaluate, or assist in identifying potential nominees (although it may do so in the future), but relies on community and business contacts it has established through its Directors, officers and professional advisors to help it identify potential Director candidates when a specific need is identified.
The N&CG Committee will evaluate any recommendation for a Director nominee proposed by a shareholder consistent with with the Committee’s Charter. The Nominating and Corporate Governance Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” and then “Governance.” and finally selecting the Nominating and Corporate Governance Committee Charter. See page 80 for additional information on shareholder proposals.
Board Leadership and Oversight
Chairman of the Board
Given the existence of a Lead Independent Director and the Company’s overall governance profile, as well as the Board’s belief that it should maintain the flexibility to determine the leadership of the Company, the Board does not have a fixed policy regarding the separation of the offices of the Chair of the Board and the Chief Executive Officer. The Board believes that the Board should select the Chair of the Board, from time to time, based on criteria that it deems to be in the best interests of the Company and its shareholders.
The Board of Directors believes that our Chief Executive Officer is best suited to serve as Chairman of the Board because he is the Director most familiar with our business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings industry-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes effective strategy development, and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.
As noted above, one of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.
Lead Independent Director
Daniel K. Rothermel, an independent Director who serves as Chairman of the N&CG Committee and the Directors’ Risk Committee, was selected by the Board of Directors to serve as the Lead Independent Director. As Lead Independent Director, Mr. Rothermel presides over all Board meetings when the Chairman of the Board is not present, and presides over meetings of the non-management Directors held in executive session.

The Lead Independent Director also has the responsibilities to (i) following consultation with the Chairman and Chief Executive Officer and other Directors, approve Board meeting agendas and schedules, assuring that there is sufficient time for discussion of all agenda items; (ii) call special meetings or executive sessions of the Board and call and chair executive sessions or meetings of the non-management or independent Directors and, as appropriate, provide feedback to the Chairman and Chief Executive Officer, and otherwise serve as a liaison between the independent Directors and the Chairman; (iii) work with committee chairs to ensure coordinated coverage of Board responsibilities; (iv) facilitate communication between the Board and senior management, including advising the Chairman and the Chief Executive Officer of the Board’s informational needs and approving the types and forms of information sent to the Board; (v) serve as an additional point of contact for Board members and shareholders, and be available for consultation and direct communication with major shareholders; (vi) facilitate the Board’s review and consideration of shareholder proposals properly submitted for inclusion in the Company’s annual Proxy Statement; (vii) serve as a “sounding board” and advisor to the Chairman and Chief Executive Officer; (viii) contribute to the performance review of the Chairman and Chief Executive Officer; and (ix) stay informed about the strategy and performance of the Company and reinforce that expectation for all Board members. The Lead Independent Director also has the responsibility of acting as a liaison between management and the non-management Directors, advising the Chairman and Chief Executive Officer on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management Directors and management.
Board of Directors Oversight
As a commercial bank, Customers operates in a world with many various risks that must be effectively controlled in order for the Company to achieve its mission of increasing shareholder value. The Board of Directors believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight and accomplishment of its mission. The Board has established key committees to help it in its oversight of the Company’s risks, specifically the Directors Risk Committee, the Audit Committee, the LD&CC, the N&CG Committee, the Regulatory Affairs Committee and the CSR Committee.
At each regular Board meeting, the Directors receive a summary on areas of material interest or risk to Customers from each of the respective Board committee chairpersons conducting meetings between Board meetings. In addition, the Chairperson of the Customers Bank Directors Compliance Committee, a committee formed at the Bank Board level to specifically oversee Bank compliance with laws and regulations, also reports to the Company’s Board. These summary reports are generally oral, although can be in writing, and assist the Directors in the early identification of emerging issues and risks to the Company accomplishing its mission of creating shareholder value. The Board of Customers also created a Management Risk Committee to monitor and oversee all risks of Customers Bank in a more detailed fashion. The Board will regularly ask a committee to investigate or focus on emerging risks or issues. The committees will also provide guidance and make recommendations to management on how to best approach issues and risks and bring any material issues to the attention of the full Board.
The Board committees are briefly explained in the following paragraphs, and their responsibilities more fully described in the immediately following sections.
The Board has established a Directors Risk Committee which reports to and assists the Board of Directors on overseeing and reviewing information regarding our enterprise risk management framework. The Directors Risk Committee consists of each member of the Company Board and Customers Bank Board. The Directors Risk Committee defines the risk appetite of the Company, and oversees the risks assumed by the Company to ensure consistency with the risk appetite. Members of management are invited by the Directors Risk Committee to attend meetings thereof. In addition to its regularly scheduled meetings, the Directors’ Risk Committee held one Company-wide Risk Summit in 2024 with the Directors, management, key employees and select experts. The Chief Risk Officer reports directly to the Directors Risk Committee to facilitate clear unfettered communication between the risk professionals and the Board.
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to areas of financial reporting including those related to accounting regulation. The Audit Committee consists of independent, non-executive Directors free from any relationship that would interfere with the exercise of his or her independent judgment. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee reviews the independence and performance of the auditors and annually recommends to the Board of Directors the appointment of the independent auditors or approves any discharge of auditors when circumstances warrant. The chief internal audit executive reports directly to the Audit Committee to facilitate clear unfettered communication between the internal audit team and the Board. The annual internal audit risk assessment and internal audit plan are approved by the Audit Committee. The Audit Committee performs other oversight functions as requested by the Board of Directors.
The LD&CC assists the Board of Directors in fulfilling its oversight responsibilities with respect to our compensation policies and programs, human capital management and related risks.

The N&CG Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board of Directors organization and membership, and succession planning for our Directors.
The Regulatory Affairs Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s overall regulatory compliance, strategy, and remediation efforts.
The CSR Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to oversight of our ongoing commitment to the principles of corporate social responsibility, supporting economic and community development efforts that improve the lives of our team members, our clients and the communities in which we operate, appropriate and transparent corporate governance, and environmental sustainability.
Board Succession Planning
Our Board regularly reviews its composition. Our N&CG Committee is responsible for identifying and recommending Director candidates to our Board for nomination. The Board, in coordination with the Board committees, also regularly considers Board leadership succession planning and committee structure and membership.
Board Education
Our Board believes that Director education is vital to the ability of Directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages Directors to participate in external continuing director education programs, and our company reimburses directors for their expenses associated with this participation. Our Directors also attend forums and conferences convened by our primary banking regulators and independent registered public accounting firm.
CEO and Senior Management Succession Planning
Our Board oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our CEO and our President, together with executives in our People Experience Team, provide our Board with recommendations and evaluations of potential CEO successors, and review their development progress. Our Board periodically reviews potential internal senior management candidates with our CEO, our President, and executives in our People Experience Team, including the qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Board Committees
The Bylaws of the Company give the Board authority to designate the committees of the Board. The committee structure and committee assignments are reviewed annually by the Board and the Board assigns Board members to various committees. The Board believes that experience and continuity are more important than mandatory rotation of committee assignments or chairs.  Standing committees include: Directors Risk Committee Audit Committee, LD&CC, N&CG Committee, Regulatory Affairs Committee and CSR Committee, each of which is comprised principally (or exclusively, as noted) of non-management Directors and has regularly scheduled meetings and as needed meetings. Pursuant to the Company’s Bylaws, the Board of Directors has the ability to establish such other permanent or temporary committees as the Board deems necessary for the proper conduct of the business of the Company. The Audit, LD&CC, N&CG and CSR Committees are comprised exclusively of Directors who meet the criteria for independence required by the NYSE and all other applicable laws, rules and regulations regarding director independence. The Chief Executive Officer serves on the Directors Risk Committee and Regulatory Affairs Committee. Management Directors may attend the general session of any regularly scheduled committee meeting at the pleasure of the committee chair.
Each committee has its own charter that complies with the NYSE corporate governance listing standards and any other applicable laws, rules and regulations. Each charter sets forth the purposes and responsibilities of the committee as well as legal or other requirements affecting the committee, the source of the committee's authority, minimum membership, membership requirements, the minimum number of meetings per year and procedures for committee member appointment. The charters also address committees reporting to the Board and provide for periodic self-evaluation.
The committee chair, in consultation with management and other committee members, develops the committee’s agenda. The committee chair, in consultation with the Chairman of the Board, Lead Independent Director and/or other committee members, determines whether special committee meetings or longer meetings are advisable. The committee chair reports on a committee’s meeting at the full Board meeting following the committee meeting.

The Board’s standing committees also may act as committees of Customers Bank pursuant to the authorization granted to those committees by the governing documents of and resolutions adopted by the Bank’s Board of Directors and the Company’s Board. Each standing committee shall exercise its oversight responsibilities with the understanding that the Bank’s interests are not to be subordinated to the interests of the parent holding company in a way as to jeopardize the safety and soundness of the Bank.
Board Committee Membership
The table below highlights the membership composition of our Directors on our Board committees for the Company:

		Nominating and Corporate Governance			Leadership Development and Compensation	Regulatory Affairs**
Name	Executive		Audit	Risk			CSR
Andrea R. Allon		X	X	X			X*
Bernard B. Banks				X	X		X
Robert J. Buford			X	X
Robert N. Mackay				X			X
Daniel K. Rothermel	X	X*	X	X*	X	X
Jay S. Sidhu	X*			X		X
T. Lawrence Way		X	X*	X		X
Steven J. Zuckerman		X		X	X*

* Committee Chair
** The Chair of the Regulatory Affairs Committee is Richard A. Ehst, a member of the Customers Bank’s Board of Directors.
Committee Charters
The Directors Risk, Audit, LD&CC, N&CG, Regulatory Affairs and CSR Committees have each adopted charters which are available on our website, www.customersbank.com by selecting “Investors,” and then “Governance.”
Board of Directors Meeting Attendance
Customers’ Board of Directors is scheduled to meet monthly, or as needed. In 2024, the Company’s Board of Directors met 17 times. The Company’s Directors attended 92% of the applicable meetings of the full Board of Directors in 2024 and 92% of the committees of the Board on which he or she served.
While we have no formal policy regarding director attendance at our Annual Meeting, we make every effort to schedule our Annual Meeting at a time and date to maximize attendance by Directors, taking into account the Directors’ schedules. We believe that Annual Meetings provide an opportunity for shareholders to communicate with Directors and have requested that all Directors make every effort to attend our Annual Meetings. Eight of our nine Directors attended the 2024 Annual Meeting of the shareholders.
Board Committee Descriptions and Responsibilities
Following is a more detailed description of each of the Board committees and their responsibilities:
Directors Risk Committee
The Directors Risk Committee is responsible for overseeing the establishment and operations of the Company’s ERM program and other risk management programs and frameworks, including the appropriate policies, procedures, standards, and governance structure, commensurate with the Company’s size and complexity, to effectively identify, measure, manage, and monitor key and emerging risks to the Company. For this purpose, the Directors Risk Committee's functions include the following:
•Reviews and approves at least annually the Risk Appetite Framework, statements and metrics, and monitor to ensure that the framework remains aligned with the Company’s strategic plan, and enterprise risk assessment conclusions;
•Review and approves at least annually the Company’s Risk Appetite Statement and Enterprise Risk Management Policy;

•Reviews and approves the charters of the Directors’ Risk Committee, Management ALCO and Management Risk Committees. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk identification, assessment and management;
•Receives and reviews reports from senior and executive management relative to key and emerging risks, both internal and external, and management’s actions to mitigate these risks to within acceptable tolerance levels. This includes risks within all of the major risk categories of strategic, credit, interest rate, market, liquidity, operational (including IT, third party and information/cyber security), compliance and reputation risk;
•Receives information from senior management regarding matters related to control effectiveness throughout the enterprise as appropriate;
•Receives information from the General Counsel regarding matters related to legal and compliance risk;
•Provides effective challenge to management to ensure that the Company’s strategy and operations, including proposed new products and services, remain aligned with the Company’s risk appetite;
•Identifies and prioritizes the risk factors and projected mitigation strategies associated with each CAMELS+ component. In so doing, the Committee has assigned responsibility of each risk factor to management and continuously monitors performance and controls; and
•Reviews the overall enterprise risk management priorities and discusses the strategic initiatives required to improve our risk management program and practices.
The Directors’ Risk Committee held eleven meetings and one Company-wide Risk Summit in 2024. The Directors’ Risk Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Directors Risk Committee Charter.
Audit Committee
The Audit Committee oversees the Company’s internal audit function, accounting and financial reporting processes, the effectiveness of internal controls over financial reporting and operational areas, and the audits of our financial statements and internal control effectiveness assertions. For this purpose, the Audit Committee's functions include the following:
•Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;
•Maintains responsibility for the appointment, compensation, oversight, retention and termination of our independent registered public accounting firm and evaluates the qualifications, performance, and independence of the independent registered public accounting firm;
•Establishes, maintains and oversees procedures to facilitate the receipt, retention and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;
•Reviews and discusses, with our independent registered public accounting firm, the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in the design or operation of internal controls and significant changes in internal controls reported by the independent auditor or management, and reviews and discusses reports from management and Internal Audit regarding the Company’s internal controls and procedures;
•Reviews the critical accounting policies and alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of the financial statements;
•Reviews, with management and our independent registered public accounting firm, our financial reporting processes and internal financial controls;
•Reviews the annual audited financial statements and recommends to the Board of Directors their inclusion in our Annual Report;
•Reviews the quarterly financial statements and earnings press releases;
•Reviews and approves related party transactions;
•Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees) and any formal written statements received from the independent registered public accounting firm; and

•Meets with the independent registered public accounting firm, chief internal auditor, chief financial officer, and chief accounting officer in executive sessions to discuss matters of concern or the overall conduct of the financial activities of the Company.
•New Audit Committee members are provided with an orientation program to educate them on Company and their responsibilities.
The Board of Directors has determined that each member of the Audit Committee in 2024 was independent as independence for Audit Committee members is defined under the NYSE rules, and has further determined the members meet the financial and accounting expertise and literacy standards pursuant to Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board determined that Ms. Allon qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and the NYSE.
The Audit Committee held 20 meetings during 2024.
The Audit Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Audit Committee Charter.
Leadership Development and Compensation Committee
The LD&CC (formerly the Compensation Committee) is charged with the responsibility of the development and oversight of the Company’s compensation philosophy for compensating executive management, officers and other key personnel. It is the Company’s objective to compensate its team members at a level sufficient to attract, motivate, and retain the talent needed to achieve the Company’s mission to create shareholder value. The LD&CC determines that the officers and key management personnel of the Company are compensated with salary, supplemental and incentive compensation, and benefits that are consistent with its philosophy and mission. The scope of our LD&CC was recently expanded to include oversight over management’s human capital management function, including but not limited to leadership development, talent recruiting, progression, engagement and retention.
The LD&CC Charter is available on our website at www.customersbank.com, by selecting “Investors,” “Governance Documents,” and finally selecting the Leadership Development and Compensation Committee Charter.
The LD&CC’s duties include the following:
•Review, evaluate, and recommend to the Board the compensation of, and benefits provided to, the Company’s executive officers, including the Chief Executive Officer, at least annually, and report to the Board concerning its recommendations for final Board approval; provided that the Chief Executive Officer may not be present during voting or deliberations on his or her compensation;
•Review and approve corporate goals and objectives relevant to the compensation of the executive officers, evaluate the performance of the executive officers in light of those goals and objectives, and approve the level of the executive officers’ compensation based on that evaluation;
•Select and periodically review and revise a peer group of companies against which to assess the Company’s compensation programs and practices to ensure they are competitive and supportive of the Company’s strategy and objectives;
•Administer the Company’s equity incentive plans, including without limitation, making grants and monitoring awards under such plans, interpreting the terms of such plans and taking such other actions as contemplated by such plans;
•Periodically discuss with management the implementation and effectiveness of the Corporation’s policies, strategies, programs and practices relating to its human capital management function, including but not limited to those relating to talent recruiting, leadership development, progression, engagement and retention;
•Annually review and assess executive compensation programs to determine if they expose the Company to unnecessary or excessive risk and to implement policies and practices that may help manage and monitor such risk within acceptable parameters; and
•Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) and related disclosures to be included in the Company’s annual Proxy Statement or annual report on Form 10-K (“SEC Filings”) and, based thereon, determine whether to recommend to the Board that the CD&A be included in the Company’s annual SEC Filings.

For additional details regarding the LD&CC’s role in determining executive compensation, please see “Compensation Discussion and Analysis”, “Role of Leadership Development and Compensation Committee” beginning at page 53 of this Proxy Statement.
The LD&CC held six meetings during 2024.
To execute its responsibilities, the LD&CC may determine it is advisable to use expert compensation consultants, legal counsel or other advisers. The LD&CC is authorized as follows:
•The LD&CC may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.
•The LD&CC will be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the LD&CC and will have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention.
•The Company must provide for appropriate funding, as determined by the LD&CC, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the LD&CC.
•The LD&CC may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the LD&CC, other than in-house legal counsel, only after taking any potential conflicts of interest into consideration.
The Board of Directors has determined that the members of the LD&CC in 2024, Mr. Zuckerman, Committee Chairman, Mr. Rothermel and Dr. Banks, were independent as independence for Compensation Committee members is defined under the NYSE rules.
Leadership Development and Compensation Committee Interlocks and Insider Participation
None of the members of our LD&CC had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K nor any other interlocking relationships as defined by the SEC. Our Code of Ethics and Business Conduct prohibits any transactions between LD&CC members and the Company or any insiders, other than for routine banking activities.
Nominating and Corporate Governance Committee
Among its responsibilities, the N&CG Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of Directors to the full Board. The Nominating and Corporate Governance Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Nominating and Corporate Governance Committee Charter. This Committee:
•Reviews and assesses the adequacy of our corporate governance guidelines, personal codes of conduct and related internal policies and guidelines;
•Assists the Board in interpreting and applying corporate governance guidelines, and recommends any proposed changes to the Board for approval;
•Recommends to the Board Director nominees to be presented to the Shareholders for election or to fill vacancies;
•Assesses the independence of Directors, Director nominees and Director candidates under applicable laws, regulations and stock exchange listing standards, and recommends independence determinations to the Board;
•Makes recommendations to the Board regarding non-management Director compensation; and
•Reviews on at least an annual basis the Board’s performance as a whole and that of each committee.
The Board has determined that each member of the N&CG Committee in 2024 was independent as defined under NYSE rules.
The N&CG Committee held one meeting during 2024.
Executive Committee
Pursuant to the Company’s Bylaws, the Executive Committee shall have and may exercise all powers of the Board in the management of the Corporation, except as the Board may specifically limit by resolution, or except where action by the entire Board of Directors is specifically required by law.

Regulatory Affairs Committee
The Regulatory Affairs Committee, established in October 2023, is responsible for overseeing the Company’s overall regulatory compliance, strategy, and remediation efforts and ensuring that all regulatory endeavors associated with the Company’s strategy, environment, risk profile, and operations are suitably identified, measured, managed, and monitored to ensure compliance with regulatory requirements and expectations.
The Regulatory Affairs Committee charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the Regulatory Affairs Committee Charter.
The Regulatory Affairs Committee’s duties include the following:
•Oversees the establishment and operations of the Company’s Regulatory Excellence Office (“REO”) and its policies and frameworks, including the appropriate policies, procedures, standards, and governance structure, commensurate with the Company’s size and complexity, to effectively identify, measure, manage, and monitor key and emerging regulatory risks to the Company;
•Reviews and approves at least annually the regulatory strategy and policies of the organization to ensure that the framework remains aligned with the Company’s strategic plan;
•Receives and reviews reports from senior management regarding regulatory compliance, remediation, and strategy activities;
•Supports the independence of the REO through separate oversight responsibilities from other Board committees and the Chief Risk Officer (“CRO”), providing the Executive Chair of the REO and the Managing Director of the REO direct access to the Committee and the Board;
•Receives and reviews reports from senior management regarding progress against regulatory-related actions to ensure the Company is meeting its commitments to regulators;
•Reviews and approves the allocation of resources to ensure that the REO has sufficient support to successfully execute its responsibilities;
•Reviews significant capital expenditures and potential significant merger and acquisition activity with consideration for regulatory implications;
•Considers the regulatory implications of new strategic customer facing banking products, services or business lines; and
•Meet regularly with the Company’s primary regulators to independently understand and communicate the Company’s regulatory requirements, expectations, strategy, and activities.
The Regulatory Affairs Committee held 22 meetings during 2024.
Corporate Social Responsibility Committee
Among its responsibilities, the CSR Committee has responsibility for overseeing the ongoing commitment of the Company and Customers Bank to the principles of corporate social responsibility, supporting economic and community development efforts that improve the lives of our team members, our clients and the communities in which we operate, appropriate and transparent corporate governance, and environmental sustainability. The CSR Committee Charter is available on our website at www.customersbank.com by selecting “Investors,” “Governance,” and finally selecting the CSR Committee Charter. This Committee:
•Determines the key stakeholders in relation to the Company’s and Customers Bank’s general strategy relating to corporate social responsibility and climate disclosure-related considerations (the “CSR Strategy”), including coordination with other Board-level committees as the CSR Committee deems appropriate;
•Oversees the development and implementation by management of the CSR Strategy and any initiatives and policies deemed by the Committee to be necessary or advisable to implement the CSR Strategy;
•Oversees reporting and disclosures by management with respect to CSR matters in compliance with applicable laws, including applicable federal and state laws and regulations related to climate disclosures or other CSR-related matters; and
•Oversees the preparation by management of the annual Customers Bank CSR Report.
The CSR Committee held one meeting during 2024.

Communicating with Our Board
Shareholders and other parties may communicate with our Board, any Director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Depending on the nature of the communication, the correspondence either will be forwarded to the Director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any Director or committee of our Board. Communications should be addressed to the Customers Bancorp, Inc. Board of Directors, c/o Company’s Corporate Secretary at 701 Reading Avenue, West Reading, PA 19611. This is also the process by which any interested party may communicate with the Lead Independent Director and our non-employee Directors as a group.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) describes our executive compensation program for 2024, and how our compensation decisions align with our 2024 financial and strategic achievements.
Customers has a “pay-for-performance” philosophy that forms the foundation of decisions regarding incentive compensation of Customers’ team members, including its named executive officers. This compensation philosophy and the program structure approved by the LD&CC and described in this CD&A are central to the Company’s ability to attract, retain and motivate individuals who can achieve superior long-term financial results in a competitive market for executive talent. Our LD&CC believes that executive compensation should be linked to the Company’s overall financial performance, strategic success and shareholder returns while ensuring that these programs do not encourage excessive risks that threaten the reputation or value of the Company. We believe our executive compensation program as developed and implemented, as presented in this CD&A, achieves these objectives.
This CD&A is intended to be read in conjunction with the tables which immediately follow this section and the accompanying narrative disclosures, which provide further historical compensation information for our 2024 Named Executive Officers (“NEOs”).
The Company periodically solicits feedback from investors and stakeholders regarding our compensation practices, and the LD&CC has engaged its independent compensation consultant, Aon Consulting, Inc. (“Aon”), to conduct market practice studies and provide regulatory updates.
I. Executive Compensation Highlights
This CD&A describes the compensation of our 2024 NEOs:

Jay S. Sidhu	Chairman & Chief Executive Officer (“CEO”)
Sam Sidhu	Vice Chair & President (“President”)
Philip S. Watkins (1)	Executive Vice President (“EVP”), Chief Financial Officer (“CFO”)
Lyle P. Cunningham	Executive Vice President, Chief Banking Officer
Thomas H. Kasulka	Executive Vice President, Chief Credit Officer
Carla A. Leibold (2)	Former Executive Vice President, Chief Financial Officer
(1)    Mr. Watkins was appointed as the Company’s CFO effective as of April 12, 2024.
(2)    Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
Our executive compensation programs are periodically adjusted and refined to support our strategic priorities. The compensation paid to our NEOs in 2024 reflects and rewards their contributions to the Company’s success and continues to demonstrate alignment with the Company’s financial results and the interests of our shareholders.
Our CEO’s 2024 target total direct compensation comprises 33% fixed base salary and 67% performance-based incentives that are at-risk and delivered through short-term cash incentives and long-term equity awards. Performance-based short-term incentives were based on three metrics: (1) achieve a minimum Net Interest Margin, tax equivalent (“NIM”) for fourth quarter 2024 of 3.25% (50% weight); (2) maintain immediately available liquidity in excess of uninsured deposits of at least 150% (25% weight); and (3) maintain strong capital levels with a Common Equity Tier 1 (“CET1”) ratio of at least 11.25% (25% weight). During 2024, we continued to provide 100% performance-based long-term incentives, awarded 60% in performance-based restricted stock units (“PBRSUs”) and 40% in RSUs that vest over three years. See page 42 under the heading, “Elements of Executive Compensation” for more details about our performance-based short-term and long-term incentive programs.

2024 Performance and Strategic Highlights
In 2024, the Company delivered on its operational and financial strategic goals despite headwinds stemming from higher interest rates and less liquidity in banking systems generally. The Company delivered on its 2024 strategic priorities, which included successfully executing on its deposit franchise transformation by growing total deposits by $926.2 million, up 5.2% year-over-year, and the non-interest bearing demand deposits by $1.2 billion, up 26.8% year-over-year. The Company significantly increased non-interest bearing deposits and maintained robust liquidity throughout 2024 with immediately available liquidity to uninsured deposits, adjusted for collateralized and affiliate deposits, of 159% at December 31, 2024.
The Company reported full year 2024 net income to common shareholders of $166.4 million, or $5.09 per diluted share. Full year 2024 core earnings* were $183.1 million, or $5.60 per diluted share. The return on average assets was 0.85% and Core ROAA* was 0.92% for full year 2024. The return on average common equity was 10.4% and Core ROCE* was 11.4% for full year 2024.
Full year 2024 NIM was 3.15%. The NIM expanded in the fourth quarter of 2024 primarily driven by improvements in the liability side of the Company’s balance sheet. The Company lowered interest bearing deposit costs and had higher levels of average non-interest bearing deposits with continued momentum from our new deposit focused commercial banking teams and across the Company’s franchise.
Total loans and leases increased $1.5 billion, or 11% year-over-year as the Company focused on loan production where we have a holistic and primary relationship in 2024. Asset quality remains exceptional with non-performing assets to total assets of 0.25% at December 31, 2024, while credit reserves remain strong. The allowance for credit losses equaled 316% of non-performing loans at December 31, 2024.
The Company also experienced very strong growth in tangible common equity* and tangible book value per share*. The Company’s common equity increased $198.3 million to $1.7 billion at December 31, 2024, up 13% from $1.5 billion at December 31, 2023. Tangible common equity* increased $198.3 million to $1.7 billion at December 31, 2024, up 13% from $1.5 billion at December 31, 2023. The book value per common share increased to $54.20 at December 31, 2024 from $47.73 at December 31, 2023. The tangible book value per common share* increased to $54.08 at December 31, 2024 from $47.61 at December 31, 2023, an increase of 14%. Tangible common equity to tangible assets* (“TCE ratio”) was 7.6% at December 31, 2024. The Company also maintained its strong capital levels with a CET1 ratio at 12.1% at December 31, 2024 compared to 12.2% at December 31, 2023. The total risk-based capital ratio was 14.9% at December 31, 2024. Risk management remains at the core of all of our banking operations.
Overall, the Company reported strong financial results in 2024, ranking in the top quartile among peers for several financial metrics including tangible book value growth, return on equity, and held for investment loan growth. To further reinforce the alignment between management incentives and the interests of the Company’s shareholders, 100% of the NEOs short-term incentive compensation was awarded in the form of equity-based awards.
We will focus on the following key strategic goals in 2025, which will serve as the metrics for our 2025 short term incentives:
1)Achieve a minimum NIM for 2025 of 3.10% (50% weight)
2)Achieve a Non-Performing Loan (NPL) to Total Loans and Leases Ratio in the top quartile relative to peers (25% weight)
3)Maintain immediately available liquidity in excess of uninsured deposits of at least 150% (25% weight).

* Non-GAAP measure. The Company uses non-GAAP measures to compare the current period presentation to historical periods. In addition, the Company believes the use of these non-GAAP measures provides additional clarity when assessing the Company’s financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. The Company’s reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included in Appendix A to this Proxy Statement.

II. Philosophy and Objectives of Our Executive Compensation Program
Our LD&CC believes that our executive compensation program is aligned with our long-term strategic goals, long-term value creation for our shareholders and sound risk management. Our aim is to establish compensation programs that are fair and reasonable, market competitive and performance driven. We seek to compensate our executives in a manner that will attract, motivate and retain the talent we need to achieve both short-term and long-term business objectives, and make compensation decisions in accordance with strong governance and risk management.
Guiding Principles
•Pay-for-performance by encouraging achievement of strategic objectives and creation of shareholder value.
•Pay compensation that is fair and market competitive, avoiding programs that may encourage excessive compensation.
•Maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, generally with below average base salaries (fixed pay) and higher at risk variable pay.
•Provide executive incentive compensation opportunities contingent on the Company’s annual and long-term performance, and differentiate compensation based on individual contributions, reflecting roles, experience, performance and expected contributions.
•Design incentive programs to motivate and reward our leadership team, while avoiding those components that may lead to inappropriate risk-taking.
•Incorporate robust retention elements in our incentive programs in order to maintain a consistent, high performing management team.
•Utilize compensation opportunities across businesses and corporate functions that appropriately consider position requirements, scope of responsibility and other relevant factors applicable to job performance.
Incentive compensation programs will focus on applicable key performance metrics reflecting Company, business unit and corporate function and individual team member performance, consistent with the Company’s strategic objectives.
Compensation Governance
Our LD&CC continues to strengthen our compensation plans, policies and practices, and reviews risk mitigation and governance matters, to ensure that our executive compensation program is incorporating market best practices. These practices for 2024, which encourage actions that are in the long-term interests of our shareholders and the Company, include:

What We Do	What We Don’t Do
✓ Keep base salaries averages below peer averages generally	X No immediate vesting (“single-trigger”) of equity awards
✓ Pay-for-performance philosophy and culture	X No hedging of Company shares
✓ Strong emphasis on performance-based incentive awards	X No backdating or repricing of stock option awards
✓ Comprehensive clawback policy, addressing both equity and cash awards	X No highly leveraged incentive plans that encourage excessive risk taking
✓ Responsible use of shares under our long-term incentive program	X No resetting of financial targets for performance-based incentive awards
✓ Stock ownership guidelines for executives and non-executive Directors	X No excise tax gross ups in new employment agreements since 2014
✓ Engage an independent compensation consultant, who performs no other consulting work for the Company	X No short term annual incentives that are not tied to performance targets set by our LD&CC
✓ Conduct annual shareholder outreach

III. Elements of Executive Compensation
We pay our NEOs in accordance with a pay-for-performance philosophy by providing competitive compensation for demonstrated performance. The LD&CC employs a total compensation approach in establishing executive compensation opportunities, comprising base salary, annual incentive compensation, long-term equity awards (which include performance-based and time-vesting RSUs), competitive benefits and limited perquisites.
The Company’s executive compensation program incorporates feedback gathered, from time to time, from investors as well as information on market practices from our independent compensation consultant informed by industry best practices and regulatory requirements. A significant portion of executive incentives are performance based (67% for the CEO, at target) to align with shareholder interests.
The following table outlines the major elements of 2024 total compensation for our NEOs:

	Element	Term		Strategic Role
Fixed	Base Salary	Short Term	•	Only element of target total compensation that is not “at risk”.
			•	Set within a competitive range of market to attract and retain top talent, although generally somewhat below peer average.
			•	Reflects scope of responsibility, expertise and experience.
			•	Foundation from which target incentives are determined.
Performance-based	Annual Performance Awards	Short Term	•
Motivate and reward for achieving or exceeding short-term strategic and financial performance metrics that create shareholder value and are aligned with critical success factors and risk management processes.

			•	Target opportunity for CEO, President and CFO expressed as a percentage of base salary reflective of the NEO’s role (100% for the CEO; 90`% for the President; 50% for the CFO).
			•	Tied to performance in year for which reported and typically granted in the first quarter following end of performance year.
			•	Payable in cash and/or stock at the discretion of the LD&CC (100% equity for 2024 vs. preliminary target mix of 75% cash and 25% equity).
	Long-Term Incentive Awards	Long Term	•	Motivate and reward for delivering long-term sustained performance aligned with shareholder interests.
			•	Reinforces retention through multi-year performance metrics and vesting, with meaningful wealth creation opportunity linked to sustained company performance.
			•	Awards are 100% performance based comprised of the following:
• 40% time based RSUs (3-year ratable vesting)
• 60% PBRSUs (3-year cliff vesting)
•
Stock-based awards granted in December 2024 and future granted awards will continue to vest upon retirement under a “Rule of 65,” defined as the sum of the participant’s age and years of service at the time of termination, with a minimum age of 60 and a minimum of five years of service with the Company.

Fixed	Other Compensation	Short Term	•	Establishes limited perquisites in line with market practice, as well as other health and welfare benefits on the same basis as our general employee population.
		Long Term	•	Encourages retention of executives to create long-term value for shareholders of the Company with supplemental executive retirement and life insurance benefits.

Target Pay Mix
We utilize the above-mentioned primary compensation elements to create executive compensation packages that include generally somewhat below-average base salaries compared to our peer group and significant variable, at-risk pay in order to align pay with performance. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.
For fiscal year 2024, the CEO, President and CFO4 had the following target pay mix; however, the CEO and all other NEOs received 100% of their short term incentives in the form of time-vested RSUs:

## CEO Pay Mix

33%
Fixed
Cash 58%
Equity 42%
Long-Term Incentive 33.3%
Base 33.3%
Short-Term Incentive 33.3%
67%
Variable

President Pay Mix
36%
Fixed
Equity 40%
Cash 60%
Long-Term Incentive 32%
Base 36%
Short-Term Incentive 32%
64%
Variable

CFO Pay Mix
47%
Fixed
53%
Variable
Equity 36%
Cash 64%
Long-Term Incentive 30%
Short-Term Incentive 23%
Base 47%

4 The CFO targets shown above were initially approved by the LD&CC for our prior CFO. The LD&CC reviewed and approved the 2024 short-term and long-term incentive awards for our current CFO, Mr. Watkins, using the target and maximum annual incentive opportunities shown above in light of his appointment as the Company’s CFO effective as of April 12, 2024.

IV. 2024 Named Executive Officers Total Compensation
Summary of 2024 Compensation Plan

Base Salary
Base salaries are paid 100% in cash; both short-term and long-term incentive awards for participating NEOs are determined as a percent of base salary.
Short-Term Annual Incentive Awards
					Performance Results vs. Targets
	% of Base Salary				Threshold	Target	Outperform	Maximum
	Target	Maximum		< 80%	80%	100%	110%	120%
CEO	100%	150% (150% of target)	Performance Multiplier	—%	50%	100%	125%	150%
President	90%	135% (150% of target)		—%	50%	100%	125%	150%
CFO	50%	80% (160% of target)		—%	50%	100%	130%	160%

				Linear interpolation is applied for results that fall between achievement levels shown above.

Form of Award (Target)
75% Cash and 25% Time-Based RSUs

Short-Term Performance Metrics
Minimum NIM for fourth quarter 2024 of 3.25% (weighted 50%)
Maintain immediately available liquidity in excess of uninsured deposits of at least 150% (weighted 25%)
Maintain CET1 ratio of at least 11.25% (weighted 25%)

Long-Term Annual Incentive Awards
					Performance Results vs. Targets
	% of Base Salary				Threshold	Target	Outperform	Maximum
	Target	Maximum		< 80%	80%	100%	110%	120%
CEO	100%	150% (150% of target)	Performance Multiplier	—%	50%	100%	125%	150%
President	90%	135% (150% of target)		Linear interpolation is applied for results that fall between achievement levels shown above.
CFO	65%	104% (160% of target)

Form of Award
•40% Time-Based RSUs
	Scheduled to vest in three equal installments on the first, second, and third anniversaries of the grant date
•60% Performance-Based PBRSUs
	Long-Term Performance Metrics
	Three-year Relative Total Shareholder Return (weighted 33%)
	Three-year Relative Return on Average Common Equity (weighted 33%)
	Three-year Relative Average Non-Performing Assets to Total Assets (weighted 34%)

Base Salary
When reviewing total compensation targets for our NEOs, the LD&CC believes that base salaries for NEOs should generally be targeted at the lower end of market competitive levels, which is offset by a heavier weighting towards short-term and long-term incentive potential.
In setting base salary levels, the LD&CC assesses one or more of the following:
•competitive base salary information and peer market data
•individual performance
•scope of responsibilities
•leadership
•operational effectiveness
•experience in the industry
•competitive market conditions
As part of reviewing NEO total compensation targets during 2024, the LD&CC reviewed competitive market compensation survey data and publicly available information in consultation with Aon. Annual base salary rates for our NEOs were increased as follows:

Executive	2023 Base Salary ($)	2024 Base Salary ($)	Percent Increase (%)
Jay S. Sidhu	825,000	850,000	3%
Sam Sidhu	690,000	725,000	5%
Philip S. Watkins (1)	—	425,000	N/A
Lyle P. Cunningham	400,000	425,000	6%
Thomas H. Kasulka (2)	—	425,000	N/A
Carla A. Leibold (3)	442,000	442,000	—%
(1)    Mr. Watkins was not an NEO during 2023 and was appointed as the Company’s CFO effective as of April 12, 2024.
(2)    Mr. Kasulka joined the Company on December 5, 2023.
(3)    Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
The LD&CC took into consideration the aforementioned criteria as well as overall Company performance and total compensation mix to determine 2024 base salary levels. The annual base rates for Messrs. Jay Sidhu, Sam Sidhu and Cunningham were increased effective April 1, 2024, as shown above.
Short-Term Annual Incentive Awards
The LD&CC defines performance measures and goals for three of our NEOs. Based on the weighted level of performance achieved versus pre-defined metrics, these executives can earn an award greater than or less than target, ranging from 0% up to 150% of target for the CEO and the President, and up to 160% for the CFO. Predetermined performance measures, as well as minimum, target and maximum thresholds, support the Company’s strategic initiatives and create accountability for the NEOs to ensure incentives are tied to our financial and strategic success.
For 2024, target and maximum annual incentive opportunities were as follows, and unchanged from 2023:

Position	Target (% of base salary)	Maximum (% of base salary)
CEO	100%	150% (150% of target)
President	90%	135% (150% of target)
CFO	50%	80% (160% of target)
The CFO targets shown above were approved by the LD&CC for Ms. Leibold in her role as CFO, which terminated on April 10, 2024. The LD&CC reviewed and approved the 2024 short-term incentive award for Mr. Watkins using the target and maximum annual incentive opportunities shown above in light of his appointment as the Company’s CFO effective as of April 12, 2024.

2024 Performance Metrics and Results
Three performance goals were chosen in 2024 because of their alignment with near-term achievements that are expected to drive shareholder value over the long-term.
~~•~~Achieve a minimum NIM for fourth quarter 2024 of 3.25%. The fourth quarter 2024 NIM was weighted at 50% compared to a weighting of 25% for each of the other two metrics because of the importance of transforming our deposit franchise and improving our overall funding costs.
~~•~~Maintain immediately available liquidity in excess of uninsured deposits of at least 150%. Immediately available liquidity in excess of uninsured deposits, adjusted for collateralized and affiliate deposits, was chosen because of the importance of maintaining ample liquidity in light of the events experienced by regional banks in 2023.
~~•~~Maintain strong capital levels with a CET1 ratio of at least 11.25%. The CET1 ratio goal was chosen given the critical importance of effectively managing and monitoring credit and market risks on the Company’s lending and investing activities and the negative impact significant credit and market losses can have on the Company’s earnings, capital position and overall profitability.

The performance measures utilized in 2024 are summarized below:

Metric	Weighting	Threshold	Target	Outperform	Maximum	Results
Achieve a minimum NIM for fourth quarter 2024 of 3.25%	50%	2.6%	3.25%	3.575%	3.9%	3.11%
		(80%)	(100%)	(110%)	(120%)
Maintain immediately available liquidity in excess of uninsured deposits of at least 150%	25%	120%	150%	165%	180%	159%
		(80%)	(100%)	(110%)	(120%)
Maintain strong capital levels with a CET1 ratio of at least 11.25%	25%	9%	11.25%	12.375%	13.5%	12.09%
		(80%)	(100%)	(110%)	(120%)
Determination of Weighted Performance Multiplier for Each Performance Metric
Performance above or below the target for each performance metric results in a performance multiplier as follows:

		Performance Results vs. Target
		Threshold	Target	Outperform	Maximum
		(80%)	(100%)	(110%)	(120%)
Short-Term Incentive Performance Multiplier	CEO	50%	100%	125%	150%
	President	50%	100%	125%	150%
	CFO	50%	100%	130%	160%

Linear interpolation is applied for results that fall between two achievement levels shown above.
Unweighted performance multipliers for each of the three goals was as follows:
•Achieve a minimum NIM for fourth quarter 2024 of 3.25%. The NIM for fourth quarter 2024 was 3.11%, below the 3.25% target and in excess of the threshold of 2.6% (80% of target). Performance results are interpolated on a straight-line basis between the threshold and target, resulting in an unweighted NIM performance multiplier of 89.23% for all NEOs.
~~•~~Maintain immediately available liquidity in excess of uninsured deposits of at least 150%. Immediately available liquidity of $9.1 billion, which includes cash on hand plus committed borrowing capacity at the FHLB and FRB, was 159% of uninsured deposits of $7.3 billion, adjusted for collateralized and affiliate deposits of $1.6 billion, at December 31, 2024. This result was above the 150% target and below the Outperform threshold of 165% (110%), resulting in an unweighted liquidity performance multiplier of 115.00% for the CEO and President, and 118.00% for the CFO.
~~•~~Maintain strong capital levels with a CET1 ratio of at least 11.25%. Our CET1 ratio was 12.09% at December 31, 2024, above the 11.25% target and below the Outperform threshold of 12.375% (110% of target), resulting in unweighted CET1 performance multiplier of 118.67% for the CEO and President, and 122.40% for the CFO.

2024 Earned Bonuses
The formula for calculating each NEO’s short-term incentive payout consists of the product of the following:
•Each NEO’s Target Short-Term Incentive Award, which is set by the LD&CC as a specified % of base salary
•The weighted performance multiplier applicable to each NEO, which is calculated based on the individual, unweighted performance multipliers for each short-term performance metric (i.e., NIM, Liquidity and CET1)
Weighted short-term incentive performance multipliers for 2024 NEO payouts were determined as follows:

	CEO & President			CFO
	Performance Multiplier	Weighting	CEO & President	Performance Multiplier	Weighting	CFO
NIM	89.23%	x 50% =	44.61%	89.23%	x 50% =	44.61%
Liquidity	115.00%	x 25% =	28.75%	118.00%	x 25% =	29.50%
CET1	118.67%	x 25% =	29.67%	122.40%	x 25% =	30.60%
Weighted Performance Multiplier			103.03%			104.72%
Based upon the actual performance versus the NIM, Liquidity and CET1 goals discussed above, the LD&CC authorized payouts to the three eligible executives as outlined in the table below. In exercising discretion to determine the actual amount of each NEO’s 2024 payout, the LD&CC rounded the amount of the calculated short-term incentive up or down to the nearest $100 and determined that 100% of the incentive award for the CEO, President and CFO is payable in the form of RSUs scheduled to vest in three equal installments over three years. This is the seventh consecutive year in which the annual performance award for the CEO was paid entirely in the form of RSUs.

Executive	Annualized Base Salary (1) ($)	STI Target % of Salary (%)	STI at Target ($)	Weighted STI Perf. Mult. (%)	Calculated STI Payout (2) ($)	Payable in RSUs (3) ($)	Payable in Cash ($)
Jay S. Sidhu	850,000	100%	850,000	103.03%	875,800	875,800	—
Sam Sidhu	725,000	90%	652,500	103.03%	672,300	672,300	—
Philip S. Watkins	425,000	50%	212,500	104.72%	222,500	222,500	—
(1)Salaries for Messrs. Jay Sidhu and Sam Sidhu were increased from $825,000 to $850,000 and $690,000 to $725,000, respectively, effective April 1, 2024. Mr. Watkin’s salary was increased to $425,000 effective April 12, 2024, to align with the timing of his promotion to CFO.
(2)Calculated STI Payouts are rounded to the nearest $100.
(3)RSUs underlying the values shown in the table above were granted on March 14, 2025. These RSUs will be reported as 2025 Stock Awards in the 2026 Proxy Statement.
Annual Incentives for Other NEOs
Mr. Cunningham received $625,000 for his 2024 annual incentive award, which was awarded 100% in the form of RSUs that are scheduled to vest in three equal installments on the first, second and third anniversaries of the grant date. Mr. Cunningham also received stock options with a grant date fair value of $94,159 that are scheduled to vest 100% on the fifth anniversary of the grant date.
Mr. Kasulka received $425,000 for his 2024 annual incentive award, which was awarded 100% in the form of RSUs that are scheduled to vest in three equal installments on the first, second and third anniversaries of the grant date. Mr. Kasulka also received stock options with a grant date fair value of $64,037 that are scheduled to vest 100% on the fifth anniversary of the grant date.
The RSUs and stock options granted to Messrs. Cunningham and Kasulka were awarded at the discretion of the LD&CC, reflecting feedback from the CEO and consideration of individual, business and overall Company financial performance including Company performance against peers. In 2024, the Company reported strong financial results, ranking in the top quartile among peers for several financial metrics including tangible book value growth, return on equity, and held for investment loan growth.. Despite the strong financial results, to further align management incentives with those of the Company's shareholders, 100% of the NEOs short-term incentive compensation was awarded in the form of equity-based awards.
The RSUs and stock options for Messrs. Cunningham and Kasulka were granted on December 19, 2024, and are therefore reported as 2024 Stock Awards, the year in which it was granted, in this Proxy Statement.

Long-Term Equity Incentives
Long-term equity incentives represent the largest at-risk element of our executive compensation program. Our equity incentives are designed to align the interests of our executive officers with those of our shareholders by creating an incentive for our executive officers to maximize shareholder value.
Certain equity grants are made within the context of our long-term incentive plan, with equity grants made annually with a significant performance based vesting component to align with the Company’s long-term goals.
Long-term incentives are delivered entirely in the form of RSUs, with 40% of the award subject to time-based vesting and 60% of the award subject to performance-based criteria. The LD&CC believes this mix further reinforces our pay-for-performance philosophy, serves as a strong retention vehicle, and aligns executive and shareholder interests.
The awards had the following vesting and performance criteria:
Time-vesting RSUs - These awards vest ratably over three years, with one-third of the shares vesting each year on the anniversary of the grant date.
Performance-based RSUs - These awards vest three years after their grant date (i.e., cliff vesting) subject to performance with regard to the following metrics:

Metrics	Weighting
3-year Relative Total Shareholder Return	33%
3-year Relative Return on Average Common Equity	33%
3-year Relative Average Non-Performing Assets to Total Assets	34%
•Three year relative Total Shareholder Return was chosen because the shareholder return is considered a good measure of the value that management is creating for shareholders over a period of time.
~~•~~Three year relative Return on Average Common Equity (“ROACE”) was chosen because it is viewed as a good measure of the Company’s profitability and the returns it generates from its balance sheet. This profitability is also expected to be a driver of shareholder value over time.
•Three year relative Average Nonperforming Assets to Total Assets was chosen as a metric to capture asset quality. The Company believes that the riskiness of the balance sheet determines the amount of capital that should be held and capturing non-performing assets as a percent of assets is the most meaningful metric for measuring asset quality, a key element for a sustainable profitable bank through all economic cycles, and measuring the credit risk profile of the Company.
For each goal, awards vest based on Company performance relative to its peers as follows:

	Performance Requirement (% of peer group median)	Performance Award Multiple
Threshold	80%	50%
Target	100%	100%
Outperform	110%	125%
Maximum	120%	150%
2023 Long-Term Equity Incentives Granted in 2024
The following table shows the 2023 long-term equity incentive awards granted to the following NEOs on April 6, 2024.

	Time-Based RSUs		Performance-Based RSUs		Total LTI Award
Executive	Granted (#)	Grant Date Fair Value (1) ($)	Granted (#)	Grant Date Fair Value (1) ($)	Granted (#)	Grant Date Fair Value (1) ($)
Jay S. Sidhu	10,098	495,004	15,147	746,755	25,245	1,241,759
Sam Sidhu	7,601	372,601	11,402	562,125	19,003	934,726
(1)    Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of these awards. The grant date fair value has been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 14 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2024.

2024 Long-Term Equity Incentives Granted in 2025
The following table shows the 2024 long-term equity incentive awards granted to the following NEOs on April 8, 2025, which reflected the targeted amounts and maximums for the CEO and the President as described above under the section titled, “Summary of 2024 Compensation Plan”.

	Time-Based RSUs		Performance-Based RSUs		Total LTI Award
Executive	Granted (#)	Grant Date Fair Value ($) (1)	Granted (#)	Grant Date Fair Value ($) (1)	Granted (#)	Grant Date Fair Value ($) (1)
Jay S. Sidhu	11,135	476,021	16,702	714,011	27,837	1,190,032
Sam Sidhu	8,548	365,427	12,822	548,141	21,370	913,568
Philip S. Watkins	3,878	165,785	5,816	248,634	9,694	414,419
(1) Grant date fair values and number of units awarded are estimated using the $42.75 closing price of Customers Bank common stock on the grant date, April 8, 2025. The actual number of units awarded will be based on the fair market value on the grant date.
The LD&CC expects to continue to review and approve long-term equity incentive awards annually in April.
In December 2024, the LD&CC approved that future granted equity-based awards would continue to vest upon retirement under a “Rule of 65.” The “Rule of 65” retirement is defined as the sum of a participant’s age and years of service at the time of termination, with a minimum age 60 and a minimum five years of service with the Company.
Alignment of Pay and Performance
Our compensation program is grounded in a quantified and clearly articulated and measured pay-for-performance philosophy. Performance goals in both our short-term and long-term incentive plans are set at challenging levels, with the ultimate goal that the achievement of meaningful metrics will drive long-term, sustainable shareholder value. When financial and stock performance goals are not met, pay outcomes for our executives should reflect this reality.

One way to look at the alignment of pay and performance would be directional correlation between performance and pay, as well as components of pay: when performance goes up, does pay rise? Conversely, when performance goals are not achieved, does pay decline? While there are other factors certainly to consider, and there is a lag effect due to the timing of award grants, a look at our CEO compensation (as reported in the Summary Compensation Table) over the past three years is indicative of this directional pay and performance alignment. The below graphic shows CEO compensation compared to Indexed5 Total Shareholder Return (“TSR”) and showcases pay for performance alignment over the past three years.

CEO Compensation vs. Indexed TSR
Total Compensation
Indexed TSR
Millions
$9
$8
$7
$6
$5
$4
$3
$2
$1
$-
$400
$350
$300
$250
$200
$150
$100
$50
$-
$2.6
$3.8
$3.4
2022
2023
2024

5 The Company’s Indexed TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period, assuming an investment of $100 on December 31, 2019.

Another View of Pay and Performance Alignment: Realizable Pay
In addition to the TSR chart shown above, we believe shareholders should also understand how much of that target compensation value is actually “realizable” by executives. The realizable equity value shown in the chart below further demonstrates the alignment between pay and performance underlying our executive pay programs.
As shown, over the past three years, our CEO received RSUs with a grant date fair value of approximately $7.3 million. The actual value that our CEO may ultimately realize from these equity awards upon vesting and settlement is higher than the target value, in direct alignment with the increase in the Company’s stock price and added shareholder value.
“Target Shares” is the value of equity (restricted stock units) based on the grant date fair value.“Realizable” is defined as the equity compensation earned or deliverable for each year calculated as of the end of the 2024 fiscal year, including the intrinsic value of long-term incentive plan components, as valued on December 31, 2024 (the last trading day of fiscal year 2024) using the year-end share price of $48.68 per share.
Required Pay Versus Performance Disclosure
See page 70 under the heading, “Pay Versus Performance” for additional information about the relationship between executive compensation actually paid and certain financial performance of the Company as required by Item 402(v) of Regulation S-K.

V. Compensation Decision-Making Process
Ongoing Shareholder Engagement and Our Response
We are focused on fostering strong shareholder relationships leading to mutual understanding of issues and approaches, ultimately resulting in compensation plan design and implementation strategies that foster long-term growth and are supportable by shareholders. At our May 2024 Annual Meeting, nearly 97% of the votes cast favored our Say-on-Pay proposal.
The Company seeks to communicate with its shareholders in a wide variety of ways, including through its website, annual report, news releases, quarterly reports, investor presentations, industry conferences, analyst days, annual meetings of shareholders and one-on-one meetings. In the last year, we proactively reached out to our 25 largest shareholders, representing over 59% of our outstanding shares, offering meetings with our CFO, General Counsel, Lead Independent Director and Chair of our LD&CC. In 2024, 3 of our 25 largest shareholders (over 7% of outstanding shares) elected to meet with our CFO and General Counsel to discuss proxy related matters. Additionally, our Investor Relations Team conducted 58 meetings in 2024 with existing investors, making our Chair, CFO and Customers Bank CEO accessible to discuss Customers’ business strategy and receive investor feedback. Through interactions like these, as well as by tracking industry best practices, we have gained more in-depth understanding of investor viewpoints and concerns that we have incorporated into restructuring our compensation programs and philosophy and corporate governance practices.

Changes to our compensation practices that were heavily influenced by shareholder feedback include:

What We Heard	What We Do
Demonstrate how pay and performance are aligned over time
• We utilize a completely formulaic approach that aligns pay with performance by establishing a Long Term Incentive (“LTI”) plan that is mostly or entirely quantitative and paid entirely in RSUs with a 60/40 performance/time-based vesting mix.
• Our CD&A disclosure highlights how performance affects pay outcomes.

Overlapping/inappropriate selection of performance metrics for short-term and long-term awards	•Our 2024 Compensation Plan incorporates the following short-term and long-term performance metrics, along with the targeted and maximum amounts that can be earned by participating NEOs.
	STI	LTI
	Achieve a minimum NIM for fourth quarter 2024 of 3.25% (50%)	3-Year Relative TSR (33%)
	Maintain immediately available liquidity in excess of uninsured deposits of at least 150% (25%)	3-Year Relative ROACE (33%)
	Maintain strong capital levels with a CET1 ratio of at least 11.25% (25%)	3-Year Relative Average Non-Performing Assets to Total Assets (34%)
Concerns regarding severance paid upon voluntary retirement	• The Company maintains a policy prohibiting payment of severance in connection with a voluntary retirement.
Performance goals were not disclosed for performance-based awards and difficult to determine rigor	• We disclose detailed performance goals in our Proxy Statement along with the actual achievement and how it informs incentive payouts for the NEOs.
Frequent evaluation of compensation practices might be valuable	• The Company is committed to an annual frequency for the say-on pay vote, providing more real-time feedback on compensation decisions.
Concerns on excise tax gross-up
• The Company has eliminated the excise tax gross-up from all employment agreements established in 2014 or later and committed that gross-ups will not be allowed in future agreements.
• Only the legacy employment agreement for our CEO retains the gross-up, and the provision will sunset upon his retirement.

Frequent say on increases to our stock incentive plan may be valuable	• We anticipate smaller, more frequent requests to increase to the shares available under our stock incentive plan(s).
Desire for equity ownership among management	• We maintain stock ownership guidelines to align our executives with shareholder interests..
Desire for clawback policy
• Our policy allows “clawback” of incentive based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance in financial reporting requirements. Clawback is also triggered by illegal activity, breach of a fiduciary duty, intentional violation or grossly negligent disregard of our policies, rules, or procedures.

Desire for leadership development and retention
• Activities of our Leadership Development and Compensation Committee are governed by a written charter that include oversight of management’s human capital management, including but not limited to those relating to leadership development, talent recruiting, progression, engagement and retention.

In addition to feedback related to our executive compensation philosophy and practices, we also received input regarding other areas of our corporate governance which is discussed on page 20 in the section titled, “Ongoing Shareholder Engagement and Our Response.”
Role of Leadership Development and Compensation Committee
The LD&CC is responsible for the design, implementation and administration of the compensation program for our executive officers, including but not limited to our CEO and other NEOs. The Committee also administers the Company’s equity-based incentive plans and, accordingly, is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant awards to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards. Although the LD&CC retains an independent compensation consultant to advise the Committee on compensation planning matters, the Committee retains, and does not delegate, any of its responsibility to determine executive compensation.

Role of Management
Although the LD&CC is ultimately responsible for designing our executive compensation program, input from our CEO and other members of senior management is critical in ensuring that the LD&CC has the appropriate information needed to make informed decisions. The CEO and other members of the executive management team participate in compensation-related activities in an informational and advisory capacity, and the CEO presents performance summaries for the other NEOs and recommendations relating to their compensation to the LD&CC for its review and approval.
The CEO excuses himself from all LD&CC and Board of Director discussions of his compensation. As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding their awards or changes to their own compensation. The LD&CC retains discretion in determining whether to approve recommendations made by management.
Compensation Consultant
The LD&CC retained the services of an independent compensation consultant, Aon, to assist with executive compensation planning and analysis in 2024. Aon serves at the request of, and reports directly to, the LD&CC. The LD&CC has the sole authority to engage an independent compensation consultant and approve their fees and the other terms of the engagement.
The LD&CC considered the independence of Aon in light of SEC rules and NYSE listing standards. The LD&CC requested and received a report from Aon addressing Aon’s independence and the independence of its advisors involved in the engagement which included (i) other services provided to us by Aon; (ii) fees paid by us as a percentage of Aon’s total revenue; (iii) policies or procedures maintained by Aon that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the senior advisors and any member(s) of the LD&CC; (v) any Company stock owned; and (vi) any business or personal relationships between our executive officers and the senior advisors. The LD&CC discussed these considerations and concluded that the work performed by Aon involved in the engagement did not raise any conflict of interest.
Peer Groups
The LD&CC refers to a comparative group of companies when evaluating executive compensation. At least annually, the LD&CC evaluates the peer group for suitability and modifies the peer group as needed. Our LD&CC utilizes this peer group data as one reference point along with various other factors, such as the individual’s performance, experience, and competitive market conditions. As such, the LD&CC does not commit to setting our executive pay levels at any particular percentile of the peer group.
The general criteria we used for selecting the peer group for compensation decisions includes the following:
•Size - publicly owned banks of comparative asset size between $12 billion and $40 billion, from approximately 0.5x to 2.0x our total assets, excluding the Small Business Administration’s Paycheck Protection Program (“PPP”) loans.
•Business - banks with predominately commercial loans; excluding banks with unique business models and circumstances that are not comparable to our business model (i.e., wealth management focus; exclusive consumer focus, etc.).
•Region - operating in the northeast and Mid-Atlantic states, where possible.
•Unique characteristics - companies we normally compete with for talent due to our unique business model, as well as our participation in certain regional and national businesses.
In terms of asset size, the Company is approximately the same size as the median of the peer group. Certain larger companies were included in the peer group because those institutions are competitors in efforts to attract and retain talent.

The peer group used for compensation decisions was approved by the LD&CC in March 2022 and was not changed during 2024 except that Silvergate Capital Corp. was removed following its liquidation in 2023. Our peer group comprises the following companies.

F.N.B. Corp. (1)	Eastern Bankshares Inc. (1)	Community Bank System Inc.
Pinnacle Financial Partners (1)	United Community Banks Inc. (1)	Axos Financial Inc. (1)
Commerce Bancshares Inc. (1)	Independent Bank Corp. (1)	First Merchants Corp. (1)
BankUnited Inc. (1)	Atlantic Union Bkshs Corp.	Northwest Bancshares, Inc.
Associated Banc-Corp (1)	WesBanco Inc.	Provident Financial Services
United Bankshares Inc.	TowneBank	First Busey Corp. (1)
Fulton Financial Corp	First Financial Bancorp	FB Financial Corp. (1)
Old National Bancorp (1)	WSFS Financial Corp.	Sandy Spring Bancorp, Inc. (2)
Ameris Bancorp (1)
(1) New addition to 2022 peer group. NBT Bancorp Inc., Eagle Bancorp Inc., OceanFirst Financial Corp., Berkshire Hills Bancorp Inc., Park National Corp, First Commonwealth Financial, S&T Bancorp Inc., Webster Financial Corp, Sterling Bancorp, and Investors Bancorp Inc. were removed from the peer group for 2022.
(2)    Sandy Spring Bancorp, Inc. was acquired by Atlantic Union Bankshares Corporation on April 1, 2025.
Consideration of Risk
The LD&CC strives to provide strong incentives to management for the long-term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a mix of multiple quantitative factors to avoid excessive reliance on a single performance measure. As a matter of best practice, the LD&CC annually reviews the relationship between the incentive compensation provided to the NEOs and any related incentives to take on inappropriate risk to achieve performance goals, and to confirm that the incentive compensation criteria do not encourage unnecessary and excessive risk taking.
The periodic risk assessment includes an evaluation of:
•the design of proposed incentive plans to ensure they satisfy regulatory requirements and do not encourage excessive or imprudent risk taking;
•the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals; and
~~•~~the Board of Directors’ oversight of the incentive compensation program to determine if it provides effective governance over the program and satisfies regulatory expectations.
The most recent risk assessment concluded that our incentive compensation plans provide incentives that appropriately balance risk and reward; are compatible with effective controls and risk management; are supportive of strong governance, including active oversight by the Board of Directors; and are not reasonably likely to have a material adverse effect on the Company. No materials changes to our executive incentive design were implemented during 2024 that are reasonably likely to have a material adverse effect on the Company.

VI. Other Pay Practices
Executive Stock Ownership Guidelines
To help ensure a strong alignment between executives and shareholder interests, the Company has adopted equity ownership guidelines, in accordance with the following schedule:

Position	Requirement
Chairman & Chief Executive Officer	6x Annual Base Salary
Vice Chair & President	4x Annual Base Salary
Chief Financial Officer	3x Annual Base Salary
Other Executive Officers	1x Annual Base Salary

Equity ownership interests that are counted towards meeting these guidelines include the value of all owned or vested stock issued by the Company, including shares held in the employee stock purchase plan and unvested RSUs (excluding unvested PBRSUs). The value of stock options, vested or unvested, are not considered in meeting the equity ownership guidelines. RSUs that vest can be sold by an executive in order to generate sufficient cash to cover the tax obligation associated with the shares vesting.
Executive officers have five years from the executive’s date of hire or promotion to accumulate their respective ownership interest in compliance with these guidelines. All of the NEOs who were employed by the Company on December 31, 2024 were in compliance with the guidelines, or are expected to be in compliance with the guidelines within the five-year compliance period.
Equity Award Grant Practices
Equity awards are discretionary and are generally granted to our NEOs in March and April following each fiscal year end. In certain circumstances, including the hiring or promotion of an officer, the LD&CC may approve grants to be effective at other times. Eligible employees, including our NEOs, may also voluntarily enroll in the employee stock purchase plan to purchase shares at a discount using payroll deductions accumulated during the prior three-month period. Purchase dates under the employee stock purchase plan are generally the earliest trading day after the last pay date in the calendar quarter.
In response to Item 402(x)(1) of Regulation S-K, we do not grant awards of stock options, stock appreciation rights, similar option-like instruments or other equity awards in anticipation of the release of material, nonpublic information, nor do we time the release of material, nonpublic information based on equity award grant dates, vesting events, or sale events. For all stock option awards, the exercise price is the closing price of our common stock on the NYSE on the date of the grant, except that if the grant date falls on a non-trading day, then the exercise price is the closing price of our common stock on the NYSE on the last trading day preceding the date of grant.
In 2024, we did not grant equity awards to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for NEO grants in 2024.
Anti-Hedging Policy
Both the Company’s Code of Conduct and Insider Trading Policy prohibit the Company’s Directors, officers and team members from engaging in hedging transactions involving the Company’s securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Director, officer or team member to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Director, officer or team member may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits Directors, officers and team members from engaging in such transactions.

Clawback Policy
All equity and cash awards are subject to the Company’s clawback policy. The Company reserves the right to “clawback” incentive based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance in financial reporting requirements. The clawback provision would also be triggered by the engagement of conduct that includes: illegal activity, breach of a fiduciary duty, intentional violation or grossly negligent disregard of our policies, rules, or procedures. Additional clawback provisions may be adopted as determined by the Company or as promulgated by the SEC or other regulatory body.
Employee Benefits
We provide health, life, vision and dental insurance, and matching 401(k) contributions, on terms similar to those provided to team members generally. Additionally, we provide split dollar life insurance to Messrs. Sam Sidhu and Cunningham and executive life insurance to Messrs. Sam Sidhu, Watkins, Cunningham and Kasulka. See “401(k) Retirement Savings and Profit Sharing Plan”, “Insurance”, “Executive Life Insurance” and “Split Dollar Life Insurance” below. We also provide Messrs. Jay Sidhu and Sam Sidhu with company-owned automobiles they primarily use for business purposes, country club memberships, and, for Mr. Sam Sidhu, executive healthcare benefits.
401(k) Retirement Savings and Profit Sharing Plan
Customers Bank has a 401(k) profit sharing plan whereby eligible team members may contribute up to 100% of their eligible compensation to such plan up to the Internal Revenue Service’s (“IRS”) annual contribution limit. Customers Bank provides a matching contribution equal to 50% of the first 6% of the contribution made by the team member.
Insurance
All benefits eligible team members are eligible for medical (which includes hospitalization, major medical and prescription drug), dental, vision, basic term life, accidental death and dismemberment, short and long term disability. The basic term life, accidental death and dismemberment, short and long term disability benefits are paid for by Customers Bank. If the team member elects either medical, dental or vision coverage, they pay a portion of the premiums as well as out-of-pocket and co-pay costs.
Executive Life Insurance
We provide executive life insurance policies to Messrs. Sam Sidhu, Watkins, Cunningham and Kasulka, the premiums for which are paid by us. Under the policies, the executive officer’s designated beneficiary will be entitled to death proceeds of $1,000,000 in the event of the executive’s death.
Split Dollar Life Insurance
We entered into split dollar life insurance agreements with Mr. Sam Sidhu in May 2021, and with Mr. Cunningham in April 2022. Pursuant to these agreements, the executive officer’s designated beneficiary will be entitled to share in the death proceeds payable under one or more life insurance policies owned by us in the event of the executive’s death while the agreement remains in effect. The amount payable to the executive officer’s beneficiaries is $1,785,850 for Mr. Sam Sidhu and $1,595,768 for Mr. Cunningham. The split dollar life insurance agreements will terminate prior to the death of the executive upon bankruptcy, receivership or dissolution of Customers Bank.
Compliance with Section 409A of the Internal Revenue Code
The executive compensation arrangements are intended to be maintained in conformity with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which imposes certain restrictions on deferred compensation arrangements and tax penalties on the affected team members if their deferred compensation arrangements do not comply with those restrictions.

Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer
Pursuant to a previous employment agreement with Mr. Jay Sidhu, we established a supplemental executive retirement plan (“SERP”) for Mr. Jay Sidhu in 2010. The SERP is a deferred compensation plan whereby we created a reserve account on our books for Mr. Jay Sidhu. During third quarter 2010, we credited an amount to this account that was sufficient to create a hypothetical fund that would provide payments of $300,000 per year for fifteen years commencing on Mr. Jay Sidhu’s sixty-fifth birthday, assuming a rate of return of 7% per year, compounded annually. Additionally, we credit the account with any gains or losses as if we had deposited the amounts in certain investment funds selected by Mr. Jay Sidhu. Mr. Jay Sidhu is now fully vested in the SERP.
Mr. Jay Sidhu’s entire interest in the account will be paid to him in fifteen annual installments beginning generally upon the later of (a) his separation from service, or (b) his sixty-fifth birthday. Mr. Jay Sidhu is now 73 years of age and is therefore entitled to SERP payments. Any portion of Mr. Jay Sidhu’s interest in the account remaining upon his death will be paid to his beneficiary in a single lump sum. In the event of Mr. Jay Sidhu’s death prior to the later of (a) his separation from service with us, or (b) his sixty-fifth birthday, $3.0 million will be paid to his beneficiary in a single lump sum in lieu of the installment payments described above.
These obligations under the SERP will be general unsecured obligations by us to pay money in the future. Mr. Jay Sidhu will have no rights to any assets or investments held by us to meet our obligations under the SERP, except as a general creditor of the Company.
Supplemental Executive Retirement Plan for Other Named Executive Officers
On May 12, 2021, we entered into a supplemental executive retirement plan for the benefit of Mr. Sam Sidhu. On April 27, 2022, we entered into a supplemental executive retirement plan for the benefit of Mr. Cunningham. On November 22, 2024, we entered into a supplemental executive retirement plan for the benefit of Mr. Kasulka. The purpose of these SERPs is to provide supplemental non-qualified pension benefits to the executives and incentivize the executives to continue to make substantial contributions to the success of the Company. Ms. Leibold is no longer employed by the Company and forfeited her unvested benefits under the SERP upon termination of her employment.
The SERPs for Messrs. Sam Sidhu, Cunningham and Kasulka are intended to be and shall be administered as income tax non-qualified, unfunded plans primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3), and 401(a)(1). These SERPs are intended to comply with the requirements of Section 409A of the Code and, accordingly, the intent of the parties hereto is that these SERPs shall be operated and interpreted consistent with the requirements thereof.
The SERPs for Messrs. Sam Sidhu, Cunningham and Kasulka provide for, among other features, a monthly benefit payment to the executives upon the executive’s Separation from Service after reaching Normal Retirement Age for any reason other than death or Disability and continuing for the executive’s lifetime; an Early Termination Benefit equal to the vested benefit payment in the event the executive incurs a Separation from Service prior to Normal Retirement Age for any reason other than death or Change in Control payable monthly and continuing for the executive’s lifetime; a Change in Control Benefit payable monthly and continuing for the executive’s lifetime if the executive is actively employed at the time of a Change in Control and incurs a Separation from Service, except for Cause, within twelve (12) months following the Change in Control; and certain disability and death benefits. These SERPs also include certain Clawback, Non-Compete, Non-Disclosure and Non-Solicitation provisions and provide for forfeiture of benefits in the event the executive is terminated for Cause.
The final amounts payable under the SERPs for Messrs. Sam Sidhu and Cunningham have not been determined, since these amounts will generally be based on the account value of annuities purchased by the Company. The amount payable under the SERP for Mr. Kasulka is $150,000 per year.
Named Executive Officer Agreements
On December 30, 2016, we entered into an amended and restated employment agreement with Mr. Jay Sidhu as Chairman and CEO of Customers Bancorp. Under the terms of the agreement, Mr. Jay Sidhu is entitled to receive a minimum base salary plus a performance-based incentive bonus and a monthly car allowance. The term of the agreement is annually extended to another year unless Mr. Jay Sidhu or the Company give notice to the contrary. Mr. Jay Sidhu will also be entitled to cash or equity incentive compensation up to the amount of his base salary under an executive incentive plan to be approved by the Board of Directors.

Mr. Jay Sidhu will be entitled to severance compensation under his respective agreement if he terminates his employment for “Good Reason” (as defined in his employment agreement), if his employment is terminated by us other than for “Cause” (as defined in his employment agreement) during the employment term or on expiration of the employment term. If a “Change in Control” (as defined in his employment agreement) has not occurred within twelve months before termination of employment, then: (1) he will receive the sum of his then current base salary plus the average of his last three years’ annual performance bonuses, for the greater of (a) three years, or (b) the period of time remaining in his employment term, generally payable in equal installments on his normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; and (4) we will continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period on which his cash severance compensation is measured or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law. If a Change in Control shall have occurred within twelve months before termination of his employment, then: (1) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual performance bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any performance bonus that would have been payable to him for the current year had he remained employed through the date of payment; (4) we shall continue to provide health benefits for the shorter of three years or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law; and (5) if applicable, reimbursement of any “parachute payment” excise tax under Section 4999 of the Code, grossed up to include any additional taxes payable on that benefit.
On January 22, 2020, we entered into an employment agreement with Mr. Sam Sidhu with a three year term that is annually extended for another year commencing on the one-year anniversary of the effective date thereof unless Mr. Sam Sidhu or we give notice to the contrary. Mr. Sam Sidhu receives a minimum base salary, plus incentive compensation in cash, equity or both and in such amounts as determined by the Board of Directors in accordance with incentive programs developed for him.
Mr. Sam Sidhu will be entitled to severance compensation under his employment agreement if he terminates his employment for “Good Reason” (as defined in his employment agreement), if his employment is terminated by us other than for “Cause” (as defined in his employment agreement) during the employment term or on expiration of the employment term. If a “Change in Control” (as defined in his employment agreement) has not occurred within twelve months before termination of employment, then: (1) he will receive the sum of his then current base salary plus the average of his last three years’ annual performance bonuses, for the greater of (a) three years, or (b) the period of time remaining in the employment term, generally payable in equal installments on the normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any cash bonus that would have been payable to him for the current year had he remained employed through the date of payment; and (4) we will continue to provide health insurance (including dental if applicable) and any life insurance benefits (“health benefits”) for the shorter of the period on which his cash severance compensation is measured or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law. If a Change in Control shall have occurred within twelve months before termination of his employment, then: (1) he will receive cash equal to three times the sum of his then current base salary plus the average of his annual performance bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards he has received will vest in full; (3) he will be entitled to an allocable fraction of any performance bonus that would have been payable to him for the current year had he remained employed through the date of payment; and (4) we shall continue to provide health benefits for the shorter of three years or the maximum period we are then permitted to extend his benefit under the applicable plan or policy or applicable law, subject to a reduction of this aggregate amount to the maximum amount allowable without causing him to become subject to any “parachute payment” excise tax under Section 4999 of the Code.
Mr. Cunningham does not have an employment agreement with us providing for compensation in connection with a separation of service. On May 1, 2019, we entered into a Change of Control Agreement with Mr. Cunningham under which Mr. Cunningham is entitled to certain payments if his employment is terminated other than for Cause, or by Mr. Cunningham for Good Reason, in each case within one year after a Change in Control of the Company. If these events occur, Mr. Cunningham would be entitled to a single lump sum payment, subject to tax withholding obligations, equal to (i) two hundred percent (200%) of the highest rate of base annual salary in effect for Mr. Cunningham during the twelve month period prior to termination of employment, and (ii) two hundred percent (200%) of the average of the aggregate annual performance bonuses earned by Mr. Cunningham during each of the three preceding fiscal years. The Change of Control Agreement contains non-solicitation and similar covenants that remain in effect for a period of twelve months following termination upon a Change in Control, as well as covenants related to confidentiality of proprietary information.
Messrs. Watkins and Kasulka do not have an employment agreement with us providing for compensation in connection with a separation of service or a change of control.

Prior to her termination, we had an employment agreement with Ms. Leibold as Chief Financial Officer of Customers. With respect to Ms. Leibold’s employment agreement, the term of the agreement was for two years and was annually extended for another year commencing on the one-year anniversary of the effective date thereof unless Ms. Leibold or we gave notice to the contrary. Ms. Leibold received a minimum base salary, plus incentive compensation in cash or equity or both and in such amounts as determined by the Board of Directors.
Ms. Leibold was entitled to severance compensation under her employment agreement if she terminates her employment for “Good Reason” (as defined in her employment agreement), if her employment is terminated by us other than for “Cause” (as defined in her employment agreement) during the employment term or on expiration of the employment term. If a “Change in Control” (as defined in her employment agreement) has not occurred within twelve months before termination of employment, then: (1) she will receive the sum of her then current base salary plus the average of her last three years’ annual performance bonuses, for the greater of (a) two years, or (b) the period of time remaining in her employment term, generally payable in equal installments on her normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards she has received will vest in full; (3) she will be entitled to an allocable fraction of any cash bonus that would have been payable to her for the current year had she remained employed through the date of payment; and (4) we will continue to provide health insurance (including dental if applicable) and any life insurance benefits (“health benefits”) for the shorter of the period on which her cash severance compensation is measured or the maximum period we are then permitted to extend her benefit under the applicable plan or policy or applicable law. In connection with termination of Ms. Leibold’s employment, Ms. Leibold and the Company entered into a letter agreement, dated April 25, 2024, pursuant to which Ms. Leibold received $2,500,000, payable in equal installments according to the Company’s regular payroll schedule for the two-year period following April 10, 2024. Ms. Leibold did not receive any other severance compensation under her employment agreement upon her termination, and the letter agreement, dated April 25, 2024, expressly provided for the termination of her SERP benefits and the split dollar life insurance agreement, as well as the forfeiture of all her unvested equity.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Leadership Development and Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based upon this review and discussion, the Leadership Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Company’s Annual Report on Form 10-K.
Leadership Development and Compensation Committee:
Steven J. Zuckerman, Chairman
Bernard B. Banks
Daniel K. Rothermel

EXECUTIVE COMPENSATION
The following table discloses the compensation earned or awarded with respect to our NEOs during the years indicated. The CD&A contains information concerning how the LD&CC viewed its 2024 compensation decisions for the named executive officers.
The table below sets forth the compensation for each of the NEOs for the fiscal years ended December 31, 2024, 2023, and 2022. The cash bonus column includes amounts earned during the years reported pursuant to the annual short-term incentive program which are payable in cash. Amounts reported under the stock awards and option awards columns include stock and options granted during the year reported based on the grant date fair value regardless of the year in which it is earned. For example, the amounts reported under 2024 Stock Awards for our CEO include RSUs granted in 2025 for 2024 annual incentive awards and RSUs granted in 2024 for 2023 long-term incentive awards.
Summary Compensation Table (12)

Executive	Year	Salary ($) (10)	Non-Equity Incentive Plan Compensation ($)		Stock Awards ($) (7)	Option Awards ($) (8)	All Other Compensation ($) (9)	Total ($)
Jay S. Sidhu Chairman & Chief Executive Officer	2024	843,269	—	(1)	2,479,286	—	40,094	3,362,649
	2023	778,788	—	(1)	2,891,317	—	91,406	3,761,511
	2022	736,000	—	(1)	1,884,160	—	28,754	2,648,914
Sam Sidhu Vice Chair & President	2024	715,577	—	(2)	1,493,600	—	102,849	2,312,026
	2023	643,269	372,600	(2)	1,648,466	—	54,604	2,718,939
	2022	535,577	300,000	(2)	874,000	—	50,256	1,759,833
Philip S. Watkins (11) EVP, Chief Financial Officer	2024	410,673	—	(3)	210,012	—	13,591	634,276
Lyle P. Cunningham EVP, Chief Banking Officer	2024	418,269	—	(4)	1,050,062	94,159	246,911	1,809,401
	2023	388,462	200,000	(4)	490,845	—	230,485	1,309,792
	2022	340,712	160,000	(4)	210,000	—	158,063	868,775
Thomas H. Kasulka EVP, Chief Credit Officer	2024	425,000	—	(5)	575,004	64,037	284,223	1,348,264
Carla A. Leibold Former EVP, Chief Financial Officer	2024	132,600	—	(6)	212,197	—	2,522,028	2,866,825
	2023	433,173	141,440	(6)	1,257,644	—	145,892	1,978,149
	2022	412,116	—	(6)	736,000	—	130,341	1,278,457
(1)Mr. Jay Sidhu earned a bonus of $875,800 for 2024, all of which was received in RSUs in 2025, and will be reported as 2025 Stock Awards in the 2026 Proxy Statement.
Mr. Jay Sidhu earned a bonus of $1,237,500 for 2023, all of which was received in RSUs in 2024 and is reported as 2024 Stock Awards in the above table.
Mr. Jay Sidhu earned a bonus of $880,472 for 2022, all of which was received in RSUs in 2023 and is reported as 2023 Stock Awards in the above table.
(2)Mr. Sam Sidhu earned a bonus of $672,300 for 2024, all of which was received in RSUs in 2025, and will be reported as 2025 Stock Awards in the 2026 Proxy Statement.
Mr. Sam Sidhu earned a bonus of $931,500 for 2023, of which $372,600 was received in cash and $558,900 was received in RSUs in 2024 and is reported as 2024 Stock Awards in the above table.
Mr. Sam Sidhu earned a bonus of $600,000 for 2022, of which $300,000 was received in cash and $300,000 was received in RSUs in 2023 and is reported as 2023 Stock Awards in the above table.
(3)Mr. Watkins earned a bonus of $222,500 for 2024, all of which was received in RSUs in 2025, and will be reported as 2025 Stock Awards in the 2026 Proxy Statement.
(4)Mr. Cunningham earned a bonus of $625,000 for 2024, all of which was received in RSUs in 2024, and is reported as 2024 Stock Awards in the above table. Mr. Cunningham also received stock options equal to 25% of the number of RSUs awarded and reported in the above table as Option Awards. The grant date fair value of stock options awarded is $94,159 based on the Black-Scholes value of $28.31 on the date of grant.
Mr. Cunningham earned a bonus of $625,000 for 2023, of which $200,000 was received in cash and $425,000 was received in RSUs in 2024 and is reported as 2024 Stock Awards in the above table.
Mr. Cunningham earned a bonus of $400,000 for 2022, of which $160,000 was received in cash and $240,000 was received in RSUs in 2023 and is reported as 2023 Stock Awards in the above table.

(5)Mr. Kasulka earned a bonus of $425,000 for 2024, all of which was received in RSUs in 2024, and is reported as 2024 Stock Awards in the above table. Mr. Kasulka also received stock options equal to 25% of the number of RSUs awarded and reported in the above table as Option Awards. The grant date fair value of stock options awarded is $64,037 based on the Black-Scholes value of $28.31 on the date of grant.
(6)Ms. Leibold earned a bonus of $353,600 for 2023, of which $141,440 was received in cash and $212,160 was received in RSUs in 2024, and is reported as 2024 Stock Awards in the above table. Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
Ms. Leibold earned a bonus of $316,388 for 2022, all of which was received in RSUs in 2023 and is reported as 2023 Stock Awards in the above table.
(7)    Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, of the stock awards described in footnotes 1 through 6 above. The grant date fair values have been determined based on the assumptions and methodologies set forth in our 2024 financial statements (NOTE 14 - SHARE-BASED COMPENSATION PLANS). Grant date fair value of the awards in April 2023, subject to the shareholder approval, is based on the fair value on May 30, 2023, the date the shareholders approved the increase in the number of shares authorized under the 2019 Plan. For PBRSUs granted during 2024, the maximum potential value that can be earned is as follows: Mr. Jay Sidhu - $1,120,133, Mr. Sam Sidhu - $843,113.
(8)    Represents the aggregate grant date fair value, as calculated in accordance with FASB ASC Topic 718, of option awards. The grant date fair values have been determined based on the assumptions and methodologies set forth in our 2024 financial statements (NOTE 14 - SHARE-BASED COMPENSATION PLANS).
(9)    The amounts set forth as “All Other Compensation” are detailed below:
–employer matching contributions paid under our 401(k) Retirement Savings and Profit Sharing Plan to Messrs. Jay Sidhu, Sam Sidhu, Watkins, Cunningham, Kasulka and Ms. Leibold;
–country club memberships for Messrs. Jay Sidhu and Sam Sidhu;
–reimbursed expenses of $35,000 related to a book publication for Mr. Jay Sidhu for 2023;
–the cost of executive physical exams for each of Messrs. Jay Sidhu, Sam Sidhu, Cunningham and Ms. Leibold for 2023;
–we provide Messrs. Jay Sidhu and Sam Sidhu with automobiles which they primarily use for business purposes;
–the value attributable to personal use of automobiles for Messrs. Jay Sidhu, Sam Sidhu and Cunningham;
–company SERP contributions for Messrs. Sam Sidhu, Cunningham and Kasulka for 2024 and for Messrs. Sam Sidhu, Cunningham and Ms. Leibold for 2023 and 2022;
–company paid membership premiums for personalized healthcare insurance for Mr. Sam Sidhu;
–imputed income for financial planning services provided to Messrs. Sam Sidhu and Watkins;
–imputed income from split dollar life insurance plans for Messrs. Sam Sidhu and Cunningham for 2024 and 2023 and Ms. Leibold for 2023.
–imputed income from premiums paid for the executive life insurance policies for Messrs. Sam Sidhu, Watkins, Cunningham, Kasulka and Ms. Leibold for 2024 and Messrs. Sam Sidhu, Cunningham and Ms. Leibold for 2023;
–payment of unused paid time off to Ms. Leibold; and
–a severance benefit in the amount of $2,500,000 for Ms. Leibold that will be paid in equal installments per the Company’s regular payroll schedule for a two-year period following her separation from the Company on April 10, 2024.
(10) Amounts shown in this column consist of base salary paid during the year on a bi-weekly basis.
(11) Mr. Watkins did not qualify as an NEO in one or more previous years; therefore, disclosure of his compensation for such prior years is not required.
(12) The column “Change in Pension Value and Non-qualified Deferred Compensation Earnings” was intentionally omitted from this table since the NEOs do not participate in a pension benefit.

Grants of Plan Based Awards
The following table sets forth certain information regarding awards granted to each of our NEOs during 2024. Sixty percent of the RSUs issued on April 12, 2024 to Messrs. Jay Sidhu and Sam Sidhu are subject to additional performance-based vesting criteria consistent with the compensation plan implemented in 2018 and forty percent are time-vested. The CD&A includes additional information regarding the incentive awards made to NEOs and our share based compensation programs. In December 2024, the LD&CC approved that future granted equity-based awards for all participants would continue to vest upon retirement under a “Rule of 65.” The “Rule of 65” retirement is defined as the sum of a participant’s age and years of service at the time of termination, with a minimum age 60 and a minimum five years of service with the Company.

				Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of Common Stock (#)	All other option awards: Number of shares of Common Stock underlying options (#)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards ($) (1)
Executive	Award Type		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay S. Sidhu	STI	(2)		425,000	850,000	1,275,000
	RSU		3/15/2024							24,920	—	—	1,237,527
	PB RSU		4/12/2024							10,098	—	—	495,004
	PB RSU	(3)	4/12/2024				7,574	15,147	22,721	—	—	—	746,755
Sam Sidhu	STI	(4)		326,250	652,500	978,750
	RSU		4/1/2024							11,255	—	—	558,923
	PB RSU		4/12/2024							7,601	—	—	372,601
	PB RSU	(3)	4/12/2024				5,701	11,402	17,102	—	—	—	562,125
Philip S. Watkins	STI	(5)		106,250	212,500	340,000
	RSU		3/15/2024							4,229	—	—	210,012
Lyle P. Cunningham	RSU		3/15/2024							8,559	—	—	425,040
	RSU	(6)	12/19/2024							13,304	—	—	625,022
	Option	(7)	12/19/2024							—	3,326	46.98	94,159
Thomas H. Kasulka	RSU	(8)	2/23/2024							2,848	—	—	149,976
	RSU	(9)	12/19/2024							9,047	—	—	425,028
	Option	(10)	12/19/2024							—	2,262	46.98	64,037
Carla A. Leibold	RSU	(11)	3/15/2024							4,273	—	—	212,197
(1)Represents the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of these option or stock awards. The grant date fair value has been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 15 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)Mr. Jay Sidhu earned a bonus of $875,800 for 2024, all of which was received in RSUs in 2025, and will be reported as a 2025 Stock Award in the 2026 Proxy Statement.
(3)Represents the grant date fair value of PBRSUs at target to Messrs. Jay Sidhu and Sam Sidhu. These awards vest three years after the date of grant based on three metrics of performance, including: relative TSR, relative ROACE and relative average non-performing assets to total assets.
(4)Mr. Sam Sidhu earned a bonus of $672,300 for 2024, all of which was received in RSUs in 2025, and will be reported as a 2025 Stock Award in the 2026 Proxy Statement.
(5)Mr. Watkins earned a bonus of $222,500 for 2024, all of which was received in RSUs in 2025, and will be reported as a 2025 Stock Award in the 2026 Proxy Statement.
(6)Mr. Cunningham earned a bonus of $625,000 for 2024, all of which was received in RSUs in 2024, and is reported as a 2024 Stock Award in the 2025 Proxy Statement.
(7)Mr. Cunningham received an award of $94,159 in the form of stock options with a grant date fair market value based on a Black-Scholes value of $28.31 per share, and is reported as a 2024 Stock Award in the 2025 Proxy Statement.
(8)Mr. Kasulka received an equity award of $150,000 in the form of RSUs in 2024, in connection with his offer of employment, and is reported as a 2024 Stock Award in the 2025 Proxy Statement.
(9)Mr. Kasulka earned a bonus of $425,000 for 2024, all of which was received in RSUs in 2024, and is reported as a 2024 Stock Award in the 2025 Proxy Statement.
(10)Mr. Kasulka received an award of $64,037 in the form of stock options with a grant date fair market value based on a Black-Scholes value of $28.31 per share, and is reported as a 2024 Stock Award in the 2025 Proxy Statement.
(11)The grant awarded to Ms. Leibold in 2024 was cancelled when her employment was terminated as of April 10, 2024.

Outstanding Equity Awards at Fiscal Year End (1)
The following table sets forth information on outstanding option awards and stock awards held by the NEOs at December 31, 2024, including the number of shares underlying each stock option, the exercise price and the expiration date of each outstanding option, and the number of shares and market value of stock awards.

		Option Awards						Stock Awards
Executive	Grant Date	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Options Unexerciseable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Jay S. Sidhu	4/12/2024	—		—		—	—	15,147	(2)	737,356
	4/12/2024	—		—		—	—	10,098	(3)	491,571
	3/15/2024	—		—		—	—	24,920	(4)	1,213,106
	4/6/2023	—		—		—	—	34,417	(5)	1,675,420
	4/6/2023	—		—		—	—	15,297	(6)	744,658
	4/4/2023	—		—		—	—	33,832	(7)	1,646,942
	1/5/2023	—		—		—	—	3,717	(8)	180,944
	4/7/2022	—		—		—	—	13,209	(9)	643,014
	4/7/2022	—		—		—	—	2,935	(10)	142,876
	3/22/2022	—		—		—	—	5,130	(11)	249,728
	12/20/2017	500,000	(18)	—		26.65	12/20/2027	—		—
	7/26/2017	120,000	(19)	—		28.24	7/26/2027	—		—
Sam Sidhu	4/12/2024	—		—		—	—	11,401	(2)	555,001
	4/12/2024	—		—		—	—	7,601	(3)	370,017
	3/15/2024	—		—		—	—	11,255	(4)	547,893
	4/6/2023	—		—		—	—	24,757	(5)	1,205,171
	4/6/2023	—		—		—	—	11,003	(6)	535,626
	4/4/2023	—		—		—	—	11,528	(7)	561,183
	1/5/2023	—		—		—	—	3,717	(8)	180,944
	4/7/2022	—		—		—	—	6,518	(9)	317,296
	4/7/2022	—		—		—	—	1,449	(10)	70,537
	3/22/2022	—		—		—	—	2,207	(11)	107,437
	4/28/2021	—		250,000	(13)	32.78	4/28/2031	—		—
	2/24/2021	—		250,000	(12)	28.37	2/24/2031	—		—
	1/22/2020	—		—		—	—	300,000	(22)	14,604,000
Philip S. Watkins	3/15/2024	—		—		—	—	4,229	(4)	205,868
	10/24/2023	—		—		—	—	16,667	(14)	811,350
	4/4/2023	—		—		—	—	6,341	(7)	308,680
	1/5/2023	—		—		—	—	3,717	(8)	180,944
	3/22/2022	—		—		—	—	697	(11)	33,930
	2/24/2021	—		20,000	(12)	28.37	2/24/2031	—		—
Lyle P. Cunningham	12/19/2024	—		3,326	(15)	46.98	12/19/2034	—		—
	12/19/2024	—		—		—	—	13,304	(16)	647,639
	3/15/2024	—		—		—	—	8,559	(4)	416,652
	4/4/2023	—		—		—	—	9,222	(7)	448,927
	1/5/2023	—		—		—	—	3,717	(8)	180,944
	3/22/2022	—		—		—	—	1,220	(11)	59,390
	2/24/2021	—		10,000	(12)	28.37	2/24/2031	—		—
	3/14/2019	5,123	(20)	—		19.28	3/14/2029	—		—
Thomas H. Kasulka	12/19/2024	—		2,262	(15)	46.98	12/19/2034	—		—
	12/19/2024	—		—		—	—	9,047	(16)	440,408
	2/23/2024	—		—		—	—	2,848	(17)	138,641
	12/5/2023	—		—		—	—	2,587	(21)	125,935

(1)
Except as otherwise noted in a footnote, all awards relate to shares of Voting Common Stock. At December 31, 2024, the closing market price of our Voting Common Stock, as listed on the NYSE, was $48.68.

(2)	Represents the number of PBRSUs granted at target payout. PBRSUs vest on the third anniversary of the date of grant (April 12, 2027) and are subject to certain performance criteria.
(3)	The RSUs vest annually in thirds on the anniversary of the date of grant (April 12, 2025, 2026 and 2027). At December 31, 2024, the entire grant was unvested.
(4)	The RSUs vest annually in thirds on the anniversary of the date of grant (March 15, 2025, 2026 and 2027). At December 31, 2024, the entire grant was unvested.
(5)	Represents the number of PBRSUs granted at target payout. The PBRSUs vest on the third anniversary of the date of grant (April 6, 2026) and are subject to certain performance criteria.
(6)	The RSUs vest annually in thirds on the anniversary of the date of grant (April 6, 2024, 2025 and 2026). At December 31, 2024, two-thirds of the grant was unvested.
(7)	The RSUs vest annually in thirds on the anniversary of the date of grant (April 4, 2024, 2025 and 2026). At December 31, 2024, two-thirds of the grant was unvested.
(8)	The RSUs vest annually in thirds on the anniversary of the date of grant (January 5, 2024, 2025 and 2026). At December 31, 2024, two-thirds of the grant was unvested.
(9)	Represents the number of PBRSUs granted at target payout. The PBRSUs vest on the third anniversary of the date of grant (April 7, 2025) and are subject to certain performance criteria.
(10)	The RSUs vest annually in thirds on the anniversary of the date of grant (April 7, 2023, 2024 and 2025). At December 31, 2024, one-third of the grant was unvested.
(11)	The RSUs vest annually in thirds on the anniversary of the date of grant (March 22, 2023, 2024 and 2025). At December 31, 2024, one-third of the grant was unvested.
(12)	The stock options vest on the fifth anniversary of the date of grant (February 24, 2026).
(13)	The stock options vest on the fifth anniversary of the date of grant (April 28, 2026).
(14)	The RSUs vest annually in thirds on the anniversary of the date of grant (October 24, 2024, 2025 and 2026). At December 31, 2024, two-thirds of the grant was unvested.
(15)	The stock options vest on the fifth anniversary of the date of grant (December 19, 2029).
(16)	The RSUs vest annually in thirds on the anniversary of the date of grant (December 19, 2025, 2026 and 2027). At December 31, 2024, the entire grant was unvested.
(17)	The RSUs vest annually in thirds on the anniversary of the date of grant (February 23, 2025, 2026 and 2027). At December 31, 2024, the entire grant was unvested.
(18)	The stock options vest on the fifth anniversary of the grant date (December 20, 2022) subject to the condition that the market price of our Voting Common Stock traded at or above $40 per share for any ten days during the 5-year period from the grant date to the vesting date.
(19)
The stock options vest on the fifth anniversary of the grant date (July 26, 2022) subject to the condition that the market price of our Voting Common Stock traded at or above $40 per share for any ten days during the 5-year period from the grant date to the vesting date.

(20)	The stock options vested annually in thirds on the anniversary of the date of grant (March 14, 2020, 2021 and 2022).
(21)	The RSUs vest annually in thirds on the anniversary of the date of grant (December 5, 2024, 2025 and 2026). At December 31, 2024, two-thirds of the grant was unvested.
(22)	The PBRSUs vest on the fifth anniversary of the date of grant (January 22, 2025) and are subject to certain performance criteria.
Option Exercises and Stock Vesting
The following table sets forth information on stock option exercises and stock vesting for the NEOs for the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise (#)	Value Received on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Received on Vesting ($)
Jay S. Sidhu	—	—	70,732	3,593,973
Sam Sidhu	—	—	29,712	1,509,929
Philip S. Watkins	—	—	14,300	683,208
Lyle P. Cunningham	—	—	7,688	390,152
Thomas H. Kasulka	—	—	1,293	71,167
Carla A. Leibold (1)	—	—	28,185	1,432,792
(1)    Ms. Leibold’s employment with the Company terminated as of April 10, 2024.
Pension Benefits
Customers does not provide a pension plan to its team members.

Non-qualified Deferred Compensation
The following Non-qualified Deferred Compensation table summarizes activity during 2024 and the account balance as of December 31, 2024 for our non-qualified defined contribution plans that provide for the deferral of compensation.

	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($) (1,3)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FY ($)
Executive
Jay S. Sidhu (2)	—	—	1,162,279	—	8,436,710
Sam Sidhu	—	35,709	—	—	121,497
Lyle P. Cunningham	—	218,766	—	—	572,428
Thomas H. Kasulka (4)	—	261,380	—	—	261,380
Carla A. Leibold (5)	—	—	—	—	—
(1)The amounts shown in this column are also included in the Summary Compensation Table for 2024 in the “All Other Compensation” column.
(2)Represents the SERP for Mr. Jay Sidhu. As a result of the acquisition of USA Bank on July 9, 2010, Mr. Sidhu’s SERP became effective, and Mr. Sidhu is entitled to receive the balance of the SERP account payable over 15 years commencing upon the later of his separation from service or his 65th birthday. If Mr. Sidhu dies prior to his payment commencement date, his beneficiary receives a lump sum payment equal to $3,000,000. If Mr. Sidhu dies after reaching age 65, his beneficiary receives the remainder of his scheduled retirement benefits. If Mr. Sidhu’s employment is terminated for cause, he forfeits the benefits provided under the SERP. See “Supplemental Executive Retirement Plan for Chairman and Chief Executive Officer” for more details on Mr. Sidhu’s SERP. The Company also has Company Owned Life Insurance (“COLI”) on Mr. Sidhu. The policy was fully funded in 2014. The policy has a net surrender value of $5,423,129 and a face value of $6,100,000.
(3)Represents accruals expensed to cover future retirement benefits described in the SERP agreement for Messrs. Sam Sidhu, Cunningham and Kasulka. Lifetime monthly payments will be made from the SERPs to the individuals starting at normal retirement age as defined in the SERP age 65, or, if later, separation from service. The SERPs for Messrs. Sam Sidhu, Cunningham and Kasulka also provide that the executive will fully vest in the normal retirement benefit upon a termination in connection with a change in control or upon the death of the executive. The Company also has fixed indexed annuity policies on Messrs. Sam Sidhu, Cunningham and Kasulka. The annuities were funded in 2021, 2022 and 2025, respectively. The annuities have a net surrender value of $2,542,920 for Mr. Sam Sidhu, $1,886,154 for Mr. Cunningham and $1,462,000 for Mr. Kasulka. As of December 31, 2024, Messrs. Sam Sidhu, Cunningham and Kasulka had no vested balances associated with the SERPs. See “Supplemental Executive Retirement Plan for Other Named Executive Officers” for more details.
(4)On November 22, 2024, we entered into a supplemental executive retirement plan for the benefit of Mr. Kasulka.
(5)Ms. Leibold’s employment with the Company terminated as of April 10, 2024, and she forfeited unvested aggregate balance in her SERP.
Potential Payments Upon Termination Or Change In Control
The tables below show the value of estimated payments pursuant to the employment agreements, change of control agreements, equity plans and other plans described above upon a termination of employment for Messrs. Jay Sidhu, Sam Sidhu, Watkins, Cunningham and Kasulka, including gross-up payments for any excise tax on the parachute payments upon a change in control for Mr. Jay Sidhu. All termination events are assumed to occur on December 31, 2024. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the named executive officer. The amounts shown in the tables include estimates of amounts that would be paid to the executive upon the occurrence of the specified event. The actual amounts to be paid to the NEOs can only be determined at the time of their termination and may be more or less than the amounts contained in the tables and the various agreements and plans. See “Named Executive Officer Agreements” for more details.
Assuming the noted events had occurred on December 31, 2024, payments and benefits estimated due to Messrs. Jay Sidhu, Sam Sidhu, Watkins, Cunningham and Kasulka would be estimated as follows:

Jay S. Sidhu	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (1)	5,551,172	5,551,172	—
Other Incentive/Bonus (2)	875,800	875,800	—
Health and Welfare Benefits (3)	65,005	65,005	—
Restricted Shares (4)	7,725,613	7,725,613	7,725,613
SERP Benefit	8,436,710	8,436,710	—
Death Benefit (5)	—	—	3,500,000
Excise Tax Gross Up	—	—	—
Total	22,654,300	22,654,300	11,225,613

Sam Sidhu	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (1)	4,086,500	4,086,500	—
Other Incentive/Bonus (2)	672,300	672,300	—
Health and Welfare Benefits (3)	2,859	2,859	—
Stock Options (4)	9,052,500	9,052,500	9,052,500
Restricted Shares (4)	19,055,104	19,055,104	19,055,104
SERP Benefit (9)	—	1,785,850	—
Death Benefit (5)	—	—	3,285,850
Total	32,869,263	34,655,113	31,393,454

Philip S. Watkins (6)	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Stock Options (4)	—	406,200	406,200
Restricted Shares (4)	—	1,540,772	1,540,772
Death Benefit (5)	—	—	1,500,000
Total	—	1,946,972	3,446,972

Lyle P. Cunningham	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Salary and Annual Performance Award (7)	—	1,766,667	—
Other Incentive/Bonus (2)	—	—	—
Stock Options (4)	—	208,754	208,754
Restricted Shares (4)	—	1,753,552	1,753,552
SERP Benefit (9)	—	1,595,768	—
Death Benefit (5)	—	—	3,095,768
Total	—	5,324,741	5,058,074

Thomas H. Kasulka (8)	Resignation For Good Reason or Termination Without Cause ($)	Termination in Connection with Change in Control ($)	Death ($)
Stock Options (4)	—	3,845	3,845
Other Incentive/Bonus (2)	—	—	—
Restricted Shares (4)	—	704,984	704,984
SERP Benefit (9)	—	—	—
Death Benefit (5)	—	—	1,500,000
Total	—	708,829	2,208,829
(1)Represents continuation of severance payments for the payout period provided under each named executive officer’s applicable employment or change of control agreement. Severance payment calculation is based on base salary at the time of termination as well as the average of the executive’s annual performance bonus (excluding the Company match of any deferred compensation) for the three fiscal years preceding the fiscal year of termination (2023, 2022, and 2021) as defined in the executive’s employment or Change of Control agreement. The tables above do not include severance payments under arrangements that may be broadly applicable to all team members.
(2)Represents the portion of the STI Annual Incentive Awards for the fiscal year of the executive’s termination that would have been payable to the executive had he or she remained employed through the date of payment. No value is shown for Messrs.Cunningham and Kasulka since they received 100 percent of their bonus in equity-based compensation on December 19, 2024.

(3)Represents payment of premiums for continued health and other welfare benefit insurance over the payout period provided under each NEO’s applicable employment agreement.
(4)Stock options and restricted shares also vest at the time Messrs. Jay Sidhu, Sam Sidhu, Cunningham, Watkins and Kasulka elect to retire upon reaching age 65 and with the consent of the LD&CC, for all awards outstanding.
(5)In Mr. Jay Sidhu’s case, includes the proceeds of group term life insurance, the premiums for which are paid by us as well as an uninsured death benefit payable under his SERP. In the cases of Messrs. Sam Sidhu, Watkins, Cunningham and Kasulka represents the proceeds of the company provided group term life insurance and executive life insurance, the premiums for which are paid by us. In the cases of Messrs. Sam Sidhu and Cunningham, includes the proceeds of the SERP benefit, payable pursuant to the Split Dollar Life Insurance Plan between Customers Bank and the executive. Mr. Kasulka’s annuity policy to fund his SERP was not in place as of December 31, 2024 and, therefore, there was no death benefit to report as of year-end 2024. Mr. Kasulka’s SERP annuity has since been finalized and funded effective January 29, 2025.
(6)Mr. Watkins did not have an employment agreement with us providing for severance payments in connection with resignation for good reason or termination without cause or a change in control. Mr. Watkins earned a bonus of $222,500 for 2024, all of which was received in RSUs in 2025 and will be reported as a 2025 stock award in the 2026 Proxy Statement.
(7)Represents severance payments under Mr. Cunningham’s change of control agreement which includes: two hundred percent (200%) of the highest rate of base salary in effect for Mr. Cunningham during the twelve-month period prior to termination of employment, and two hundred percent (200%) of the average of the annual performance bonuses earned during each of the three preceding fiscal years. Mr. Cunningham earned a bonus of $625,000 for 2024, all of which was received in RSUs in 2024 and is reported as a 2024 stock award in the 2025 Proxy Statement.
(8)Mr. Kasulka did not have an employment agreement with us providing for severance payments in connection with resignation for good reason or termination without cause or a change in control. Mr. Kasulka earned a bonus of $425,000 for 2024 all of which was received in RSUs in 2024 and is reported as a 2024 stock award in the 2025 Proxy Statement.
(9)The amounts shown above for Messrs. Sam Sidhu and Cunningham represent under the respective SERP benefit the Normal Retirement Benefit payable upon a Separation from Service, other than for Cause, within twelve months following a Change in Control. The change in control benefit associated with Mr. Kasulka’s SERP did not become effective until January 2025, therefore, no corresponding Change in Control amount is shown above. Mr. Jay Sidhu is fully vested in his SERP and therefore entitled to receive the full $300,000 benefit per year for fifteen years following his separation of service.
The excise tax gross-up provisions are included only in the contract of the CEO. The protection provided to the executive officer most responsible for creating shareholder value was a commitment made by the Company in its early stages of development when such measure helped recruit and subsequently retain the quality of management and leadership necessary to develop a $250 million asset bank to a $22.3 billion asset bank. The excise tax gross up calculation is very complex with many different components. To calculate the tax gross up management considered all sources of payments that may result from a change in control, including accelerated vesting of deferred compensation and that the excise tax gross up is also a payment made in connection with a change in control. The deferred compensation calculation considered whether the deferred compensation was time based or performance based, the remaining vesting period if the deferred compensation payment was only time based, whether the deferred compensation performance criteria had been met, and the remaining time period to vest if the performance criteria was met, and the federal tax related interest rate. Given Mr. Jay Sidhu’s level of compensation for 2024, the Company estimated that an excise payment would not be owed to Mr. Jay Sidhu, assuming a hypothetical change of control event occurred on December 31, 2024. The LD&CC has directed that the excise tax gross up not be included in any future employment contracts, that the provision be retained in the current contract pursuant to the Company’s previous commitments, and that the excise tax gross up “sunset” with the departure or retirement of the current CEO.
Ms. Leibold’s employment with the Company terminated as of April 10, 2024. Upon termination, Ms. Leibold received $2.5 million in severance to be paid over a two-year period. Ms. Leibold forfeited all of her unvested stock options, RSUs, PBRSUs, unvested aggregate balance in her SERP, executive and split dollar life insurance policies upon termination.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2024, our last completed fiscal year:
•The median of the annual total compensation of all employees of our Company (other than Mr. Jay Sidhu), was $131,788.
•The annual total compensation of Mr. Jay Sidhu, our Chairman & CEO, as reported, was $3,362,649 for 2024.
Based on this information, the ratio for 2024 of the annual total compensation of our Chairman & CEO to the median of the annual total compensation of all employees is 25.5 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
1.The rules require a company to identify its median employee once every three years unless there has been a change in the company’s employee population or compensation arrangements that would reasonably result in a significant change in the pay ratio disclosure. We identified a new median employee in 2024 to replace the median employee previously identified in 2021.

2.As of December 31, 2024, our employee population consisted of approximately 793 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
3.To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the IRS on Form W-2 for fiscal 2024. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2024, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees or former employees who terminated their employment during the year.
4.After identifying the median employee in 2024, we added together all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $131,788.
5.With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2024 Summary Compensation Table.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s compensation program and pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” beginning on page 39.

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1) (2)	Average Summary Compensation Table for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4) (5)	Value of Initial Fixed $100 Investment Based On:		Net Income (8)	NIM (9)
					TSR (6)	Peer Group TSR (7)
2024	3,362,649	$1,913,422	1,794,158	$(1,013,696)	$226.31	$105.26	$181,469	3.15%
2023	3,761,511	9,749,751	1,783,477	$8,743,538	267.88	78.90	250,143	3.29%
2022	2,648,914	(24,380,210)	1,162,237	(6,853,690)	131.75	105.83	228,034	3.19%
2021	3,900,601	46,206,289	2,459,948	10,623,163	303.91	143.93	314,647	3.70%
2020	2,332,252	(1,569,101)	2,579,424	2,098,277	84.52	98.90	132,578	2.71%

(1)    The dollar amounts represents the amount of “compensation actually paid” to the Company’s principal executive officer (“PEO”), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total reported compensation for each year in the Summary Compensation Table to determine the compensation actually paid:
(a)    The grant date fair value of equity awards consists of RSUs and stock options, and represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns, respectively, in the Summary Compensation Table for the applicable year.
(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 14 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2024.
(c)    There were no pension benefits adjustments for the years in the table.

(2)    In accordance with the requirements of Item 402(v) of Regulation S-K, the dollar amounts in the Summary Compensation Table Total for Mr. Jay Sidhu, are adjusted as described in Note (1)(b) above as follows:

Compensation Actually Paid to NEO
Year	Reported Summary Compensation Table Total For PEO	[Less] Reported Value of Equity Awards	[Plus] Year End Fair Value of Equity Awards Granted in Current Year	[Plus/Minus] Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	[Plus] Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	[Plus/Minus] Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	[Minus] Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	[Plus] Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Compensation Actually Paid to PEO
2024	$3,362,649	$(2,479,286)	$2,384,244	$(1,160,888)	$—	$(193,297)	$—	$—	$1,913,422
2023	3,761,511	(2,891,317)	6,843,851	1,968,518	—	67,188	—	—	9,749,751
2022	2,648,914	(1,884,160)	980,225	(4,154,816)	—	(21,970,373)	—	—	(24,380,210)
2021	3,900,601	(1,893,124)	3,852,355	31,132,963	—	9,213,494	—	—	46,206,289
2020	2,332,252	(1,508,801)	1,973,953	(1,890,821)	—	(879,184)	(1,596,500)	—	(1,569,101)

(3)    The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO) in the Summary Compensation Table Total in each applicable year. The average of the Summary Compensation Table Total is comprised of Messrs. Sam Sidhu, Watkins, Cunningham and Kasulka and Ms. Leibold in 2024, Ms. Leibold and Messrs. Sam Sidhu, Bowman and Cunningham in 2023 and 2022, Ms. Leibold and Messrs. Sam Sidhu, Bowman, Cunningham and Richard A. Ehst for 2021, and Ms. Leibold and Messrs. Ehst, Sam Sidhu and James T. Collins in 2020. Mr. Ehst retired as the President and Chief Operating Officer effective July 1, 2021. Mr. Collins resigned as the Senior Executive Vice President and Chief Administrative Officer effective April 19, 2021. Mr. Bowman resigned as Chief Credit Officer as of December 31, 2023. Ms. Leibold’s employment with the Company terminated as of April 10, 2024. Mr. Watkins was appointed as the Company’s CFO effective as of April 12, 2024.
(4)    The dollar amounts represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments were made to the total reported compensation of the NEOs as a group (excluding the PEO) for each year in the Summary Compensation Table to determine the compensation actually paid, using the same methodology described in Note (1) above.
(5)    In accordance with the requirements of Item 402(v) of Regulation S-K, the average of the dollar amount in the Summary Compensation Table Total for Messrs. Sam Sidhu, Watkins, Cunningham and Kasulka and Ms. Leibold in 2024, Ms. Leibold and Messrs. Sam Sidhu, Bowman and Cunningham in 2023 and 2022, Ms. Leibold and Messrs. Sam Sidhu, Ehst, Bowman and Cunningham for 2021, and Ms. Leibold and Messrs. Sam Sidhu, Ehst and Collins for 2020 are adjusted as described in Note (1)(b) above as follows:

Average Compensation Actually Paid to Non-PEO NEOs
Year	Reported Average Summary Compensation Table Total For Non-PEO NEOs	[Less] Reported Average Value of Equity Awards	[Plus] Average Year End Fair Value of Equity Awards Granted in Current Year	[Plus/Minus] Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	[Plus] Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	[Plus/Minus] Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	[Minus] Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	[Plus] Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Compensation Actually Paid to Non-PEO NEOs
2024	$1,794,158	$(739,814)	$688,896	$(1,919,432)	$—	$(74,646)	$(762,858)	$—	$(1,013,696)
2023	1,783,477	(939,998)	1,996,307	6,041,528	—	(85,958)	(51,818)	—	8,743,538
2022	1,162,237	(498,750)	257,593	(7,561,180)	—	(213,590)	—	—	(6,853,690)
2021	2,459,948	(1,763,447)	5,210,313	3,841,499	32,782	842,068	—	—	10,623,163
2020	2,579,424	(2,074,088)	2,021,251	(176,432)	—	(159,957)	(91,921)	—	2,098,277

The average equity award adjustments for 2021 also include the subtraction of $123,364 in BM Technologies, Inc. (“BMTX”) common stock granted to Ms. Leibold in 2021 that are included in “All Other Compensation” column in the Summary Compensation Table and the addition of $92,100 in fair value of BMTX common stock that are outstanding and unvested in 2021, the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of BMTX common stock that are outstanding and unvested of $(40,000) in 2022, and the amount of change from the end of the prior fiscal year to the vesting date in fair value of BMTX common stock of $(16,600) in 2023.
(6)    The Company’s cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period, assuming an investment of $100 on December 31, 2019.
(7)    The LD&CC has selected the S&P U.S. Mid Cap Bank & Thrift Index as the Peer Group for this purpose, assuming an investment of $100 on December 31, 2019. Reinvestment of dividends, if any, is assumed. The Company obtained the information contained in this column from SNL Financial.
(8)    The dollar amounts represent the consolidated net income, as reflected in the Company’s audited financial statements in our Annual Report on Form 10-K for the applicable year, in thousands.

(9)    Net Interest Margin, tax equivalent (NIM) is a company selected measure. Although the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that NIM is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company performance. Customers funded, either directly or indirectly, PPP loans in 2020 and 2021. Customers substantially completed processing the guarantee payments for the PPP loans in early 2023. As such, the Company has utilized NIM in evaluating its performance since the first quarter of 2023. NIM, excluding PPP (a non-GAAP measure) for 2024 and 2023, together with 2022, 2021 and 2020, are presented in Appendix A to this Proxy Statement for the purpose of analyzing the information presented in the pay versus performance table. The Company uses non-GAAP measures to compare the current period presentation to historical periods. In addition, the Company believes the use of these non-GAAP measures provides additional clarity when assessing the Company’s financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. The Company’s reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included in Appendix A to this Proxy Statement.

Financial Performance Measures
The LD&CC considers NIM to be the most important financial performance measure, among other measures in the tabular list below, that is utilized to determine our executive compensation during 2024.

Tabular List of Financial Performance Measures
Financial Performance Measure
NIM
Immediately Available Liquidity in Excess of Uninsured Deposits
CET1 Ratio
3-Year Relative TSR
3-Year Relative ROACE
3-Year Relative Average Non-Performing Assets to Total Assets

Refer to our “Compensation Discussion and Analysis” beginning on page 39 for additional information about our short-term and long-term incentive program for our NEOs.
Analysis of the Information Presented in the Pay versus Performance Table
The Company’s executive compensation program reflects our pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table above. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.

Compensation Actually Paid and TSR
As shown in the above graph, over the past five years, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to other NEOs as a group (excluding the CEO) is aligned with the Company’s TSR over the past five years presented in the table. The actual value that our CEO and other NEOs could realize from these equity awards is greater.

Compensation Actually Paid and Net Income

Compensation Actually Paid vs. Net Income
Net income
Compensation Actually Paid to PEO
Avg. Compensation Actually Paid to Non-PEO NEOs
Millions
$50
$40
$30
$20
$10
$-
$(10)
$(20)
$(30)
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$-
132,578
314,647
228,034
250,143
181,469
2020
2021
2022
2023
2024

As shown in the above graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to other NEOs as a group (excluding the CEO) is aligned with the Company’s net income (dollars in thousands) over the past five years presented in the table.

Compensation Actually Paid and NIM
As shown in the above graph, the amount of compensation actually paid to the CEO and the average amount of compensation actually paid to other NEOs as a group (excluding the CEO) is aligned with the Company’s NIM over the past five years presented in the table.

Cumulative TSR of the Company and the Peer Group
As demonstrated by the above graph, the Company’s TSR over the five year period was $226.31, while the TSR of the peer group presented for this purpose, the S&P U.S. Mid Cap Bank & Thrift Index, was $105.26 over the same period presented in the table. The Company’s TSR outperformed the S&P U.S. Mid Cap Bank & Thrift Index during the five years presented in the table, representing the Company’s financial performance as compared to the financial institutions comprising the S&P U.S. Mid Cap Bank & Thrift Index. For more information regarding the Company’s performance and the financial institutions that the LD&CC considers when determining compensation, refer to “Compensation Discussion and Analysis”, “Compensation Decision-Making Process”, “Peer Groups” on page 54.
The pay for performance information reported above has been calculated in a manner consistent with the SEC rules based on payroll and stock plan records and the methodologies and assumptions described above. Companies have flexibility in the design of their compensation plans, in the allocation of targeted compensation to short- and long-term measures, and the selection of the types, features and terms, including vesting schedules, of long-term equity awards used over time, some of which may have been granted before or during the period covered by the above tables, and the design may have changed year to year, and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the ratios and relationships reported by other companies, which may have employed other compensation designs, estimates or assumptions, and which may have a significantly different compensation practices from the Company’s, are likely not comparable to the Company’s pay for performance disclosures.

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION TABLE (1) (2)
We have compensated the Company’s non-employee Directors for their services and expect to continue this practice.  Information relating to the compensation of the Company’s non-employee Directors during 2024 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Total ($)
Andrea R. Allon	38,321	161,679	200,000
Bernard B. Banks	—	191,662	191,662
Robert J. Buford	—	191,662	191,662
Rajeev V. Date (4)	78,331	121,669	200,000
Robert N. Mackay	—	191,662	191,662
Daniel K. Rothermel	130,000	121,669	251,669
T. Lawrence Way	78,331	121,669	200,000
Steven J. Zuckerman	—	199,989	199,989

(1)	The following columns are intentionally omitted from this table: Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation.
(2)	Jay S. Sidhu is not included in this table as he is an employee of the Company and the Bank and receives no compensation for his service as a Director.
(3)	Represents the grant date fair value of stock awards including those received in lieu of cash payments, calculated in accordance with FASB ASC Topic 718. The grant date fair value has been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in NOTE 14 - SHARE-BASED COMPENSATION PLANS of our Annual Report on Form 10-K for the year ended December 31, 2024.
(4)	Mr. Date resigned from the Board of Directors effective as of March 31, 2025.
For 2024, compensation for the Company’s non-employee Directors included a cash fee of $70,000 per year, payable in installments at the end of each quarter, and 2,500 shares of our Voting Common Stock issued under the 2019 Stock Plan (subject to the limitations on Director compensation set forth in the 2019 Stock Incentive Plan, as described below). Each of the Company’s non-employee Director has made an annual election to have none, 50%, or 100% of the cash fee paid in the form of Voting Common Stock.
Furthermore, Directors serving in certain positions during 2024 are entitled to receive an additional cash award as follows (subject to the limitations on Director compensation set forth in the 2019 Stock Incentive Plan, as described below):
•$35,000 for the Lead Independent Director;
•$30,000 for the Chair of the Audit Committee;
•$15,000 for the Chair of the LD&CC and the N&CG Committee; and
•$10,000 for the Chair of the Directors Risk Committee, the CSR Committee, the Regulatory Affairs Committee and the Bank’s Compliance Committee.
The Company’s 2019 Stock Incentive Plan provides that the maximum value of any stock-based awards granted to a non-employee Director of the Company in any one calendar year, taken together with any cash fees paid to such non-employee Director during such calendar year, shall not exceed $300,000 for the Lead Independent Director and $200,000 for all other non-employee Directors. Prior to giving effect to the limitations on Director compensation set forth in the 2019 Stock Incentive Plan, the Chair of the Audit Committee was entitled to receive total compensation equal to $221,669, the Chair of the LD&CC was entitled to receive total compensation equal to $206,678, the Chair of the CSR Committee was entitled to receive total compensation equal to $201,679 and the Chairs of the Regulatory Affairs Committee and the Bank’s Compliance Committee were each entitled to receive total compensation equal to $201,669.
Customers does not provide any additional Director benefits, a Director retirement plan, or fee deferral programs.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and certain officers, and persons who own more than ten percent of any class of the Company’s registered securities, to file, in their personal capacities, reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4 and 5, and amendments thereto, filed during or with respect to 2024, and written representations from the applicable reporting persons, we believe that all of our officers and Directors complied with all their applicable filing requirements during the fiscal year ended December 31, 2024, except that: (i) on March 3, 2024, Thomas Kasulka filed one late Form 3 reporting an initial statement of beneficial ownership of securities; (ii) on October 3, 2024, Nicholas Robinson filed one late Form 3 reporting an initial statement of beneficial ownership of securities; and (iii) on January 5, 2025, Jay Sidhu filed one late Form 4 reporting four late transactions.

TRANSACTIONS WITH RELATED PARTIES
Loans to Executives and Directors
Customers Bank makes loans to executive officers and Directors of the Company and the Bank in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Federal regulations prohibit Customers Bank from making loans to executive officers and Directors at terms more favorable than could be obtained by persons not affiliated with Customers Bank. Our policy towards loans to executive officers and Directors currently complies with this limitation.
There were no extensions of credit under Regulation O during 2024 requiring approval of the Board of Directors.
Code of Ethics and Business Conduct
We have a Code of Ethics and Business Conduct applicable to our Directors, officers and team members, including our CEO, CFO and other executives pursuant to which all Directors, officers and team members must promptly disclose to us, any material transactions, activities or relationships that reasonably could be expected to give rise to an actual or apparent conflict of interest with the Company, including Customers Bank. In approving or rejecting the proposed arrangement, the Board of Directors must consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a Director’s independence. The Board of Directors may only approve those activities or relationships that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Board of Directors determines in the good faith exercise of its discretion. The Code of Conduct prohibits transactions involving Directors and executive officers with the Company, including Customers Bank, other than routine banking services.
Affiliate and Related Party Transaction Policy
The Company’s Board of Directors has also adopted the Affiliate and Related Party Transaction Policy (the “Transaction Policy”). The Transaction Policy is a written policy and set of procedures for the review and approval or ratification of transactions involving Affiliates and Related Parties (as such terms are defined in the Transaction Policy).
Related Parties are defined in the Transaction Policy as owners of more than 5% of any class of voting securities of the Company, Directors or executive officers of the Company, or nominees to become Directors, since the beginning of the last fiscal year, and “related persons” and others as provided in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, immediate family members if involved in Company transactions and organizations, including charitable, where the foregoing have a material relationship or interest to such organization. Affiliates are defined in the Transaction Policy as “affiliates” as provided in Sections 23A and 23B of the Federal Reserve Act and Regulation W issued by the Board of Governors of the Federal Reserve System, and can include anyone that controls, that is under common control with, or that is controlled by the Company, investment funds where an affiliate is a fund investment advisor, and “executive officers”, “Directors”, “principal shareholders”, “related interests” of a person, “insider”, “immediate family” and “Subsidiary” as defined in Regulation O issued by the Board of Governors of the Federal Reserve System.

The Transaction Policy is administered through the Company’s Audit Committee, with appropriate involvement and input from the Company’s Audit and Legal Departments. The Audit Committee (i) has the responsibility to interpret and enforce the Transaction Policy, (ii) may amend the Transaction Policy from time to time and (iii) may delegate administrative responsibilities within the Company or to third parties as the Audit Committee deems appropriate to accomplish the objectives of the Transaction Policy. All transactions covered by the Transaction Policy are prohibited unless approved or ratified by the Audit Committee and, when determined necessary by the Audit Committee pursuant to the Related Transaction Policy, the Company’s Board of Directors. To help identify related person transactions and relationships, each Director and executive officer completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or is proposed to have with the Company.
Transactions involving Affiliates that are subject to the Transaction Policy include extensions of credit, purchase or sale of loans, referrals or brokerage of loans, indebtedness to another “member bank” or correspondent bank, purchases of or investments in securities, purchase or sale of services, goods and other assets, issuance of guarantees, acceptances or letters of credit and third party transactions where an Affiliate benefits from transaction proceeds.
Transactions involving Related Parties that are subject to the Transaction Policy include transactions where there is a direct or indirect interest by the Related Party and the amount involved is over $120,000.
Transactions covered by the Transaction Policy are required to be referred to the Audit Committee. The Legal Department is responsible for coordinating the performance of appropriate legal research and obtaining opinions regarding the disposition of the transaction, and communicating such information to the Audit Committee with recommendations, including if any regulatory application needs to be prepared to report or obtain authorization of the transaction. The Audit Committee will approve, ratify, recommend change to or deny the transaction, or schedule the referral for follow up reporting or presentations. Material transactions and transactions covered by Regulation O are required to be referred by the Audit Committee to the Company’s Board of Directors for disposition.

SHAREHOLDER PROPOSALS

Shareholder Proposals for Inclusion in the 2026 Proxy Statement
The Company’s shareholders are entitled to submit proposals to be included in our proxy materials for the Annual Meeting of Shareholders in 2026, provided that these matters are appropriate for shareholder action and that the shareholder complies with all of the applicable rules and requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). To be eligible for inclusion, shareholder proposals must be received by our Corporate Secretary at 701 Reading Avenue, West Reading, Pennsylvania 19611 no later than December 18, 2025.
Director Nominations and Other Shareholder Proposals for Presentation at the 2025 Annual Meeting
Our Amended and Restated Bylaws require advanced notice of any proposal of business to be brought before an annual meeting by a shareholder that will not be included in our proxy materials, including any such proposal for the nomination for election of a Director. Any such shareholder proposal must be a matter appropriate for shareholder action that complies with the requirements of the Company’s Amended and Restated Bylaws and for which written notice is received by our Corporate Secretary at 701 Reading Avenue, West Reading, Pennsylvania 19611 not later than the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the next annual meeting has been changed by more than 30 days from the first anniversary date, in which case the Amended and Restated Bylaws provide alternative dates for timeliness). Accordingly, any shareholder who wishes to have a nomination or other business considered by shareholders at the 2025 Annual Meeting must deliver written notice to the Corporate Secretary (containing the information required by the Amended and Restated Bylaws) no earlier than January 27, 2025 and no later than February 26, 2025. Any proposal received outside of these dates will be considered untimely. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (i) the Company includes in its Proxy Statement advice on the nature of the proposals and how it intends to exercise its voting discretion, and (ii) the proponent does not comply with the applicable provisions of the SEC’s rules. The deadline for providing notice of a solicitation of proxies in support of Director nominees other than the Company’s nominees in connection with the 2025 Annual Meeting pursuant to Exchange Act Rule 14a-19, the SEC’s universal proxy rule, is March 28, 2025. Compliance with Rule 14a-19, including the notice requirements, is required in addition to compliance with the requirements of the Company’s Amended and Restated Bylaws.

OTHER BUSINESS
The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote the proxy in accordance with their judgment on those matters.

INFORMATION REGARDING THE ANNUAL MEETING
At the meeting, you will be asked to consider and vote to elect two Directors of Customers Bancorp, Inc. to serve a three-year term and one Director to serve a one-year term, to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Customers Bancorp, Inc. for the fiscal year ending December 31, 2025, to approve a non-binding advisory vote on named executive officer compensation, and to approve an amendment to the Customers Bancorp, Inc. 2019 Stock Incentive Plan.
Similar to last year, our 2025 Annual Meeting will be held as a virtual Annual Meeting, which will allow our shareholders to attend the Annual Meeting through a live webcast. Attending the meeting on a virtual basis has the same effect as if you were physically present at the Annual Meeting – you will be able to vote, ask questions and take any other action permitted under our governing documents, applicable law and the rules of the meeting.
The Annual Meeting will be held Tuesday, May 27, 2025 beginning at 10:00 a.m., Eastern Time.
Shareholders attending the Annual Meeting through the live webcast should log into the meeting by visiting www.meetnow.global/MXKPVSL.
You are entitled to participate in the Annual Meeting only if you were a shareholder as of the close of business on April 1, 2025, the Record Date for the Annual Meeting, or if you hold a valid proxy for the Annual Meeting.
The Annual Meeting webcast will begin promptly at 10:00 a.m., Eastern Time. Online access will begin at 9:45 a.m. We encourage you to complete the log in process and access the webcast prior to the start time.
Attendance by Record Holders of Customers Shares
If you are shareholder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. To attend and participate in the Annual Meeting, you can attend the meeting by accessing www.meetnow.global/MXKPVSL and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.
Attendance by “Street Name” Holders of Customers Shares
If you are a beneficial owner (or “street name” holder) holding your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the virtual Annual Meeting. You will first need to obtain a valid proxy (also known as a “legal proxy”) from your broker, bank or other nominee.
After you have received a valid proxy from your broker, bank or other nominee, you must register to attend the Annual Meeting by submitting the valid proxy reflecting your Company shareholdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Wednesday, May 21, 2025.
Requests for registration should be directed to us at the following:
By email:
Forward the email from your broker, bank or other nominee or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail:
Computershare
Customers Bancorp, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
If you complete the registration process properly, you will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MXKPVSL and enter the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.

Voting and Submitting Questions During the Annual Meeting
During the virtual Annual Meeting webcast, you will be able to submit questions to the Board through the virtual meeting center website. Shareholders entitled to vote at the Annual Meeting also will be able to vote their shares electronically on the virtual meeting website if they have not yet voted their shares or wish to change a vote submitted previously either by returning the proxy card or online or by telephone.
NOTE THAT IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY OR HAVE ALREADY VOTED ONLINE OR BY PHONE AND DO NOT WANT TO CHANGE YOUR VOTE, YOU DO NOT NEED TO VOTE ELECTRONICALLY DURING THE VIRTUAL ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON 'MAY 27, 2025
This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.envisionreports.com/CUBI. This website also enables shareholders to vote their proxy. These documents are also available on the Company’s website at www.customersbank.com, by selecting “Investors,” and then “Proxy statements” or “SEC filings”, as appropriate.
Again this year, we are using the “Notice and Access” method of providing proxy materials to you via the internet instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our Proxy Statement and 2024 Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.
Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, which has been mailed to our shareholders, provides instructions regarding how you may access and review all of the proxy materials on the internet. The Notice and Access card also instructs you on how to submit your proxy vote via the internet or telephone. Before voting, ensure that you have located your 15 digit control number, which can only be found in the shaded bar in the top right corner of your Notice and Access card. This ID is unique to you and must be provided at the time of voting.
If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card or as set forth below. There is no charge to you for requesting copies. Please make your request for copies as instructed below on or before 5:00 p.m., Eastern Time, on May 12, 2025 to facilitate timely delivery.
Here's how to order a copy of the proxy materials and select a future delivery preference:
•Paper copies: Current and future paper delivery requests can be submitted via the telephone, internet or email options below.
•Email copies: Current and future email delivery requests must be submitted via the internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use your 15 digit control number in the shaded bar of the Notice and Access card when requesting a set of paper copies of the proxy materials.

Internet – Go to www.envisionreports.com/CUBI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send email to investorvote@computershare.com with “Proxy Materials Customers Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the 15 digit control number located in the shaded bar on the Notice and Access card, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials by following the instructions on the intermediary Notice and Access card. If you receive paper copies, many intermediaries provide instructions for their beneficial holders to provide voting instructions via the internet or by telephone.
If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?
The Company has sent you a Notice and Access card regarding the availability of proxy materials for the shareholder meeting because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions included in the Notice and Access card and vote using the internet or telephone, or you may request paper copies of the Proxy Statement, Annual Report, and proxy card and complete, sign, and return the proxy card or follow the instructions on the proxy card to vote using the internet or telephone. You may also vote during the meeting.
The Company has separately mailed the Notice and Access card and a proxy card to all shareholders of record of our Voting Common Stock entitled to vote at the meeting and is making the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, available to you electronically.
When is the Annual Meeting?
The Annual Meeting will be held on Tuesday, May 27, 2025, at 10:00 a.m., Eastern Time.
Where is the Annual Meeting?
This year’s Annual Meeting will be held as a “virtual” meeting of shareholders, which will be conducted exclusively by webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetnow.global/MXKPVSL and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.
Why is the Annual Meeting being held as a virtual meeting?
We believe that by using virtual meeting technology we are able to provide expanded access, improved communication and cost savings for our shareholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.
How can I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MXKPVSL. You also will be able to vote your shares online by attending the Annual Meeting by webcast.
To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the Internet?
Attendance by Record Holders of Customers Shares
If you are shareholder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. To attend and participate in the Annual Meeting, you can attend the meeting by accessing www.meetnow.global/MXKPVSL and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.
Attendance by “Street Name” Holders of Customers Shares
If you are a beneficial owner (or “street name” holder) holding your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to attend the virtual Annual Meeting. You will first need to obtain a valid proxy (also known as a “legal proxy”) from your broker, bank or other nominee.
After you have received a valid proxy from your broker, bank or other nominee, you must register to attend the Annual Meeting by submitting the valid proxy reflecting your Company shareholdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Wednesday, May 21, 2025.
Requests for registration should be directed to us at the following:
By email:
Forward the email from your broker, bank or other nominee or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail:
Computershare
Customers Bancorp, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
If you complete the registration process properly, you will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MXKPVSL and enter the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials you previously received.
What if I have trouble accessing the Annual Meeting virtually?
The virtual meeting platform is fully supported across most commonly used browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. (Note: Internet Explorer is not a supported browser.) Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance, should you need it, you may call 1-888-724-2416 or International +1 781-575-2748.
Who is entitled to vote at the meeting?
To be able to vote, you must have been a beneficial owner or a shareholder of record of the Company’s Voting Common Stock on April 1, 2025, the Record Date set by the Board of Directors for shareholders to be entitled to notice of, and to vote at, the meeting.
Shareholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares of Voting Common Stock were registered directly in your name, then you are a shareholder of record. As a shareholder of record you may vote in person at the meeting or by proxy. Whether or not you plan to attend the virtual meeting, we urge you to vote using the Internet or telephone, or if you request a paper copy of the proxy materials, complete and return the accompanying proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent. If, at the close of business on the Record Date, your shares were not held directly in your name, but rather were held in an account at a brokerage firm, bank, or by another agent, you are the beneficial owner of shares held in “street name” and the notice of proxy materials is being forwarded to you by your broker, bank, or other agent. The broker, bank, or other agent holding your shares in that account is considered to be the shareholder of record for purposes of voting at the meeting.

As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares of Voting Common Stock in your account. If you would like to participate in the meeting and vote your shares during the meeting, you must complete the registration process described in “INFORMATION REGARDING THE ANNUAL MEETING – Attendance by “Street Name” Holders of Customers Shares.”
What am I being asked to vote on?
There are three matters scheduled for a vote at the meeting:
1.To elect two Directors of the Company to serve a three-year term and one Director to serve a one-year term;
2.To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025; and
3.To approve a non-binding advisory resolution on named executive officer compensation.
The Company’s Board of Directors recommends a vote “FOR” each of the Director nominees identified in this Proxy Statement, and “FOR” Proposals 2 and 3.
How many votes do I have?
Each holder of the Company’s Voting Common Stock is entitled to one vote per share held as of the Record Date.
What is a quorum?
The presence, in person or by proxy, of holders of a majority of shares of the Company’s Voting Common Stock will constitute a quorum for purposes of conducting business at the Annual Meeting. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
Shares of the Company’s Voting Common Stock represented by a properly executed and delivered proxy which casts a vote on any matter, other than a procedural matter, will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked or designated as casting a vote or abstaining on a particular matter. Shares of the Company’s Voting Common Stock represented by broker non-votes will be counted as present for purposes of determining a quorum if such shares have been voted on any matter other than a procedural matter. “Broker non-votes” are shares held in record name by brokers or other nominees on behalf of beneficial owners as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the brokers or other nominees do not have discretionary voting power to vote such shares on a particular proposal.
If there is no quorum, a majority of all votes cast at the meeting may adjourn the meeting to another date.
What vote is required?
For Proposal 1, if a quorum is present, a majority of the votes cast in person or by proxy for each Director position is required to elect the applicable nominee. “Majority of votes cast” means that the number of shares voted “FOR” a Director position exceeds 50% of the total number of votes cast with respect to that position, with votes “cast” including all votes “FOR” and “AGAINST”. Cumulative voting is not permitted. Proposal 1 is considered to be a “non-routine” item, so there may be broker non-votes on this proposal. “ABSTAIN” votes and broker non-votes will not count as votes cast and therefore are not counted for purposes of determining the election of Directors.
For Proposals 2 and 3, if a quorum is present, the affirmative vote of a majority of the shares of Voting Common Stock cast, in person or by proxy at the Annual Meeting, is required to approve such proposals. Proposal 2 is considered to be a “routine” item, so brokers will have the discretion to vote uninstructed shares on behalf of beneficial owners with respect to this proposal. As a result, we do not expect there will be broker non-votes for this proposal, although a broker might otherwise fail to submit a vote. Proposal 3 is considered to be a“non-routine” item, so there may be broker non-votes with respect to this proposal. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of those proposals. As noted above, because Proposal 3 is an advisory vote, our Board and Leadership Development and Compensation Committee will consider the shareholder vote, but it will not be binding on us.

For beneficial owners, the rules that guide how most brokers vote your stock have changed over the last several years. The rules provide that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules now provide that the election of Directors is not a “routine” matter. The ratification of the appointment of our independent registered public accounting firm for 2025 is the only current proposal that is considered a “routine” matter under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your uninstructed shares only with respect to that matter if you have not furnished voting instructions within a specified period of time prior to the meeting.
How do I vote?
For Proposal 1, the election of Directors, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for one or more of the nominees. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting.
The procedures for voting are as follows:
Shareholder of Record: Shares Registered in Your Name. If you are a shareholder of record, you may vote in person at the meeting. Alternatively, you may vote by proxy by following the instructions on the Notice and Access card sent to you using the Internet or telephone, or if you request paper copies of the Proxy Statement, Annual Report and proxy card, you may vote using the accompanying proxy card or by Internet or telephone. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote during the meeting by following the instructions on the website.
To vote during the meeting, you should follow the instructions for voting provided on the virtual meeting website.
If you received a Notice and Access card, to vote by Internet or telephone, follow the instructions of the Notice and Access card. If you order paper copies of the Proxy Statement, Annual Report and proxy card, to vote by mail, simply complete, sign, and date the proxy card separately mailed to you and return it promptly in the envelope provided. To vote by Internet or telephone, follow the instructions on the proxy card for Internet or telephone voting.
If you return your signed proxy card to us before the meeting, or you vote by internet or telephone, we will vote your shares as you direct unless you revoke your proxy.
Beneficial Owner: Shares Registered in the Name of Broker, Bank, or Other Agent. If your shares of the Company’s Voting Common Stock are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank, or other nominee, in lieu of a Notice and Access card you should receive a voting instruction form from that institution by mail. Complete and return the instruction card to ensure that your vote is counted.
If you would like to participate in the meeting and vote your shares during the meeting, you must complete the registration process described in “INFORMATION REGARDING THE ANNUAL MEETING – Attendance by “Street Name” Holders of Customers Shares.” We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the meeting.
What if I return a proxy card but do not make specific choices?
If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” Proposals 2 and 3, and “FOR” each of the nominees recommended by the Board of Directors. If any other matter is properly presented at the meeting, then one of the proxies named on the proxy card will vote your shares using his or her best judgment.
What if I receive more than one proxy card or voting instruction form?
If you receive more than one proxy card, Notice and Access card, or voting instruction card because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card, or vote your shares online for each Notice and Access card received and return each voting instruction card to ensure that all of your shares will be voted. Only shares relating to proxy cards and voting instruction forms that have been signed, dated, and timely returned or shares that have been voted online relating to Notice and Access cards, will be counted in the quorum and voted.
Who will count the votes and how will my votes be counted?
Votes will be counted by the judge of election appointed by the Board of Directors for the Annual Meeting. The judge of election will count, “FOR,” “AGAINST” or “ABSTAIN” votes, as applicable, for Proposals 1, 2 and 3.

Can I change my vote after I have sent you my proxy?
Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•You may submit another properly completed proxy with a later date;
•You may send a written notice that you are revoking your proxy to our Corporate Secretary at our principal executive offices: 701 Reading Avenue, West Reading, Pennsylvania 19611, which revocation must be received no later than the start of the Annual Meeting; or
•You may attend the meeting and vote electronically (however, simply attending the meeting will not, by itself, revoke your proxy).
Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.
If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by them to revoke your proxy.
How may I communicate with the Board of Directors?
Shareholders and other parties may communicate with our Board, any Director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Depending on the nature of the communication, the correspondence either will be forwarded to the Director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any Director or committee of our Board. Communications should be addressed to the Customers Bancorp, Inc. Board of Directors, c/o Company’s Corporate Secretary at 701 Reading Avenue, West Reading, PA 19611. This is also the process by which any interested party may communicate with the Lead Independent Director and our non-employee Directors as a group.
Who will bear the cost of soliciting proxies?
The Company will bear the entire cost of the solicitation of proxies for the meeting, including the preparation, assembly, printing, and distribution of this Proxy Statement, the Notice and Access mailing, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by the Company’s Directors, officers, or employees. No additional or special compensation will be paid to those individuals for any such solicitation services. The Company has also engaged Georgeson, Inc. (“Georgeson”), a professional proxy solicitation firm, to assist in the solicitation of proxies for the 2025 Annual Meeting. Georgeson will be paid a fee of approximately Eight Thousand dollars ($8,000).
How can I find out the results of the voting at the meeting?
The Company will provide the voting results in a Form 8-K to be filed with the SEC no later than the fourth business day after the Annual Meeting.

What is the recommendation of the Board of Directors?

PROPOSALS FOR YOUR VOTE	BOARD RECOMMENDATION
1. Electing two Directors of the Company to serve a three-year term and one Director to serve a one-year term;	FOR each nominee

2. Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR

3. Approving, on an advisory basis, compensation of our Named Executive Officers	FOR
With respect to any other matter that properly comes before the meeting, the proxies will vote in accordance with their best judgment. The judge of election for the meeting will be a representative of our transfer agent, Computershare, Inc., or, in his or her absence, one or more other individuals to be appointed in accordance with the Company’s Bylaws.
If you vote pursuant to the Notice and Access cards, or using the proxy card, and you do not specify how you want to vote, the persons named as proxies will vote in accordance with the recommendations of the Company’s Board of Directors with respect to each proposal, and in their discretion with respect to any other matter properly brought before the Annual Meeting.
Whom should I call if I have questions about the meeting?
If you have any trouble accessing the webcast or experience any technical difficulties during the Annual Meeting, including any issues regarding voting or submitting questions, please call 1-888-724-2416.

ANNUAL REPORT
A Notice and Access card was mailed on or about April 17, 2025 to our shareholders of record as of the close of business on April 1, 2025 informing those shareholders that a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, containing, among other things, financial statements examined by our independent registered public accounting firm, as well as this Proxy Statement, was available electronically for their inspection and use at www.envisionreports.com/CUBI.
Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from the Company’s Corporate Secretary at 701 Reading Avenue, West Reading, PA 19611. The Annual Report on Form 10-K can also be obtained by going to the Company’s website at www.customersbank.com, and selecting “Investors” and then “SEC Filings.”
SHAREHOLDERS ARE URGED TO FOLLOW THE INSTRUCTIONS FOR VOTING THAT WERE PROVIDED AS PART OF THE NOTICE AND ACCESS CARD.

By Order of the Board of Directors

Andrew B. Sachs, Corporate Secretary

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
APPENDIX A: RECONCILIATION OF GAAP TO NON-GAAP MEASURES
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. Presentation of these non-GAAP financial measures is consistent with how Customers evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers’ industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings and Adjusted Core Earnings	Twelve Months Ended December 31,
	2024		2023		2022		2021		2020		2019
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$166,429	$5.09	$235,448	$7.32	$218,402	$6.51	$300,134	$8.91	$118,537	$3.74	$64,868	$2.05
Reconciling items (after tax):
Net loss from discontinued operations	—	—	—	—	—	—	39,621	1.18	10,461	0.33	2,060	0.07
Severance expense	3,666	0.11	1,251	0.04	1,058	0.03	1,517	0.05	—	—	373	0.01
Impairments on fixed assets and leases	—	—	98	0.00	1,051	0.03	1,118	0.03	—	—	—	—
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	—	—	—	—	5,682	0.18
Merger and acquisition related expenses	—	—	—	—	—	—	320	0.01	1,038	0.03	76	0.00
Loss on sale of consumer installment loans	—	—	—	—	18,221	0.54	—	—	—	—	—	—
Loss on sale of capital call lines of credit	—	—	3,914	0.12	—	—	—	—	—	—	—	—
Legal settlements and reserves	157	0.00	—	—	—	—	897	0.03	258	0.01	1,520	0.05
(Gains) losses on investment securities	20,331	0.62	407	0.01	18,926	0.56	(26,015)	(0.77)	(17,412)	(0.55)	(1,912)	(0.06)
Loss on sale of foreign subsidiaries	—	—	—	—	—	—	2,150	0.06	—	—	—	—
Loss on cash flow hedge derivative terminations	—	—	—	—	—	—	18,716	0.56	—	—	—	—
Derivative credit valuation adjustment	4	0.00	219	0.01	(1,243)	(0.04)	(1,285)	(0.04)	5,811	0.18	811	0.03
Risk participation agreement mark-to-market adjustment	—	—	—	—	—	—	—	—	(1,080)	(0.03)	—	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	—	—	—	—	—	—	595	0.02
Deposit relationship adjustment fees	—	—	—	—	—	—	4,707	0.14	—	—	—	—
Loss on redemption of preferred stock	—	—	—	—	—	—	2,820	0.08	—	—	—	—
Unrealized (gain) on equity method investments	(8,608)	(0.26)	—	—	—	—	—	—	—	—	—	—

Core Earnings and Adjusted Core Earnings	Twelve Months Ended December 31,
	2024		2023		2022		2021		2020		2019
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
Unrealized losses on loans held for sale	608	0.02	—	—	—	—	—	—	1,913	0.06	—	—
Tax on surrender of bank-owned life insurance policies	—	—	4,141	0.13	—	—	—	—	—	—	—	—
FDIC special assessment	518	0.02	2,755	0.09	—	—	—	—	—	—	—	—
Core earnings	$183,105	$5.60	$248,233	$7.72	$256,415	$7.63	$344,700	$10.23	$119,526	$3.77	$74,073	$2.35
One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	5,405	0.17	—	—	—	—	—	—	—	—	—	—
FDIC premiums prior to 2024	3,200	0.10	—	—	—	—	—	—	—	—	—	—
Non-income taxes prior to 2024	(2,457)	(0.08)	—	—	—	—	—	—	—	—	—	—
Total one-time non-interest expense items	6,148	0.19	—	—	—	—	—	—	—	—	—	—
Adjusted core earnings (adjusted for one-time non-interest expense items)	$189,253	$5.78	$248,233	$7.72	$256,415	$7.63	$344,700	$10.23	$119,526	$3.77	$74,073	$2.35

Core Return on Average Assets and Adjusted Core Return on Average Assets	Twelve Months Ended December 31,
(dollars in thousands except per share data)	2024	2023	2022	2021	2020
GAAP net income	$181,469	$250,143	$228,034	$314,647	$132,578
Reconciling items (after tax):
Net loss from discontinued operations	—	—	—	39,621	10,461
Severance expense	3,666	1,251	1,058	1,517	—
Impairments on fixed assets and leases	—	98	1,051	1,118	—
Merger and acquisition related expenses	—	—	—	320	1,038
Loss on sale of consumer installment loans	—	—	18,221	—	—
Loss on sale of capital call lines of credit	—	3,914	—	—	—
Legal settlements and reserves	157	—	—	897	258
(Gains) losses on investment securities	20,331	407	18,926	(26,015)	(17,412)
Loss on sale of foreign subsidiaries	—	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	—	—	18,716	—
Derivative credit valuation adjustment	4	219	(1,243)	(1,285)	5,811
Tax on surrender of bank-owned life insurance policies	—	4,141	—	—	—
FDIC special assessment	518	2,755	—	—	—
Deposit relationship adjustment fees	—	—	—	4,707	—
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,080)
Unrealized (gain) on equity method investments	(8,608)	—	—	—	—
Unrealized losses on loans held for sale	608	—	—	—	1,913
Core net income	$198,145	$262,928	$266,047	$356,393	$133,567

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	5,405	—	—	—	—
FDIC premiums prior to 2024	3,200	—	—	—	—
Non-income taxes prior to 2024	(2,457)	—	—	—	—
Total one-time non-interest expense items	6,148	—	—	—	—
Adjusted core earnings (adjusted for one-time non-interest expense items)	$204,293	$262,928	$266,047	$356,393	$133,567

Average total assets	$21,434,190	$21,486,383	$20,109,744	$19,199,936	$15,604,801

Core return on average assets	0.92%	1.22%	1.32%	1.86%	0.86%

Adjusted core return on average assets (adjusted for one-time non-interest expense items)	0.95%	1.22%	1.32%	1.86%	0.86%

Core Return on Average Common Equity and Adjusted Core Return on Average Common Equity	Twelve Months Ended December 31,
(dollars in thousands except per share data)	2024	2023	2022	2021	2020
GAAP net income to common shareholders	$166,429	$235,448	$218,402	$300,134	$118,537
Reconciling items (after tax):
Net loss from discontinued operations	—	—	—	39,621	10,461
Severance expense	3,666	1,251	1,058	1,517	—
Impairments on fixed assets and leases	—	98	1,051	1,118	—
Merger and acquisition related expenses	—	—	—	320	1,038
Loss on sale of consumer installment loans	—	—	18,221	—	—
Loss on sale of capital call lines of credit	—	3,914	—	—	—
Legal settlements and reserves	157	—	—	897	258
(Gains) losses on investment securities	20,331	407	18,926	(26,015)	(17,412)
Loss on sale of foreign subsidiaries	—	—	—	2,150	—
Loss on cash flow hedge derivative terminations	—	—	—	18,716	—
Derivative credit valuation adjustment	4	219	(1,243)	(1,285)	5,811
Tax on surrender of bank-owned life insurance policies	—	4,141	—	—	—
FDIC special assessment	518	2,755	—	—	—
Deposit relationship adjustment fees	—	—	—	4,707	—
Risk participation agreement mark-to-market adjustment	—	—	—	—	(1,080)
Loss on redemption of preferred stock	—	—	—	2,820	—
Unrealized (gain) on equity method investments	(8,608)	—	—	—	—
Unrealized losses on loans held for sale	608	—	—	—	1,913
Core earnings	$183,105	$248,233	$256,415	$344,700	$119,526
One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	5,405	—	—	—	—
FDIC premiums prior to 2024	3,200	—	—	—	—
Non-income taxes prior to 2024	(2,457)	—	—	—	—
Total one-time non-interest expense items	6,148	—	—	—	—
Adjusted core earnings (adjusted for one-time non-interest expense items)	$189,253	$248,233	$256,415	$344,700	$119,526

Average total common shareholders’ equity	$1,606,764	$1,358,564	$1,254,979	$1,043,906	$814,769

Core return on average common equity	11.4%	18.3%	20.4%	33.0%	14.7%

Adjusted core return on average common equity (adjusted for one-time non-interest expense items)	11.8%	18.3%	20.4%	33.0%	14.7%

Net Interest Margin, Tax Equivalent, excluding PPP	Twelve Months Ended December 31,
(dollars in thousands)	2024	2023	2022	2021	2020
GAAP net interest income	$654,404	$687,449	$623,720	$685,074	$403,688
PPP net interest (income) expense	1,374	(11,364)	(60,402)	(261,279)	(54,583)
Tax-equivalent adjustment	1,556	1,568	1,185	1,147	874
Net interest income tax equivalent, excluding PPP	$657,334	$677,653	$564,503	$424,942	$349,979

GAAP average total interest earning assets	$20,915,718	$20,971,198	$19,588,374	$18,566,321	$14,933,317
Average PPP loans	(43,659)	(341,987)	(1,724,659)	(5,108,192)	(3,121,157)
Adjusted average total interest earning assets	$20,872,059	$20,629,211	$17,863,715	$13,458,129	$11,812,160

Net interest margin, tax equivalent, excluding PPP	3.15%	3.28%	3.16%	3.16%	2.96%

Tangible Book Value per Common Share	December 31,
(dollars in thousands except share and per share data)	2024	2023	2022	2021	2020	2019
GAAP total shareholders’ equity	$1,836,683	$1,638,394	$1,402,961	$1,366,217	$1,117,086	$1,052,795
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(217,471)	(217,471)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,736)	(14,298)	(15,195)
Tangible common equity	$1,695,260	$1,496,971	$1,261,538	$1,224,687	$885,317	$820,129

Common shares outstanding	31,346,507	31,440,906	32,373,697	32,913,267	31,705,088	31,336,791

Tangible book value per common share	$54.08	$47.61	$38.97	$37.21	$27.92	$26.17

Tangible Common Equity to Tangible Assets
(dollars in thousands)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
GAAP total shareholders’ equity	$1,836,683	$1,801,180	$1,746,865	$1,691,617	$1,638,394
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,695,260	$1,659,757	$1,605,442	$1,550,194	$1,496,971

GAAP total assets	$22,308,241	$21,456,082	$20,942,975	$21,347,367	$21,316,265
Reconciling Items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets	$22,304,612	$21,452,453	$20,939,346	$21,343,738	$21,312,636

Tangible common equity to tangible assets	7.6%	7.7%	7.7%	7.3%	7.0%

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/CUBI or scan the QR code — login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Shareholder Meeting Proxy Card
 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
	For	Against	Abstain			For	Against	Abstain		For	Against	Abstain
01 - Andrea R. Allon	☐	☐	☐	02 - Bernard B. Banks		☐	☐	☐	03 - Daniel K. Rothermel	☐	☐	☐

			For	Against	Abstain					For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.			☐	☐	☐	3. To approve a non-binding advisory resolution on named executive officer compensation.				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

The 2025 Annual Meeting of Shareholders of Customers Bancorp, Inc. will be held on
Tuesday, May 27, 2025 at 10:00 a.m. Eastern Time, virtually via the internet at www.meetnow.global/MXKPVSL.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Customers Bancorp, Inc.

2025 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2025

Andrew B. Sachs and Jay Sidhu, and each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Customers Bancorp, Inc. to be held on May 27, 2025 or at any postponement or adjournment thereof.

Shares represented by this proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR each of the nominees recommended by the Board of Directors and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.